FILE NO. 1-9120

                                   FORM U-3A-2

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.

                          Statement by Holding Company
                      Claiming Exemption Under Rule U-3A-2
                           from the Provisions of the
                   Public Utility Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                  --------------------------------------------

                                (Name of company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:


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      1. Name, State of organization, location and nature of business of claimant, and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

1. Public Service Enterprise Group Incorporated (PSEG), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG has four direct wholly-owned subsidiaries, Public Service Electric and Gas Company (PSE&G), PSEG Power LLC (Power), PSEG Energy
Holdings Inc. (Energy Holdings), and PSEG Services Corporation (Services). PSEG also has 331 indirect subsidiaries. Details are as follows:

1.1. PSE&G, a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an operating public utility company engaged principally in the generation, transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. Per the New Jersey Board of Public Utilities' (BPU) mandate pursuant to the New Jersey Electric Discount and Energy Competition Act, the New Jersey Energy Master Plan proceedings and associated BPU Orders, PSEG Power L.L.C. was formed to provide generation services in the deregulated, competitive electricity market throughout the Eastern United States. During 2000, PSE&G expects to sell its generation-related assets to Power and Power will then own and operate PSE&G's generation business. As of December 31, 1999, PSE&G comprised 77% of PSEG's assets. PSE&G's 1999 revenues were 91% of PSEG's revenues and PSE&G's earnings available to PSEG were 89% of PSEG's income before extraordinary item.

PSE&G has 6 direct wholly-owned subsidiaries; one direct 99%-owned subsidiary (the remaining 1% of which is owned by PSE&G's subsidiary, Public Service Corporation of New Jersey); one direct 50%-owned subsidiary (the remaining 50% of which is owned by Potomac Electric Power Company, a Virginia and District of Columbia corporation) and one indirect wholly-owned subsidiary, as follows:

1.1.A. PSE&G Fuel Corporation (Fuelco), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fuelco provides financing, unconditionally guaranteed by PSE&G, of up to $125 million aggregate principal amount at any one time outstanding with respect to its 42.49% interest in the nuclear fuel acquired for Peach Bottom Atomic Power Station Units 2 and 3.

1.1.B. New Jersey Properties, Inc. (NJP), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. NJP acquires certain real estate from time to time.

1.1.C. Public Service Corporation of New Jersey (PSC of NJ), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSC of NJ owns 1% of Public Service New Millennium Economic Development Fund L.L.C. (see below).


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1.1.D. The Francis Corporation (TFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. TFC acquires certain real estate from time to time.

1.1.E. Public Service New Millennium Economic Development Fund LLC (New Millennium) has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. New Millennium is a direct 99%-owned subsidiary of PSE&G, with the remaining 1% owned by PSC of NJ. New Millennium supports economic development and programs providing technology to improve education and health care in urban areas of New Jersey, and has one direct subsidiary, discussed below.

1.1.E.1. Tradelink New Jersey International Business Center, Inc. (Tradelink), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Tradelink is a direct subsidiary of Public Service New Millennium Economic Development Fund LLC and operates a full service turn-key office suite facility designed to attract foreign firms to establish a business presence in New Jersey.

1.1.F. Public Service Energy Trading Company (PS Trading), a New Jersey corporation formed in 1997, has its principal executive offices at 80 Park Plaza, Newark, New Jersey, 07102 and is currently inactive.

1.1.G. Gridco International LLC (Gridco International), a Delaware corporation, has its principal executive offices at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. Gridco International, a direct 50%-owned subsidiary of PSE&G with the remaining 50% owned by Potomac Electric Power Company, a Virginia and District of Columbia corporation, is currently inactive.

1.1.H. PSE&G Transition Funding LLC (Transition Funding), a Delaware Limited Liability Company, has its principal offices at 1209 Orange Street, Wilmington, Delaware 19801. PSE&G is the sole member (parent) of Transition Funding. Transition Funding is organized for the purpose of purchasing intangible transition property, investing in investment securities, issuing transition bonds and entering into related credit enhancement transactions.

1.2. PSEG Power LLC (Power), a Delaware Limited Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Power, a wholly-owned subsidiary of PSEG, was formed to acquire, own and operate the electric generation-related assets of PSE&G which are anticipated to be sold to Power during 2000. Power has three direct wholly-owned subsidiaries and one indirect wholly-owned subsidiary, discussed below.

1.2.A. PSEG Energy Resources & Trade LLC (ER&T), a Delaware Limited Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. ER&T, a wholly-owned subsidiary of Power, was formed to perform energy marketing and energy trading functions for Power.


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1.2.B. PSEG Fossil LLC (Fossil), a Delaware Limited Liability Company, has its
principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fossil, a wholly-owned subsidiary of Power, is an EWG, and was formed to operate the fossil-fueled electric generation assets of PSE&G which are anticipated to be sold to Power during 2000. Fossil has one direct wholly-owned subsidiary, discussed below.

1.2.B.1. PSEG Power New York Inc. (Power New York), a Delaware Corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Power New York, a direct wholly-owned subsidiary of Fossil, was formed in 1999 to acquire fossil-fueled electric generation assets located in the state of New York.

1.2.C. PSEG Nuclear LLC (Nuclear), a Delaware Limited Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Nuclear, a wholly-owned subsidiary of Power, is an EWG, and was formed to operate the nuclear-fueled electric generation assets of PSE&G which are anticipated to be sold to Power during 2000.

1.3. PSEG Energy Holdings Inc. (Energy Holdings), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Energy Holdings is the parent of PSEG's other energy-related businesses. As of December 31, 1999, Energy Holdings comprised 22% of PSEG's assets. Energy Holdings' 1999 revenues were 9% of PSEG's revenues and Energy Holdings' 1999 earnings available to PSEG were 11% of PSEG's income before extraordinary item. Energy Holdings' 6 direct wholly-owned subsidiaries and 305 indirect subsidiaries are as follows:

1.3.A. PSEG Resources Inc. (PSEG Resources), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG Resources provides energy infrastructure financing in developed countries. PSEG Resources invests in energy related financial transactions and manages a diversified portfolio of more than 60 investments, including leveraged leases, leveraged buyout (LBO) funds, limited partnerships and marketable securities. The remainder of PSEG Resources' portfolio is further diversified across a wide spectrum of asset types and business sectors, including leveraged leases of aircraft, railcars, real estate and industrial equipment, limited partnership interests in project finance transactions, LBO and venture funds and marketable securities. Some of the transactions in which PSEG Resources and its subsidiaries participate involve other equity investors. As of December 31, 1999, PSEG Resources comprised 11% of PSEG's assets. PSEG Resources' 1999 revenues were 3% of PSEG's revenues and PSEG Resources' 1999 earnings available to PSEG were 9% of PSEG's income before extraordinary item. PSEG Resources is a wholly-owned subsidiary of Energy Holdings. PSEG Resources has 13 direct and 10 indirect wholly-owned subsidiaries as follows:

1.3.A.1. Resources Capital Financing Corporation (RCFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCFC is presently inactive.

1.3.A.2. Resources Capital Investment Corporation (RCIC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCIC has investments in several leveraged lease transactions.


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1.3.A.3. Resources Capital Sales Corporation (RCSC) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCSC was formed in connection with investment activities of PSEG Resources to receive the benefits available to a foreign sales corporation (FSC) under the Internal Revenue Code for the purpose of arranging the export of sales and leases of United States manufactured products, including the financing, management, negotiation and contracting of such sales and leases.

1.3.A.4. Resources Capital Management Corporation (RCMC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. As of December 31, 1999, RCMC comprised 4% of PSEG's assets. RCMC's 1999 revenues were 1% of PSEG's revenues and RCMC's 1999 net income was 0.4% of PSEG's income before extraordinary item. RCMC has investments in a project financing and several leveraged leases. RCMC has 6 direct wholly-owned subsidiaries as follows:

1.3.A.4.(a) Franklin Street Real Estate, Inc. (Franklin), a Delaware corporation, has its principal executive offices at 1300 Market Street, Wilmington, Delaware 19801. Franklin acts as a lessee under a master lease and lessor under an operating lease with regard to the leveraged lease investment of RCMC in a Detroit, Michigan office complex.

1.3.A.4.(b) Renaissance Tower Associates, Inc. (Tower), a Connecticut corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Tower is the lender under a loan agreement and issuer of lender notes under a leveraged lease transaction.

1.3.A.4.(c) RCMC Sales Corporation (RCMC SC) is incorporated under the laws of the United States Virgin Islands, and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCMC SC was formed as a FSC in connection with investment activities of RCMC.

1.3.A.4.(d) RCMC One, Incorporated, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3.A.4.(e) RCMC, Inc. (RCMCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. RCMCI has investments in four foreign aircraft leveraged leases, a limited partnership investment in an advanced flue gas desulfurization facility and a limited partnership investment in an ethylene facility in Sweeny, Texas.

1.3.A.4.(f) RCMC I, Inc. (RCMC I), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. RCMC I has investments in a leveraged lease of an undivided interest of System Energy Resources Inc.'s interest in a nuclear generating station in Port Gibson, Mississippi and in a leveraged lease of an office facility in Denver, Colorado.


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1.3.A.5. PSRC Sales Corporation One (PSRC One) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC One was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.6. PSRC Sales Corporation Two (PSRC Two) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Two was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.7. PSRC Sales Corporation Three (PSRC Three) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Three was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.8. PSRC Sales Corporation Four (PSRC Four) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Four was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.9. PSRC, Inc. (PSRCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. PSRCI has investments in several leveraged lease transactions and a limited partnership interest in a developer of an historic real estate rehabilitation project in Philadelphia, Pennsylvania.

1.3.A.10. PSRC II, Inc. (PSRC II), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. PSRC II has investments in leveraged buyout funds, limited partnerships and securities.

1.3.A.11. Enterprise Energy Technology Group, Inc., a Delaware corporation, has its principal executive offices at 1300 Market Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.A.12. The Water Source, Inc., a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is presently inactive, and is in the process of dissolution.

1.3.A.13. PSEG Collins Generation, L.L.C. (Collins Generation), a Delaware Limited Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is the sole member of four Delaware limited liability companies, described below, which are the Owner Participants, respectively, in connection with four undivided interests in five gas/oil-fired steam generating units with a collective



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capacity of approximately 2,698 megawatts located in Grundy County, Illinois.

1.3.A.13(a) Collins Generation I, L.L.C. (Collins I), a Delaware Limited Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units with a collective capacity of approximately 2,698 megawatts located in Grundy County, Illinois.

1.3.A.13(b) Collins Generation II, L.L.C. (Collins II), a Delaware Limited Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units with a collective capacity of approximately 2,698 megawatts located in Grundy County, Illinois.

1.3.A.13(c) Collins Generation III, L.L.C. (Collins III), a Delaware Limited Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units with a collective capacity of approximately 2,698 megawatts located in Grundy County, Illinois.

1.3.A.13(d) Collins Generation IV, L.L.C. (Collins IV), a Delaware Limited Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units with a collective capacity of approximately 2,698 megawatts located in Grundy County, Illinois.

1.3.B. PSEG Global Inc. (PSEG Global), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG Global invests and participates in the development and operation of projects in the generation and distribution of energy, which includes cogeneration and independent power production facilities (IPP), and electric distribution companies. The majority of such IPPs are domestic facilities designated as "qualifying facilities" (QFs) under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), 11 of which are designated as "foreign utility companies" (FUCOs) under the Public Utility Holding Company Act of 1935, as amended (PUHCA), and 14 of which are designated as "exempt wholesale generators" (EWGs) under PUHCA. PSEG Global is a wholly-owned subsidiary of PSEG Energy Holdings Inc. PSEG Global has 3 direct wholly-owned subsidiaries, PSEG Global New Jersey Inc. (PSEG NJ), PSEG Global USA Inc. (PSEG Global USA), and PSEG India Company, as well as 255 indirect subsidiaries including limited and general partnership interests. PSEG NJ and its subsidiaries invest in projects in New Jersey which sell power to PSE&G. PSEG Global USA and its subsidiaries invest in projects which sell power to other domestic and foreign entities as well as transmission and distribution projects. PSEG India Company and its subsidiaries invest in projects in India. In addition to its investment in PSEG NJ, PSEG Global USA, and PSEG India Company, PSEG Global is a limited partner in 2 QFs: (i) UAH-Hydro Kennebec Limited Partnership (15.6% partnership interest) which owns a hydroelectric facility in Winslow, Maine, and (ii) Luz Solar Partners, III (8.9% partnership interest) which owns a solar facility in Kramer Junction, California. PSEG Global also is a limited partner in (i) Indeck North American Power Fund, L.P. (Indeck) (6.8% partnership interest) which invests in QFs and EWGs, and (ii) Indeck North American Power Partners, L.P. (13.3% partnership interest), which is the general partner of Indeck. In addition, Indeck owns a 99% interest in Indeck Harbor, L.L.C. (Indeck Harbor) and, in turn, Indeck Harbor owns a 70% general partnership interest in Harbor Cogeneration Company. As of December 31, 1999, PSEG Global comprised 9% of PSEG's assets. PSEG Global's 1999 revenues were 2% of PSEG's revenues and PSEG Global's 1999 earnings available to PSEG were 4% of PSEG's income before extraordinary item.


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1.3.B.1. PSEG Global New Jersey Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG NJ has 3 direct subsidiaries and 1 indirect subsidiary as described below:

1.3.B.1.(a) PSEG Eagle Point Inc. (PSEG EPI), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG EPI is a 50% general partner in Eagle Point Cogeneration Partnership (EPCP).

1.3.B.1.(a)(i) EPCP, a New Jersey limited partnership, has its principal executive offices at U.S. Route 130 and Interstate 295, West Deptford, New Jersey 08096, and owns a natural gas-fired cogeneration QF in West Deptford, New Jersey.

1.3.B.1.(b) PSEG Newark Bay Inc. (PSEG NBI), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is presently inactive.

1.3.B.1.(c) PSEG Newark Bay Services Inc. (PSEG NBS), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG NBS is presently inactive.

1.3.B.2. PSEG Global USA Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG Global USA has a total of 246 direct and indirect subsidiaries including limited and general partnership interests as described below:

1.3.B.2.(a) CEMAS Corporation (CEMAS), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. CEMAS owns 18.63% of Inversora de San Nicolas, S.A. (ISN), 33.33% of Empresa Argentina Electrica I, Inc. (EAEI), and 4.95% of AES San Nicolas, Inc. (ASNI).

1.3.B.2.(a)(i) ASNI, a Delaware corporation, has its principal office at 1001 N. 19th Street, Arlington, Virginia 22209, and is owned 4.95% by CEMAS. ASNI owns 62.74% of ISN.

1.3.B.2.(a)(i)(A) ISN, an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. ISN owns an 88% controlling stockholder interest in Central Termica San Nicolas, S.A. (CTSN).

1.3.B.2.(a)(i)(A)(i) CTSN, an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. CTSN owns a coal-fired electric generating station in San Nicolas, Argentina, and is an EWG.

1.3.B.2.(a)(i)(B) EAEI, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has a 1% general partnership interest in Empresa Argentina Electrica LP (EAELP). PSEG Americas, Inc. owns a 33% limited partnership interest in EAELP.


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1.3.B.2.(a)(i)(B)(i) EAELP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has 1 direct and 1 indirect wholly-owned subsidiary as described below:

1.3.B.2.(a)(i)(B)(i)(a) Empresa Argentina Electrica II, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has 1 direct wholly-owned subsidiary as described below:

1.3.B.2.(a)(i)(B)(i)(a)(i) Empresa Argentina Electrica, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman Islands, British West Indies, and is presently inactive.

1.3.B.2.(b) Deblois Investments, Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is presently inactive.

1.3.B.2.(c) National Energy Partners, a Delaware limited partnership, has its principal executive offices at 11645 Wilshire Blvd., Suite 750, Los Angeles, California 90024, and owns 100% of GWF Power Systems Company, Inc. (GWF PSC). PSEG Global USA is a 50% general partner in National Energy Partners. National Energy Partners has 1 direct subsidiary and 2 indirect subsidiaries, described below.

1.3.B.2.(c)(i) GWF PSC, a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF PSC has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(c)(i)(A) GWF Bay Area, Inc. (GWF Bay), a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF Bay is a 2% managing general partner of GWFLP. GWF Bay is an indirect 50% owned subsidiary of PSEG Global USA.

1.3.B.2.(c)(i)(A)(i) GWFLP, a California limited partnership, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598, and owns and operates five petroleum coke-fired small power production QFs in Contra Costa County, California. PSEG Global USA directly owns a 48.5% limited partnership interest in GWFLP. In addition PSEG Bay Area Inc. (PSEG Bay) (described below), owns a 0.5% general partnership interest in GWFLP.

1.3.B.2.(c)(i)(B) GWF Hanford, Inc. (GWF HI), a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF HI is a 2% managing general partner of Hanford L.P. (HLP). GWF HI is an indirect 50% owned subsidiary of PSEG Global USA.

1.3.B.2.(c)(i)(B)(i) HLP, a California limited partnership, has its registered office at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598, and is the owner of a petroleum coke and natural gas-fired cogeneration QF in Hanford, California. PSEG Global USA directly owns a 48.5% limited partnership interest in HLP. PSEG Hanford Inc. (PSEG HI) owns a 0.5% general partnership interest in HLP.


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1.3.B.2.(d) PSEG Asia Inc. (PSEG Asia), a Delaware corporation, has its principal executive offices at Room 1701 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong Special Administrative Region, People's Republic of China (China) and is presently inactive. PSEG Asia has one direct wholly-owned subsidiary, as discussed below.

1.3.B.2.(d)(i) PSEG Asia Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and is a developer of EWG and FUCO power production facilities in Asia. PSEG Asia Ltd. is presently inactive.

1.3.B.2.(e) PSEG Baja Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(f) PSEG Conemaugh Management Inc. (PSEG CMI), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG CMI is a 0.5% general partner in Pennsylvania Renewable Resources, Associates (PRRA).

1.3.B.2.(f)(i) PRRA, a Pennsylvania limited partnership, has its principal executive offices at 50 Tice Boulevard, Woodcliff Lake, New Jersey 07675. PRRA owns a hydroelectric QF in Saltsburg, Pennsylvania. PSEG Mount Carmel Inc. (described below) is a 49.5% limited partner in PRRA.

1.3.B.2.(g) PSEG GWF Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and has 2 direct wholly-owned subsidiaries as described below:

1.3.B.2.(g)(i) PSEG Bay Area, Inc., a Delaware corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. PSEG Bay is a 0.5% general partner in GWFLP (described above), which is the owner and operator of five petroleum coke-fired small power production facilities in Contra Costa County, California. PSEG Global USA directly owns a 48.5% limited partnership interest in GWFLP. All five facilities are QFs.

1.3.B.2.(g)(ii) PSEG HI, a Delaware corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. PSEG HI is a 0.5% general partner in Hanford L.P. (HLP) (described above), which is the owner of a petroleum coke and natural gas-fired cogeneration QF in Hanford, California. PSEG Global USA directly owns a 48.5% limited partnership interest in HLP.

1.3.B.2.(h) PSEG Hawaiian Investment Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 48.49% limited partnership interest in Kalaeloa Investment Partners, L.P. (KIPLP), a Delaware limited partnership.

1.3.B.2.(i) PSEG Hawaiian Management Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is anticipated to be a 1% general partner in KIPLP.

1.3.B.2.(i)(i) KIPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 99% limited partnership interest in Kalaeloa Partners, L.P. (KPLP).


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1.3.B.2.(i)(i)(a) KPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a heavy oil-fired cogeneration QF on the Island of Oahu in Hawaii.

1.3.B.2.(j) PSEG India Inc., a Delaware corporation, has its principal executive offices at Prakash Presidium II Floor, 110 Mahatma Gandhi Road, Nungambakkam, Chennai, India 600034, and is a developer of power production facilities in India, each of which is expected to qualify upon completion as an EWG.

1.3.B.2.(k) PSEG International Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(k)(i) ECI International Development, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(k)(ii) PSEG Americas Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries and owns a 0.01% interest in PSEG Americas Operating Company (PSEGAOC) as described below:

1.3.B.2.(k)(ii)(A) La Plata I Inc., a Delaware Company, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in La Plata Partners, L.P. La Plata I Inc. is a direct and wholly owned subsidiary of PSEG Americas Inc.

1.3.B.2.(k)(ii)(A)(i) La Plata Partners L.P., a Delaware limited partnership, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of holding shares or other equity interests and to invest in other entities which are directly or indirectly engaged in the electric energy business. La Plata I, Inc. holds a direct 33.33% interest in La Plata Partners L.P. La Plata II, Inc. (described below) holds a direct 1% interest in La Plata Partners L.P.

1.3.B.2.(k)(ii)(A)(i)(a) La Plata Holdings, Inc., a Delaware corporation, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in Camille, Ltd. La Plata Holdings Inc. is a direct wholly owned subsidiary of La Plata Partners, L.P.

1.3.B.2.(k)(ii)(A)(i)(a)(i) Camille Ltd., a Cayman Islands company, has its registered offices at Leeward One Building, Safe Haven Corporate Centre, West Bay Road, P.O. Box 31106SMB, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of executing, delivering and performing its obligations under and consummating the transaction contemplated by the Stock Purchase Agreement. 100% of Class A Preferred stock is directly owned by La Plata Holdings Inc. 33.33% of the Class B Common stock is directly owned by Wildwood I Ltd. (described below).

1.3.B.2.(k)(ii)(A)(i)(a)(i)(A) Luz de la Plata S.A., an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, and was formed for the purpose of investing in generation, transmission, distribution, commercialization, purchase and sale of electricity. Luz de la Plata S.A. is a direct wholly-owned subsidiary of Camille Ltd.

1.3.B.2.(k)(ii)(A)(i)(a)(i)(B) Compania de Inversiones en Electricidad S.A. (COINELEC), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of making investments, including participation in joint ventures, buying and selling stocks, bonds, debentures or other assets, public or private, and any related activities. A 40% interest in COINELEC is directly owned by Camille Ltd. (described above), the remaining 60% interest is directly owned by Luz de la Plata S.A. (described above).

1.3.B.2.(k)(ii)(A)(i)(a)(i)(B)(i) Empresa Distribuidora La Plata Sociedad Anonima (EDELAP), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, is a FUCO, and was formed for the purpose of offering services of distribution and commercialization of electricity in accordance with the terms of the Concession Contract. 51% of EDELAP Class A stock is directly owned by COINELEC (described above), 31.942% of EDELAP Class B shares is directly owned by Luz de la Plata S.A. (described above) and an additional 7.058% of EDELAP Class B Shares are directly owned by Camille Ltd. (described above).

1.3.B.2.(k)(ii)(A)(i)(a)(i)(B)(ii) Central Dique Sociedad Anonima (Central Dique), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, and was formed for the purpose of producing electricity and selling it in bulk. COINELEC (described above) holds a 51% direct interest in Central Dique.

1.3.B.2.(k)(ii)(B) La Plata II, Inc., a Delaware Corporation, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in La Plata Partners, L.P. A 33.33% interest in La Plata II, Inc. is directly held by PSEG Americas Inc. (described above).

1.3.B.2.(k)(ii)(C) PSEG Americas Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PSEG Americas Ltd. has the following direct and indirect wholly and partially owned subsidiaries as described below.

1.3.B.2.(k)(ii)(C)(i) Andina Mendoza I Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman Islands, British West Indies and is presently inactive. Andina Mendoza I Company is a direct wholly owned subsidiary of PSEG Americas Ltd.

1.3.B.2.(k)(ii)(C)(ii) PSEGAOC, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns a 99.99% interest in PSEG Operating Argentina S.A.(PSEG OA). The remaining 0.01% interest is owned by CEMAS Corporation (described above). PSEGAOC is a directly 90% owned subsidiary of PSEG Americas Ltd. PSEG Americas Inc. holds an additional 0.01% interest in this company.

1.3.B.2.(k)(ii)(C)(ii)(a) PSEG OA, an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and has two 33.34% owned subsidiaries:

1.3.B.2.(k)(ii)(C)(ii)(a)(i) Empresa Distribuidora de Energia Norte S.A., an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.3.B.2.(k)(ii)(C)(ii)(a)(ii) Empresa Distribuidora de Energia Sur S.A., an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.3.B.2.(k)(ii)(C)(iii) PSEG Brasil Ltda., a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree)Andar Conjunto 81, Sao Paulo, CEP04575-020, Brazil, and provides management and business development services. PSEG Brasil Ltda. is 99.9% directly owned by PSEG Americas Ltd. (described above) and 0.1% directly owned by IPE Energia S.A. (IPE) (described below).

1.3.B.2.(k)(ii)(C)(iv) PSEG Brazil II Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has one 50% owned subsidiary.

1.3.B.2.(k)(ii)(C)(iv)(a) PSEG II Participacoes S.A. (PSEGIISA), formerly Terra Roxa Participacoes S.A., a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar, Conjunto 81, Sala A Sao Paulo, CEP04575-020, Brazil and is currently inactive. PSEG Brazil III Company owns the remaining 50% interest in PSEGIISA.

1.3.B.2.(k)(ii)(C)(v) PSEG Brazil III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has one 50% owned subsidiary, (PSEGIISA) (described above) which is also 50% owned by PSEG Brazil II Company (described above).

1.3.B.2.(k)(ii)(C)(vi) PSEG Brazil Investment Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. PSEG Brazil Investment Company has the following direct and indirect wholly-owned subsidiaries:

1.3.B.2.(k)(ii)(C)(vi)(a) Pampa Energia Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. Pampa Energia Ltda. has the following direct and indirect wholly-owned subsidiaries:

1.3.B.2.(k)(ii)(C)(vi)(a)(i) PSEG Brazil Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring an interest in Rio Grande Energia, S.A., formerly Companhia Norte-Nordeste de Distribuicao de Energia Eletrica, a Brazilian electrical distribution company located in the State of Rio Grande do Sul (RGE) and currently owns a 50% interest in CEA Rio Grande S.A. and IPE. The remaining 50% interest in each company is owned by PSEG Brazil I Company.

1.3.B.2.(k)(ii)(C)(vi)(a)(i)(A) CEA Rio Grande S.A., a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar, Conjunto 81, Sala B Sao Paulo, CEP04575-020, Brazil and is presently inactive.

1.3.B.2.(k)(ii)(C)(vi)(a)(i)(B) IPE, a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar Conjunto 81, Sala B Sao Paulo, CEP04575-020, Brazil, and owns a 31.41% interest in RGE. IPE also owns 0.01% of PSEG Brasil Ltda. as described below:

1.3.B.2.(k)(ii)(C)(vi)(a)(i)(B)(i) RGE, a Brazilian company, has its registered office at Rua da Consolaco #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903, is 31.41% owned by IPE, and is a FUCO.

1.3.B.2.(k)(ii)(C)(vi)(a)(ii) PSEG Brazil I Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of acquiring an indirect ownership interest in RGE and currently owns a 50% interest in CEA Rio Grande S.A. and IPE (the remaining 50% interest in each company is owned by PSEG Brazil Company), (described above), and a 99.9% interest in Conversora de Fertilizante e Energia do Parana Ltda., a Brazilian company. The remaining 0.1% ownership interest is held by PSEG Brazil Company.

1.3.B.2.(k)(ii)(C)(vi)(a)(ii)(A) Conversora de Fertilizante e Energia do Parana Ltda. (formerly CEA Brasil Operacoes Ltda.), a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar Conjunto 81, Sala C Sao Paulo, CEP04575-020, Brazil, and is developing a cogeneration facility in Brasil which is expected to qualify upon completion as an EWG. PSEG Brasil I Company presently owns a direct 99.9% interest in Conversora de Fertilizante e Energia do Parana Ltda., and PSEG Brazil Company directly owns the remaining 0.1%.

1.3.B.2.(k)(ii)(C)(vii) PSEG Brazil Operating Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.3.B.2.(k)(ii)(C)(viii) PSEG Cayman Americas Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following wholly-owned and partially-owned direct and indirect subsidiaries as described below:

1.3.B.2.(k)(ii)(C)(viii)(a) PSEG Cayman Americas III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.3.B.2.(k)(ii)(C)(viii)(b) PSEG Cayman Americas IV Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.3.B.2.(k)(ii)(C)(viii)(c) PSEG Cayman Americas V Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has three directly-owned subsidiaries as described below:

1.3.B.2.(k)(ii)(C)(viii)(c)(i) AES Parana Operations SRL, an Argentine company, has its registered office in Buenos Aires, Argentina and will provide maintenance and operations services to the project being constructed by AES Parana SCA. AES Parana Operations SRL is 33% owned by PSEG Cayman Americas V Company.

1.3.B.2.(k)(ii)(C)(viii)(c)(ii) Shazia SRL, an Argentine company, has its registered office in Buenos Aires, Argentina and owns 1% of AES Parana SCA. Shazia SRL is 33.3% owned by PSEG Cayman Americas V Company.

1.3.B.2.(k)(ii)(C)(viii)(c)(iii) AES Parana SCA, an Argentine company, has its registered office in Buenos Aires, Argentina and owns a natural gas-fired electric generating facility under construction in Argentina and its FUCO approval is pending. AES Parana SCA is 33% owned by PSEG Cayman Americas V Company.

1.3.B.2.(k)(ii)(C)(viii)(d) PSEG Inversora S.A., an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and was formed for the purpose of making future investments in Latin America. PSEG Cayman Americas Company (described above) owns 99.99% of PSEG Inversora S.A. PSEG Americas Ltd. owns the remaining 0.01% of PSEG Inversora S.A.

1.3.B.2.(k)(ii)(C)(ix) PSEG Electrica, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Venezuela.

1.3.B.2.(k)(ii)(C)(x) PSEG Peru LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and provides management and operational support services to projects in Latin America.

1.3.B.2.(k)(ii)(C)(xi) Peru Power Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.3.B.2.(k)(ii)(C)(xii) Terra Roxa I Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.3.B.2.(k)(ii)(C)(xiii) Transamerica Energy Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Panama.

1.3.B.2.(k)(ii)(C)(xiv) Venergy Holdings Company, formerly Turbogeneradores de Maracay Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following direct and indirect partially owned subsidiaries.

1.3.B.2.(k)(ii)(C)(xiv)(a) Turboven Company, a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, and has four direct wholly owned subsidiaries described below. Turboven Company is a direct 50% owned subsidiary of Venergy Holdings Company.

1.3.B.2.(k)(ii)(C)(xiv)(a)(i) Turboven Cagua Company, a Cayman Islands company, has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.2.(k)(ii)(C)(xiv)(a)(ii) Turboven Maracay Company, a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.2.(k)(ii)(C)(xiv)(a)(iii) Turboven Valencia Company, a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.2.(k)(ii)(C)(xiv)(a)(iv) Turboven Victoria Company, a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Latin America.

1.3.B.2.(k)(ii)(C)(xv) Rayo-Andino Gestora Company, formerly Turbogeneradores de Valencia Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 0.014% owned subsidiary described below. A 92.843% interest is owned by Rayo-Andino Inversora Company, also described below.

1.3.B.2.(k)(ii)(C)(xv)(a) Promotora Termica del Cafe SCA, a Colombian company, has its registered office at Carrera 11 No. 86-60, Oficina 301 de Santafe de Bogota, Colombia, and was formed for the purpose of making future investments in Colombia.

1.3.B.2.(k)(ii)(C)(xvi) Rayo-Andino Inversora Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 92.843% owned subsidiary described above. A 0.014% interest is owned by Rayo-Andino Gestora Company, also described above.

1.3.B.2.(k)(ii)(C)(xvii) Venergy Distribudora Uno, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making future investments in Latin America.

1.3.B.2.(k)(ii)(C)(xviii) Venergy Distribudora Dos, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making future investments in Latin America.

1.3.B.2.(k)(ii)(C)(xix) Wildwood I Ltd., a Cayman Islands company, has its registered offices at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and is a direct wholly owned subsidiary of PSEG Americas Ltd.

1.3.B.2.(k)(ii)(C)(xx) Peruvian Opportunity Company S.A.C., a Peruvian company, has its registered office at Victor Andres Belaunde 147, Edificio Real 3, Piso 12, San Esidro and was formed for the purpose of making investments in Peru. A 50% interest in Peruvian Opportunity Company S.A.C. is directly held by PSEG Americas Ltd.

1.3.B.2.(k)(ii)(C)(xxi) PSEG Chilean Equity II Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is a direct wholly-owned subsidiary of PSEG Americas Ltd., and has the following direct and indirect subsidiaries:

1.3.B.2.(k)(ii)(C)(xxi)(a) PSEG Chilean Equity Ltd. (Chilean Equity), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in Chile and Peru. PSEG Chilean Equity II Ltd. owns 99.9% of PSEG Chilean Equity I Ltd. Chilean Equity has the following direct and indirect subsidiaries:

1.3.B.2.(k)(ii)(C)(xxi)(a)(i) Inversiones Sempra-PSEG Chile S.A. (Inversiones Sempra-PSEG), a Chilean company, has its principal executive offices at Av. Apoquindo 3721, Piso 13, Santiago, Chile and was formed for the purpose of making investments in Chile and Peru. Chilean Equity holds a direct 50% interest in Inversiones Sempra-PSEG. The remaining 50% interest is directly owned by Sempra.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A) Chilquinta Energia S.A., a Chilean company, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile, is a FUCO and was formed for the purpose of making investments in Chile and Peru. A 100% interest in Chilquinta Energia S.A. is directly held by Inversiones Sempra-PSEG.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A)(i) Chilquinta International A.V.V., an Aruban company, has its principal executive offices at Zoutmanstraat 35, Oranjestad, Aruba and was formed for the purpose of making investments in Peru. A 99% interest in Chilquinta International A.V.V. is directly owned by Chilquinta Energia S.A. The remaining 1% interest is directly owned by Tecnored S.A. (described below).

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A)(i)(a) Ontario Quinta A.V.V., an Aruban company, has its principal executive offices at Zoutmanstraat 35, Oranjestad, Aruba and was formed for the purpose of making investments in Peru. A 55.29% interest in Ontario Quinta A.V.V. is directly owned by Chilquinta International A.V.V. Peruvian Opportunity Company S.A.C. holds a direct interest of 41.97% in Ontario Quinta A.V.V. The remaining 2.74% interest is directly owned by the Peru Privatization & Development Fund.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A)(i)(a)(1) Luz del Sur S.A.A., a Peruvian company, has its principal executive offices at Canaval y Moreyra 380, Piso 18, San Isidro Lima, Peru and is a FUCO and an electric distribution company serving southern Lima, Peru. A 60% interest in Luz del Sur S.A.A. is directly owned by Ontario Quinta A.V.V. Peruvian Opportunity Company S.A.C. holds a direct interest of 22.4% in Luz del Sur S.A.A. Energy Business International A.V.V. owns 3.76%.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A)(i)(a)(1)(A) Empresa de Distribucion Electrica de Canete S.A. (EDE Canete S.A.), a Peruvian company, has its executive offices at Av. 28 de Julio 386, San Vicente de Canete, Canete. A 99% interest is owned by Luz del Sur S.A.A.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A)(i)(a)(2) Tecsur S.A.A., a Peruvian company, has its executive offices at Pasaje Calango 158 San Juan De Mirafloref, Lima, Peru and is an energy-related services company. A 3.72% interest is owned by Ontario Quinta A.V.V.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A)(i)(b) Energy Business International A.V.V., an Aruban company, has its principal place of business at Zoutmanstraat 35, Oranjestad, Aruba and is a holding company owning a 3.76% interest in Luz del Sur S.A.A.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A)(ii) Energas S.A., a Chilean company, has its principal place of business at General Cruz No. 222, Valparaiso, Chile and was formed for the purpose of acquiring, producing, storing, distributing and selling gas and related business in the Fifth Region of Chile. A 99% interest in Energas S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A)(iii) Energia de Casablanca S.A., a Chilean company, has its principal place of business at Portales 187, Casablanca, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 68.97% interest in Energia de Casablanca S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A)(iv) Compania Electrica del Litoral S.A., a Chilean company, has its principal place of business at Alameda 949, Of. 2002, Santiago, Chile and was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. A 68% interest in Compania Electrica del Litoral S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(A)(v) Luzlinares S.A., a Chilean company, has its principal place of business at Max Jara 478, Linares, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 51% interest in Luzlinares S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.2.(k)(ii)(C)(xxi)(a)(i)(B) Tecnored S.A., a Chilean company, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile and is an energy-related services company. A 100% interest in Tecnored S.A. is directly held by Inversiones Sempra-PSEG.

1.3.B.2.(k)(ii)(C)(xxii) PSEG Peru SRL, a Peruvian limited liability company, has its registered office at Victor Andres Belaunde 147, Via Principal 155, Edificio Centro Empresarial Camino Real, Oficina 1201, San Isidro, Peru and is 99.99% owned by PSEG Americas Inc. and .01% owned by PSEG Americas Ltd.

1.3.B.2.(k)(ii)(C)(xxiii) PSEG Texgen Holdings Inc. (Texgen Holdings), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of future investments in Texas. Texgen Holdings has the following direct and indirect subsidiaries:

1.3.B.2.(k)(ii)(C)(xxiii)(a) PSEG Texgen I Inc. (Texgen I), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 0.5% interest in Texas Independent Energy, L.P.

1.3.B.2.(k)(ii)(C)(xxiii)(b) PSEG Texgen II Inc. (Texgen II), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 49.5% interest in Texas Independent Energy, L.P.

1.3.B.2.(k)(ii)(C)(xxiii)(b)(i) Texas Independent Energy, L.P., a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P. and Texas Independent Energy, L.P. owns a 50% interest in Odessa-Ector Power Partners, L.P., which is an EWG.

1.3.B.2.(k)(ii)(C)(xxiv) PSEG Global Funding II Corp., a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for future investments in South America.

1.3.B.2.(k)(ii)(C)(xxv) InfraMax, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands British West Indies, and was formed for the future provision of services and materials relating to energy and communication delivery.

1.3.B.2(k)(ii)(C)(xxvi) e-Commerce & Energy Services Company (eES), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands British West Indies, and was formed for the future provision of services and materials relating to energy and communication delivery.

1.3.B.2.(k)(ii)(D) PSEG Americas II Ltd. (PSEGAII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PSEGAII has one direct wholly-owned subsidiary, one direct 50% owned subsidiary, and one indirect 17.13% owned subsidiary as described below:

1.3.B.2.(k)(ii)(D)(i) Bahia Participacoes Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. Bahia Participacoes Ltda., is a directly wholly owned subsidiary of PSEGAII and is presently inactive.

1.3.B.2.(k)(ii)(D)(ii) Turbogeneradores de Venezuela, C.A. (TGV), a Venezuelan company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGV is 50% directly owned by PSEGAII. TGV owns 17.13% of Turbogeneradores Maracay, C.A. (TGM).

1.3.B.2.(k)(ii)(D)(ii)(a) TGM, a Venezuelan company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGM owns an investment in a gas-fired electric power generation facility in Maracay, Venezuela, and is a FUCO.

1.3.B.2.(k)(ii)(E) Andina Electrica, Inc. (AEI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 51% limited partnership interest in Andina Mendoza Partner L.P. (AMPLP) as described below:

1.3.B.2.(k)(ii)(E)(i) AMPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and directly wholly-owns Andina Mendoza Corporation (AMC) as described below:

1.3.B.2.(k)(ii)(E)(i)(a) AMC, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and directly owns 51% of Andina Mendoza Company (AMCO) as described below. The remaining 49% is directly owned by PSEG Cayman Americas Company (described above).

1.3.B.2.(k)(ii)(E)(i)(a)(i) AMCO, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(k)(ii)(E)(i)(a)(i)(A) PSEG Cayman Americas I Company, a Cayman Islands company, has its registered office Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one 99.9916% subsidiary and one indirect partially owned subsidiary as described below (PSEG Cayman Americas II Company (Cayman II) owns the remaining 0.0083%.).

1.3.B.2.(k)(ii)(E)(i)(a)(i)(A)(i) PSEG Operatora S.R.L., an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina and has one 40% direct subsidiary as described below:

1.3.B.2.(k)(ii)(E)(i)(a)(i)(A)(i)(a) Inversora Electrica Cuyana S.A., an Argentine company, has its registered office in Buenos Aires, Argentina and is presently inactive.

1.3.B.2.(k)(ii)(E)(i)(a)(i)(B) PSEG Cayman II, a Cayman Islands company, has its registered office Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns 0.0083% of PSEG Operadora S.R.L. (described above).

1.3.B.2.(k)(ii)(E)(i)(a)(i)(C) Cuyana, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 1% general partnership interest in AMPLP (described above).

1.3.B.2.(k)(ii)(F) PSEG Global Funding II L.L.C., a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and directly owns PSEG Global Funding Corp. (PSEG GFC).

1.3.B.2.(k)(ii)(F)(i) PSEG GFC, a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns PSEG Global Funding III Company (PSEG GFCIII) and has a 80% interest in Cuinta nen Participaciones which has an interest in PSEG Finance Company.

1.3.B.2.(k)(ii)(F)(i)(a) PSEG GFCIII, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has a 20% interest in Cuinta nen Participaciones, a Chilean company formed in accordance with Chilean tax laws and has the following subsidiaries:

1.3.B.2.(k)(ii)(F)(i)(a)(i) PSEG Finance Company (PSEGFC), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for tax reasons under Chilean tax law.

1.3.B.2.(k)(ii)(F)(i)(a)(ii) PSEG Peru Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making future investments in South America.

1.3.B.2.(k)(ii)(G) Mendoza Energia, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 48% limited partnership interest in AMPLP (described above).

1.3.B.2.(k)(ii)(H) PSEG Peru Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(k)(ii)(I) PSEG Power Inc., a Delaware limited liability company, has its registered office at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and was formed for the purpose of making investments in Latin America.

1.3.B.2.(k)(ii)(J) PSEG Americas Holdings Company, a Cayman Islands company, has its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in South America.

1.3.B.2.(k)(iii) PSEG Americas Services Inc. (PSEG-ASI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG-ASI provides management, operations and maintenance personnel to some of the international subsidiaries of PSEG Global USA.

1.3.B.2.(k)(iv) PSEG Barka Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has one direct wholly-owned subsidiary:

1.3.B.2.(k)(iv)(A) PSEG Global Power Holdings Ltd. (GPH), formerly Barka Power Holdings Ltd., a Bermuda corporation, has its principal offices at Clarendon House, 2 Church Street, Hamilton HMCX, Bermuda. GPH was formed for the purpose of investing in power facilities in Muscat, Oman, which are expected to qualify upon completion as an EWG.

1.3.B.2.(k)(v) PSEG (Bermuda) Holdings II Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(k)(v)(A) PSEG India Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and owns the following 20 direct wholly-owned and 3 indirect partially-owned subsidiaries:

1.3.B.2.(k)(v)(A)(i) PSEG Ambalamugal Energy Company Ltd. (Ambalamugal), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India, each of which upon completion is expected to qualify as an EWG.

1.3.B.2.(k)(v)(A)(ii) PSEG Bhilai Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius has one direct 45% owned subsidiary, and is an EWG.

1.3.B.2.(k)(v)(A)(ii)(a) Bhilai Power Supply Company Limited, an Indian company, has its registered office at Vijaya Building (7th Floor), 17 Barakhamba Road, New Delhi 110001, India, and will construct and own a 587 MW coal-fired power plant in Malhya Pradish, India.

1.3.B.2.(k)(v)(A)(iii) PSEG Cochin Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(iv) PSEG Cuddalore Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(v) PSEG Hospet Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(vi) PSEG Kakinada Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(vii) PSEG Kolhapur Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(viii) PSEG Kollumangudi Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(ix) PSEG Krishnapatnam Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(x) PSEG Manali Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(xi) PSEG Narela Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(xii) PSEG North Chennai Ltd. (formerly PSEG North Madras Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and was formed for the purpose of investing in power facilities in India. PSEG North Chennai Ltd. has a 26% interest in Tri-Sakthi Investments Limited (TSIL) and a 50% interest in Tri-Sakthi Energy Private Limited (TSEPL).

1.3.B.2.(k)(v)(A)(xii)(a) TSIL, a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and has a 50% interest in TSEPL.

1.3.B.2.(k)(v)(A)(xii)(a)(i) TSEPL, an Indian company, has its registered office at Prakash Presidium II Floor, 110 Mahatma Gandhi Road, Nungambakkam, Chennai, India 600034 and was formed for future investments in India.

1.3.B.2.(k)(v)(A)(xiii) PSEG Parbati Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(xiv) PSEG Mundra Energy Company Ltd. (formerly SAIL Energy Company Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(xv) PSEG SEPC Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(xvi) PSEG Surat Garh Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(xvii) PSEG Teesta Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(xviii) PSEG Tuticorin Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(xix) PSEG Vembar Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(v)(A)(xx) PSEG Yamunanagar Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(vi) PSEG China Inc. (PSEG China), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(k)(vi)(A) Meiya Power Company Limited (MPC), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by PSEG China and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(k)(vi)(A)(i) PSEG Zuojiang Hydropower Ltd. (ZHL), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zuojiang, China and is an EWG. PSEG Zuojiang Hydropower Ltd. has a direct 60% interest in Guangxi Zuojiang Meiya Hydropower Co. Ltd., described below:

1.3.B.2.(k)(vi)(A)(i)(a) Guangxi Zuojiang Meiya Hydropower Co. Ltd., a Chinese joint venture company, has its registered office at 17 You Ai North Road, Nanning City, Guangxi Zhuang Nationality Autonomous Region, China and owns and operates a hydroelectric power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China which is an EWG.

1.3.B.2.(k)(vi)(A)(ii) PSEG Huangshi Power Ltd., a Bermuda limited liability company, has its principal offices at Clarenden House, 2 Church Street, Hamilton, Bermuda and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(k)(vi)(A)(iii) PSEG Shanghai BFG Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 50% owned subsidiary and one indirect subsidiary, described below:

1.3.B.2.(k)(vi)(A)(iii)(a) CanAm Energy China Holdings, L.L.C. (CanAm), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in power facilities in China which are expected to qualify upon completion as a FUCO. PSEG China indirectly owns 25% of CanAm. Can Am has a 65% interest in Shanghai Wei-Gang Energy Company Ltd., described below:

1.3.B.2.(k)(vi)(A)(iii)(a)(i) Shanghai Wei-Gang Energy Company Ltd. (SWGEC), a Chinese joint venture company, has its registered office at 735 Changjiang Road, Shanghai, China 200431, and owns and operates a blast furnace gas-fired electric power generation facility in Shanghai, China which is expected to qualify upon completion as a FUCO.

1.3.B.2.(k)(vi)(A)(iv) PSEG Tongzhou Cogen Power Ltd., (TMC), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has one direct 80% owned subsidiary as described below:

1.3.B.2.(k)(vi)(A)(iv)(a) Tongzhou Meiya Cogeneration Company Limited (TMCC), a Chinese joint venture company, has its offices at Tinsha Toun, Tongzhou City, Jiangsu Province, China, and owns and operates a coal-fired cogeneration facility in Tongzhou City, Jiangsu Province, China, which is an EWG. PSEG China indirectly owns 40% of TMCC.

1.3.B.2.(k)(vi)(A)(v) PSEG (Bermuda) Holdings Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and owns a 60% interest in Shanghai Meiya Jinqiao Energy Co., Ltd.
(SMJE), as described below:

1.3.B.2.(k)(vi)(A)(v)(a) SMJE, a Chinese joint venture company, has its registered office at Lot #21, Jinqiao EPZ, Shanghai, China, and owns and operates an oil-fired steam plant in Shanghai, China. PSEG China indirectly owns 30% of SMJE.

1.3.B.2.(k)(vi)(A)(vi) China U.S. Power Partners I, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is an EWG, and has a 30% interest in Jingyuan Second Power Co., Ltd., (Jingyuan), as described below:

1.3.B.2.(k)(vi)(A)(vi)(a) Jingyuan, a Chinese joint venture company, has its registered office at Lanzhou City, Gansu Province, China, and owns a coal-fired electric power generation facility in Jingyuan, China which is an EWG. PSEG China indirectly owns 15% of Jingyuan.

1.3.B.2.(k)(vi)(A)(vii) Meiya Power China Holdings Limited, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and owns the following direct and indirect subsidiaries:

1.3.B.2.(k)(vi)(A)(vii)(a) Meiya Power International Holding I, Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and owns a 100% interest in Meiya Electric Asia, Ltd.

1.3.B.2.(k)(vi)(A)(vii)(a)(i) Meiya Electric Asia, Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and owns a 92% interest in Nantong Entergy Heat & Power Ltd., (Nantong).

1.3.B.2.(k)(vi)(A)(vii)(a)(ii) Nantong, a Chinese joint venture company, has its registered office at West of Shi Hua Road, Nantong Economic and Technological Development Zone, Nantong Municipality, Jiangsu Province, China and owns and operates a steam turbine electric power generation facility in Jiangsu, China which is expected to qualify upon completion as an EWG.

1.3.B.2.(k)(vi)(A)(viii) Shanghai Yaneng Trading Company Limited, a Chinese company, has its principal executive offices at No. 1 Ji Long Road, Room 2104, Wai gao Qiao Bonded Zone, Shanghai, People's Republic of China, and is in the process of liquidation.

1.3.B.2.(k)(vi)(A)(ix) Yaneng Consulting (Shanghai) Company Limited, a Chinese company, has its principal executive office at Room 1202-1207, Suncome-CIMIC Tower, 800 Shangcheng Road, Pudong New District, Shanghai, People's Republic of China and to render consulting services on technology and other services in relation to the electric and thermal power industry.

1.3.B.2.(k)(vi)(B) PSEG China Holdings Ltd., formerly PSEG Gongyi Power Ltd., (China Holdings), a Bermuda limited liability company, has its principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and has 10 wholly-owned subsidiaries and two indirect partially owned subsidiaries as detailed below:

1.3.B.2.(k)(vi)(B)(i) Pinyi Power Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(k)(vi)(B)(ii) PSEG Asia I Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(k)(vi)(B)(iii) PSEG Asia II Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(k)(vi)(B)(iv) PSEG Wuxue Cogeneration Ltd. (formerly PSEG Asia III Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(k)(vi)(B)(v) PSEG Doulinzi Hydropower Ltd. (formerly PSEG Asia IV Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(k)(vi)(B)(vi) PSEG Haian Power Co. Ltd. (formerly PSEG Asia V Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(k)(vi)(B)(vii) PSEG Philippines Power L.L.C., a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(k)(vi)(A)(viii) PSEG Rongjiang Hydropower Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China. PSEG Rongjiang Hydropower Ltd. owns a 55% interest in Guangxi Rongjiang Meiya Company Ltd. (GRMCL) and an 80% interest in Guangxi Meiya Hydropower Company Ltd. (GRMHCL).

1.3.B.2.(k)(vi)(B)(viii)(a) GRMCL, a Chinese joint venture company, has its registered office at 29 Guang Ya Lu, Liuzhou City, Guangxi, China, and owns a dam station, which is expected to qualify as an EWG upon completion.

1.3.B.2.(k)(vi)(B)(viii)(b) GRMHCL, a Chinese joint venture company, has its registered office at 29 Guang Ya Lu, Liuzhou City, Guangxi, China, and owns a hydropower station, which is expected to qualify as an EWG upon completion.

1.3.B.2.(k)(vi)(B)(ix) PSEG Xuzhou Cogeneration Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(k)(vi)(B)(x) PSEG Zhuzhou Cogen Power Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(k)(vi)(C) PSEG Philippines Holdings L.L.C., a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, has one direct 27.8% owned subsidiary and five indirect partially owned subsidiaries as described below:

1.3.B.2.(k)(vi)(C)(i) Magellan Capital Holdings Corporation (MCHC), a Philippine company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, was formed for the purpose of investing in power facilities in the Philippines which are expected to qualify upon completion as EWGs and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(k)(vi)(C)(i)(a) Magellan Utilities Development Corporation (MUDC), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and was formed for the purpose of investing in a power facility in the Philippines which is expected upon completion to qualify as an EWG. MUDC is 60% owned by MCHC.

1.3.B.2.(k)(vi)(C)(i)(a)(1) Pinamucan Power Corporation (PPC), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines and is presently inactive. PPC is 99.8% owned by MUDC.

1.3.B.2.(k)(vi)(C)(i)(b) Batangas Agro-Industrial Development Corporation
(BAID), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines and owns certain real property that is the site of the EWG to be constructed by MUDC. BAID is 100% owned by MCHC.

1.3.B.2.(k)(vi)(C)(i)(c) Pinamucan Industrial Estates, Inc. (PIE), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and is presently inactive. PIE is 99.9% owned by MCHC.

1.3.B.2.(k)(vi)(D) PSEG Full Moon Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Indonesia.

1.3.B.2.(k)(vi)(E) PSEG Pontianak Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Indonesia.

1.3.B.2.(k)(vi)(F) PSEG Pontianak (L) Ltd., a Malaysian company, has its offices at Level 10, Wisma Oceanic, Jalan O.K.K. Awang Besar, 87007 Labuan F.T., Malaysia, and has one direct 93.75% owned subsidiary as described below:

1.3.B.2.(k)(vi)(F)(i) PT Pontianak Power, an Indonesian company, has its principal executive offices at JI. Dr. Saharjo 52 Jakarta, 12970 Indonesia, and was formed for the purpose of investing in power facilities in Pontianak, Indonesia.

1.3.B.2.(k)(vi)(G) PSEG Zhou Kou Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has one direct wholly-owned subsidiary as described below:

1.3.B.2.(k)(vi)(G)(i) PSEG Zhou Kou Power Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zhou Kou, China which are expected to qualify upon completion as an EWG.

1.3.B.2.(k)(vii) PSEG Elcho (Delaware) Inc. (PSEG Elcho), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(k)(vii)(A) PSEG Europe B.V. (PSEG Europe), a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands. PSEG Europe is a direct wholly owned subsidiary of PSEG Elcho and has two direct wholly-owned subsidiaries, PSEG Italia B.V. (formerly Ramat Hovav B.V.) and PSEG Poland B.V., three direct 99% owned subsidiaries (the remaining 1% interest in each of the three subsidiaries is owned by PSEG Elcho), and two indirect subsidiaries:

1.3.B.2.(k)(vii)(A)(i) PSEG Investments B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Konya Ilgin, Turkey, which are expected to qualify upon completion as an EWG.

1.3.B.2.(k)(vii)(A)(ii) PSEG Poland B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and directly owns a 17% equity interest in Elektrocieplownia Chorzow Elcho, S.z.o.o. ("Chorzow").

1.3.B.2.(k)(vii)(A)(ii)(a) Chorzow, a Polish company, has its principal executive offices at W. Sklodowskiez 3, 41-503 Chorzow, Poland, and is developing a coal-fired power station in Chorzow, Poland, which is expected to qualify upon completion as an EWG.

1.3.B.2.(k)(vii)(A)(iii) PSEG Turkey B.V., formerly Konya Ilgin Electric Production B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Konya Ilgin, Turkey, which are expected to qualify upon completion as an EWG.

1.3.B.2.(k)(vii)(A)(iv) PSEG Italia B.V. (formerly Ramat Hovav, B.V.), a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands and was formed for the purpose of investing in power facilities in Italy. PSEG Italia B.V. owns a 70% interest in Prisma 2000 S.p.A.

1.3.B.2.(k)(vii)(A)(iv)(a) Prisma 2000 S.p.A., an Italian company, has its registered office at Via Sant Andrea 19, Milan, Italy and invests in power projects in Italy.

1.3.B.2(k)(vii)(A)(v) PSEG Poland Distribution B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Poland.

1.3.B.2.(k)(viii) PSEG Global Ltd., a United Kingdom company, has its principal executive offices at 8 Bourdon Street, London E1X 9HX, England, and was formed for the purpose of managing development activities in Europe, India and the Middle East. PSEG Global Ltd. has one wholly-owned subsidiary described below:

1.3.B.2.(k)(viii)(A) PSEG Plan Ltd. (formerly Opalshore Limited), a United Kingdom company, has its principal executive offices at 8 Bourdon Street, London E1X 9HX, England, and was formed for the purpose of serving PSEG Global Ltd. as Trustee for its benefits plan.

1.3.B.2.(k)(ix) PSEG Punjab Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.2.(k)(x) PSEG Salalah Inc. (PSEG SI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG SI has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(k)(x)(A) PSEG Oman L.L.C., a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and has the following subsidiary:

1.3.B.2.(k)(x)(A)(i) PSEG Oman Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purposes of future investment in Oman.

1.3.B.2.(k)(x)(B) Salalah Power Holdings, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by PSEG SI and has two direct wholly-owned subsidiaries:

1.3.B.2.(k)(x)(B)(i) Salalah Power Holdings I Ltd. (SPHI), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, which are expected to qualify upon completion as EWGs. PSEG SI indirectly owns 50% of SPHI.

1.3.B.2.(k)(x)(B)(ii) Salalah Power Holdings II, Ltd. (SPHII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, which are expected to qualify upon completion as an EWG. PSEG SI indirectly owns 50% of SPHII.

1.3.B.2.(k)(x)(C) PSEG Oman Power Holdings Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has the following direct and indirect subsidiaries:

1.3.B.2.(k)(x)(C)(i) PSEG Sharquia Power Holdings Ltd., a Cayman Islands company has its registered office at Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands British West Indies and was formed for the purpose of future investment in Oman.

1.3.B.2(k)(x)(C)(i)(a) PSEG Sharquia Power Holdings I Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands British West Indies and was formed for the purpose of future investment in Oman.

1.3.B.2(k)(x)(C)(i)(b) PSEG Sharquia Power Holdings II Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands British West Indies and was formed for the purpose of future investment in Oman.

1.3.B.2(k)(x)(C)(i)(c) PSEG Sharquia Power Holdings III Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands British West Indies and was formed for the purpose of future investment in Oman.

1.3.B.2.(k)(xi) PSEG International Holding Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has the following subsidiary:

1.3.B.2.(k)(xi)(A) PSEG International Holding II Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has the following subsidiary:

1.3.B.2.(k)(xi)(A)(i) PSEG International Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has the following subsidiary and owns a 35% interest in Carthage, which is an EWG.

1.3.B.2.(k)(xi)(A)(i)(a) PSEG Holdings Pte Ltd., a Singapore company, has its principal executive offices at 95 South Bridge Road, #09-00 Pidemco Centre, Singapore 058717, and was formed for the purpose of investing in power facilities in Israel. PSEG Holdings Pte Ltd. has one 50% directly-owned subsidiary as described below:

1.3.B.2.(k)(xi)(A)(i)(a)(i) O.P.C. Ramat Hovav Ltd., an Israeli company, has its registered office at 2 Hanamal Street, Haifa, Israel, and was formed for the purpose of investing in power facilities in Israel.

1.3.B.2.(l) PSEG International Services Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and provides management, operations and maintenance personnel to some of the international subsidiaries of PSEG Global USA.

1.3.B.2.(m) PSEG Kalaeloa Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of acquiring a 1% general partnership interest in KPLP (described above), a Delaware limited partnership. (The remaining 99% limited partnership interest is owned by KIPLP, which is also described above.)

1.3.B.2.(n) PSEG Leasing Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a 50% general partner in National Energy Leasing Partners, (NELP).

1.3.B.2.(n)(i) NELP, a Delaware limited partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244. NELP has entered into lease transactions with respect to certain of the equipment installed at the Hanford cogeneration facility of HLP (described above) and the five Contra Costa County, California small power production facilities of GWFLP (described above).

1.3.B.2.(o) PSEG Mexico Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(p) PSEG Mount Carmel Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a 49.5% limited partner in PRRA (described above). PSEG Conemaugh Management Inc. owns a 0.5% general partnership interest in PRRA, resulting in a 50% indirect ownership by PSEG Global USA.

1.3.B.2.(q) PSEG New Hampshire Incorporated (PSEG NH), a New Hampshire corporation, has its principal executive offices in Bridgewater, New Hampshire. PSEG NH is a co-managing 40% general partner in Bridgewater Power Company, L.P. (BPCLP).

1.3.B.2.(q)(i) BPCLP, a New Hampshire limited partnership, has its principal executive offices at Route 3, Bridgewater, New Hampshire 03222. BPCLP owns a biomass-fired small power production QF in Bridgewater, New Hampshire.

1.3.B.2.(r) PSEG Project Services Inc. (PSEG PRO), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG PRO provides engineering, procurement, construction and management services and owns a 50% general partnership interest in each of the two following limited partnerships:

1.3.B.2.(r)(i) National Energy Constructors, a California limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, under which PSEG PRO constructed five petroleum coke-fired small power production facilities owned and operated by GWFLP (described above) and a petroleum coke and natural gas-fired cogeneration QF owned by HLP (described above).

1.3.B.2.(r)(ii) Tracy Operators, a California limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, and operates and maintains a biomass-fired small power production facility in Tracy, California in which PSEG Tracy Inc. (described below) has an ownership interest.

1.3.B.2.(s) PSEG Tracy Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a co-managing 34.5% general partner in Thermal Energy Development Partnership, L.P. (TEDPLP).

1.3.B.2.(s)(i) TEDPLP, a Delaware limited partnership, has its principal executive offices at New York Life Building, 501 W. Weber Avenue, Suite 104A, Stockton, California 95203. TEDPLP owns a small biomass-fired power production QF in Tracy, California.

1.3.B.2.(t) PSEG Americas Development Company L.L.C., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware, 19801 and was formed for the purpose of future investments in independent power projects.

1.3.B.2.(u) PSEG U.S. Services Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of future investment in Texas and is now inactive.

1.3.B.3. PSEG India Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman Islands, British West Indies. PSEG India Company has one direct wholly owned subsidiary, two indirect wholly owned subsidiaries, and two indirect, partially owned subsidiaries, all of which are described below:

1.3.B.3.(a) PSEG EAMS Ltd. (PSEG EAMS), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and is a wholly owned subsidiary of PSEG India Company and has two direct, wholly owned subsidiaries and two indirect, partially owned subsidiaries which are described below:

1.3.B.3.(a)(i) PSEG Operations Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and has one direct wholly owned subsidiary as described below.

1.3.B.3.(a)(i)(A) PSEG PPN Operations Private Ltd., an Indian company, has its registered office at Prakash Presidium II Floor, 110 Mahatma Gandhi Road, Nungambakkam, Chennai, India 600034, was formed for the purpose of operation and maintenance of power facilities in India and is an EWG. PSEG Ambalamugal Energy Company Ltd. (described above) owns one share of PSEG PPN Operations Private Ltd.

1.3.B.3.(a)(ii) PSEG PPN Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in India. As of March 1, 1999, status as an EWG was granted. PSEG PPN Energy Company Ltd. has a 20% ownership interest in PPN Power Generating Company Limited (PPN PGC) as described below:

1.3.B.3.(a)(ii)(A) PPN PGC, an Indian company, has its registered office at Jhaver Plaza III Floor, I A Nungambakkam High Road, Nungambakkam, Chennai, India 600034, and was formed for the purpose of owning and operating power facilities in India.

1.3.C. Enterprise Group Development Corporation (EGDC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. EGDC is a nonresidential real estate development and investment business. EGDC has investments in 7 commercial real estate properties (one of which is developed) in several states. EGDC is an 80% joint venture partner in each of State Street Square Urban Renewal Partners (SSSURPI), State Street Square Urban Renewal Partners II (SSSURPII), State Street Square Partners III (SSSIII), State Street Square 36 West Partners (SSS36W) and State Street Square NSB Partners (SSSNSB). As of December 31, 1999, EGDC comprised 0.4% of PSEG's assets and EGDC's

1999 net loss comprised (1)% of PSEG's income before extraordinary item. EGDC is a wholly-owned subsidiary of Energy Holdings. EGDC has 9 direct and 2 indirect subsidiaries, including general partnership interests as described below:

1.3.C.1. EGDC - Concourse, Incorporated (Concourse), a Florida corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Concourse is a 75% general partner in Concourse at Maitland Associates (CMA). EGDC owns 100% of Concourse.

1.3.C.1.(a) CMA, a Florida general partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35201, and is presently inactive.

1.3.C.2. EGDC - Fairfax, Incorporated (Fairfax), a Virginia corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fairfax is a 50% general partner in Monument Place Associates (MPA).

1.3.C.2.(a) MPA, a Virginia general partnership, has its principal executive offices at 1416 Dodge Street, Room 1100, Omaha, Nebraska 68179, and owns land on which it plans to develop an office complex in Fairfax County, Virginia.

1.3.C.3. SSSURPI, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns land and improvements comprising one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.4. SSSURPII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns vacant land presently used for surface parking comprising one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.5. SSSIII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns land and improvements, including the former National State Bank Building, comprising one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.6. SSSNSB, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.7. SSS36W, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and is presently inactive.

1.3.C.8. EGDC - Largo Incorporated (Largo), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and owns land on which it plans to develop an office complex in Largo, Maryland.

1.3.C.9. EGDC - Largo Management Incorporated (Largo Management), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.


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

1.3.D. PSEG Energy Technologies Inc. (PSEG Energy Technologies), a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. PSEG Energy Technologies, an energy services business, is a wholly-owned subsidiary of PSEG Energy Holdings. PSEG Energy Technologies provides a variety of energy related services to industrial and commercial customers in the Northeastern and Middle Atlantic regions of the United States. As of December 31, 1999, PSEG Energy Technologies comprised 1% of PSEG's assets and 4% of PSEG's revenues and PSEG Energy Technologies' 1999 net loss comprised
(1)% of PSEG's income before extraordinary item. PSEG Energy Technologies has the following 12 direct and 8 indirect wholly-owned subsidiaries:

1.3.D.1. The Dowling Group, Inc. (Dowling Group), a Pennsylvania corporation, has its principal executive offices at 4140 Whitaker Avenue, Philadelphia, Pennsylvania 19035. Dowling Group is a wholly-owned subsidiary of PSEG Energy Technologies. Dowling Group has one direct subsidiary and two indirect subsidiaries, as follows:

1.3.D.1.(a) Fluidics, Inc. (Fluidics), a Pennsylvania corporation, has its principal executive offices at 4140 Whitaker Avenue, Philadelphia, Pennsylvania 19124. Fluidics is a 14% directly owned subsidiary of PSEG Energy Technologies and an 86% directly owned subsidiary of Dowling Group. Fluidics provides mechanical, construction and building services. Fluidics has two wholly-owned subsidiaries, as follows:

1.3.D.1.(a)(i) Fluidics of New Jersey, Inc., a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. Fluidics of New Jersey, Inc. is a wholly-owned subsidiary of Fluidics and provides mechanical, construction and building services.

1.3.D.1.(a)(ii) Wredna, Inc. (Wredna), a Delaware Corporation, has its principal executive offices at 900 Market Street, Suite 200, Wilmington, Delaware 19801. Wredna is a wholly-owned subsidiary of Fluidics and owns various Fluidics trade and service marks which it licenses to Fluidics.

1.3.D.2. Public Service Conservation Resources Corporation (PSCRC), a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. PSCRC finances, markets and develops energy conservation projects, mostly within PSE&G's service territory, and is a wholly-owned subsidiary of PSEG Energy Technologies.

1.3.D.3. Arden Engineering Constructors, Inc. (Arden), a Rhode Island corporation, has its principal executive offices at 435 Narragansett Park Drive, Pawtucket, Rhode Island 02861. Arden is a wholly-owned subsidiary of PSEG Energy Technologies. Arden provides mechanical, construction and building services.

1.3.D.4. East Coast Mechanical, Inc. (East Coast), a Virginia corporation, has its principal executive offices at 552 Central Drive, Suite 112, Virginia Beach, Virginia 23454. East Coast is a wholly-owned subsidiary of PSEG Energy Technologies. East Coast provides mechanical, construction and building services.

1.3.D.5. The Frank A. McBride Company (McBride), a New Jersey corporation, has its principal executive offices at 233 Central Avenue, Hawthorne, New Jersey 07507. McBride is a wholly-owned subsidiary of PSEG Energy Technologies. McBride provides mechanical contracting services and has five direct wholly-owned subsidiaries.

1.3.D.5.(a) McBride Realty Company (McBride Realty), a New Jersey corporation, has its principal executive offices at 233 Central Avenue, Hawthorne, New Jersey 07507, and is a wholly-owned subsidiary of The Frank A. McBride Company. McBride Realty is currently inactive and in the process of dissolution, but had previously been a holding company for various real estate investments made by the prior owners of The Frank A. McBride Company and affiliates.

1.3.D.5.(b) Urban Comm-Data, Inc. (Urban C-D), a New Jersey corporation, has its principal executive offices at 128 Bauer Drive, Suite 3, Oakland, New Jersey 07436, and is a wholly-owned subsidiary of The Frank A. McBride Company. Urban C-D provides mechanical and electrical services.

1.3.D.5.(c) Independent Electrical Construction Company (Independent Electrical), a New Jersey corporation, has its principal executive offices at 128 Bauer Drive, Suite 3, Oakland, New Jersey 07436. Independent Electrical is a wholly-owned subsidiary of The Frank A. McBride Company. Independent Electrical provides mechanical and electric contracting services

1.3.D.5.(d) Independent Sheet Metal Co. Inc. (Independent Sheet), a New Jersey corporation, has its principal executive offices at PO Box 649, 50 Fifth Avenue, Hawthorne, New Jersey 07506. Independent Sheet is a wholly-owned subsidiary of The Frank A. McBride Company. Independent Sheet provides sheet metal fabrication and installation services, primarily for mechanical applications.

1.3.D.5.(e) Hayes Construction Company (Hayes), a Georgia corporation, has its principal executive offices at 233 Central Avenue, Hawthorne, New Jersey 07507. Hayes is a wholly-owned subsidiary of The Frank A. McBride Company and is currently inactive and in the process of dissolution.

1.3.D.6. Liber Rich & Sons, Inc. (Liber Rich), a New Jersey corporation, has its principal executive offices at 701 West Delilah Road, Pleasantville, New Jersey 08232. Liber Rich is a wholly-owned subsidiary of PSEG Energy Technologies. Liber Rich provides mechanical contracting services.

1.3.D.7. Rich Fire Protection Company, Inc. (Rich Fire), a New Jersey corporation, has its principal executive offices at 701 West Delilah Road, Pleasantville, New Jersey 08232. Rich Fire is a wholly-owned subsidiary of PSEG Energy Technologies. Rich Fire provides fire protection and mechanical contracting services.

1.3.D.8. Keith H. Struble Air Conditioning, Inc. (Struble), a New Jersey corporation, has its principal executive offices at 321 Fairfield Road, Fairfield, New Jersey 07004. Struble is a wholly-owned subsidiary of PSEG Energy Technologies. Struble provides mechanical contracting services.

1.3.D.9. Thomas H. Barham, Co. (Barham), a New Jersey company, has its principal executive offices at 4239 Highway 33, Tinton Falls, NJ 07753. Barham is a wholly-owned subsidiary of PSEG Energy Technologies. Barham provides mechanical contracting services.

1.3.D.10 Central Plumbing and Heating Company, Inc. (Central), a Pennsylvania corporation, has its principal offices at 622 Hanover Avenue, Allentown, Pennsylvania 18103. Central is a wholly-owned subsidiary of PSEG Energy Technologies. Central provides fire protection and mechanical services.

1.3.D.11 Tougher Industries, Inc. (Tougher), a New York corporation, has its principal offices at 175 Broadway, Albany, NY 12204. Tougher is a wholly-owned subsidiary of PSEG Energy Technologies. Tougher provides mechanical contracting services and fabricates and installs sheet metal for primarily mechanical applications.

1.3.D.12 McBride Energy Services Company, L.L.C. (MESCO), a New Jersey Limited Liability Company, has its principal offices at 233 Central Avenue, Hawthorne, New Jersey 07506. MESCO is an energy services business, whose members are McBride (90%) and Todd Meyer (10%).

1.3.E. PSEG Capital Corporation (Capital), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Capital is a wholly-owned financing subsidiary of Energy Holdings, which serves as a capital financing vehicle for Energy Holdings' businesses, borrowing up to $650 million at any one time outstanding on their behalf on the basis of a minimum net worth maintenance agreement with PSEG.

1.3.F. Enterprise Capital Funding Corporation (Funding), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Funding, a wholly-owned subsidiary of Energy Holdings, formerly served as a capital financing vehicle for Energy Holdings' businesses (excluding EGDC and PSEG Energy Technologies), borrowing on their behalf, on the basis of an unconditional guaranty from Energy Holdings, but without direct support from PSEG, as well as investing their short-term funds. Funding is currently inactive.

1.4. PSEG Services Corporation (Services), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Services, a wholly-owned subsidiary of PSEG, was formed in 1999 to provide internal support services to PSEG's operating subsidiaries.

      2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

      PSEG owns no property used for the generation, transmission, or distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas.

      PSEG's only subsidiary public utility company is PSE&G, which is an operating electric and gas utility company. A description of the properties of PSE&G used for the generation, transmission, and distribution of electric energy for sale, and for the transmission and distribution of natural gas, which are located predominantly in New Jersey, follows. As noted previously, during 2000, PSE&G will sell its generation-related assets to Power to own and operate such assets in the deregulated electric generation market in New Jersey.

ELECTRIC GENERATION PROPERTIES

      As of December 31, 1999, PSE&G's share of installed generating capacity was 10,287 MW, as shown in the following table:

                                                 INSTALLED        PRINCIPAL
   NAME AND LOCATION                           CAPACITY (MW)      FUELS USED
   -----------------------------------------   ---------------   -------------
   Steam:
      Hudson, Jersey City, NJ............            991          Coal/Gas
      Mercer, Hamilton, NJ...............            648          Coal/Gas
      Sewaren, Woodbridge Twp., NJ.......            453           Gas/Oil
      Linden, Linden, NJ.................            424             Oil
      Keystone, Shelocta, PA--22.84%(A)...           388            Coal
      Conemaugh, New Florence,                       382            Coal
      PA--22.50%(A).......................
      Kearny, Kearny, NJ.................            300             Oil
                                                  --------
         Total Steam.....................          3,586
                                                  --------
   Nuclear:  (Capacity factor calculated
         in accordance with industry
         maximum dependable capability
         standards)
      Hope Creek, Lower Alloways Creek,
      NJ 95%(A)..........................            979          Nuclear
      Salem 1, Lower Alloways Creek, NJ
      42.59%(A)..........................            471          Nuclear
      Salem 2, Lower Alloways Creek, NJ
      42.59%(A)..........................            471          Nuclear
      Peach Bottom 2, Peach Bottom, PA
      42.49%(A)..........................            465          Nuclear
      Peach Bottom 3, Peach Bottom, PA
      42.49%(A)..........................            465          Nuclear
                                                  --------
         Total Nuclear...................          2,851
                                                  --------
   Combined Cycle:
      Bergen, Ridgefield, NJ.............            675             Gas
      Burlington, Burlington, NJ.........            245             Gas
                                                  --------
         Total Combined Cycle............            920
                                                  --------
   Combustion Turbine:
      Essex, Newark, NJ..................            617           Gas/Oil
      Edison, Edison Township, NJ........            504           Gas/Oil
      Kearny, Kearny, NJ.................            504           Gas/Oil
      Burlington, Burlington, NJ.........            389             Oil
      Linden, Linden, NJ.................            223           Gas/Oil
      Hudson, Jersey City, NJ............            129             Oil
      Mercer, Hamilton, NJ...............            129             Oil
      Sewaren, Woodbridge Township, NJ...            129             Oil
      Bayonne, Bayonne, NJ...............             42             Oil
      Bergen, Ridgefield, NJ.............             21             Gas
      National Park, National Park, NJ...             21             Oil
      Salem, Lower Alloways Creek, NJ
      42.59%(A)..........................             16             Oil
                                                  --------
         Total Combustion Turbine........          2,724
                                                  --------
   Internal Combustion:
      Conemaugh, New Florence,
      PA--22.50%(A).......................             3             Oil
      Keystone, Shelocta, PA--22.84%(A)...             3             Oil
                                                  --------
         Total Internal Combustion.......              6
                                                  --------
   Pumped Storage:
      Yards Creek, Blairstown,
      NJ--50%(A)(B).......................           200
                                                  --------
         Total PSE&G.....................         10,287
                                                  ========
      (A) PSE&G's share of jointly owned facility.

      (B) Excludes energy for pumping and synchronous condensers.

      In addition to the generating facilities in New Jersey and Pennsylvania as indicated in the table above, as of December 31, 1999, PSE&G owned 41 switching and/or generating stations with an aggregate installed capacity of 30,417,670 kilovolt-amperes and 223 substations with an aggregate installed capacity of 7,396,000 kilovolt-amperes. In addition, six substations having an aggregate installed capacity of 108,000 kilovolt-amperes were operated on leased property. All of these facilities are located in New Jersey. It is anticipated that all of these properties, as well as related assets of these properties, will be sold to Power in accordance with the BPU's Final Order.

      ELECTRIC TRANSMISSION AND DISTRIBUTION PROPERTIES

      As of December 31, 1999, PSE&G's transmission and distribution system included approximately 155,766 circuit miles, of which approximately 38,945 miles were underground, and approximately 812,697 poles, of which approximately 539,880 poles were jointly owned. Approximately 99% of this property is located in New Jersey.

      In addition, as of December 31, 1999, PSE&G owned four electric distribution headquarters and five subheadquarters in four operating divisions all located in New Jersey.

      GAS DISTRIBUTION PROPERTIES

      As of December 31, 1999, the daily gas capacity of PSE&G's 100%-owned peaking facilities (the maximum daily gas delivery available during the three peak winter months) consisted of liquid petroleum air gas (LPG) and liquefied natural gas (LNG) and aggregated 2,973,000 therms (approximately 2,886,000 cubic feet on an equivalent basis of 1,030 Btu/cubic foot) as shown in the following table:

                                                        DAILY CAPACITY
                                                        --------------
   PLANT                                  LOCATION         (THERMS)
   -----                                  --------
   Burlington LNG...................      Burlington, NJ     773,000
   Camden LPG.......................      Camden, NJ         280,000
   Central LPG......................      Edison Twp., NJ    960,000
   Harrison LPG.....................      Harrison, NJ       960,000
                                                           ---------
     Total..........................                       2,973,000
                                                           =========

      As of December 31, 1999, PSE&G owned and operated approximately 16,377 miles of gas mains, owned 11 gas distribution headquarters and two subheadquarters all in two operating regions located in New Jersey and owned one meter shop in New Jersey serving all such areas. In addition, PSE&G operated 61 natural gas metering or regulating stations, all located in New Jersey, of which 28 were located on land owned by customers or natural gas pipeline companies supplying PSE&G with natural gas and were operated under lease, easement or other similar arrangement. In some instances, portions of the metering and regulating facilities were owned by the pipeline companies.

   3. The following information is for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

            (a) Number of kwh. (megawatt (Mwh.) = 1,000 kilowatts) of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

            PSEG  - None

            PSE&G - 41,132,000 Mwh. (retail and wholesale) sold primarily in the state of New Jersey providing revenue of approximately $4,181 million in 1999

            PSE&G - 371,787,440 Mcf. (1999 basis of 1,035 BTU/cubic foot) sold in the state of New Jersey providing revenue of approximately $1,651 million in 1999

            (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

            PSEG  - None

            PSE&G - None

            (c) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

            PSEG  - None

            PSE&G - 8,673,056 Mwh. Interchanged of physical sales in multiple states, including primarily those states in the following power pools: New York, Pennsylvania, Virginia, Florida, Ohio and Tennessee, providing revenue of approximately $236 million in 1999

            PSE&G - 64,544,342 Mcf. total off-system sales sold in the states of
                  New Jersey (at N.J. City-Gate), New York, Pennsylvania, Maryland, South Carolina, Ohio, Washington D.C., Virginia, North Carolina, Georgia, Texas, Mississippi and Louisiana providing revenue of approximately $154 million in 1999

            (d) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

            PSEG  - None

            PSE&G - 13,436,942 Mwh. of physical purchases made in multiple states, including primarily those states in the following power pools: New York, Pennsylvania, Virginia, Florida, Ohio and Tennessee, at a cost of approximately $435 million in 1999

            PSE&G - 317,017,722 Mcf. received through sales and transportation agreements with interstate pipelines having delivery points within the State from the states of New Jersey, New York, Pennsylvania, Ohio, Texas, Louisiana and Mississippi at a cost of approximately $1,135 million in 1999

     4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

            (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or the distribution at retail of natural or manufactured gas.

                  (i) PSEG Bhilai Energy Company Ltd. (BHILAI), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius. BHILAI has a 45% interest in Bhilai Power Supply Company Limited, which will construct and own a 587 MW coal-fired power plant in Malhya Pradish, India. BHILAI is a direct wholly-owned subsidiary of PSEG India Limited.

                  (ii) PSEG Meiya Power, Ltd. (PMP), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PMP was formed for the purpose of acquiring a controlling interest (51%) in the voting securities of Meiya Jingling (Nanjing) Cogen Power Co. Ltd. (MJCP), a Sino-Foreign Cooperative Joint Venture to be formed under the laws of the People's Republic of China. MJCP, after formation, will acquire an existing 100 MW coal-fired generation facility, consisting of three pulverized coal-fired boilers and two 50 MW extracting/condensing steam turbine generating sets located in Nanjing, Jiangsu Province, People's Republic of China. PMP is a direct wholly-owned subsidiary of PSEG China.

                  (iii) PSEG Philippines Holdings L.L.C. (PPHL.L.C.), a Delaware
                        limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PPHL.L.C. has a 27.8% interest in Magellan Capital Holdings Corporation, a Philippine company, which in turn has a 56% interest in Magellan Cogeneration Inc., a Philippine company, which owns and operates a diesel-fired power generation facility in Cavite, Philippines. PPHL.L.C. is a direct wholly-owned subsidiary of PSEG China.

                  (iv) Central Termica San Nicolas, S.A. (CTSN), an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. CTSN owns and operates a coal, petroleum coke, natural gas and oil-fired electric power generating facility located at San Nicolas, Argentina. CTSN is an indirectly owned subsidiary of CEMAS Corporation.

                  (v) China U.S. Power Partners I, Ltd. (CUPPI), a Bermuda limited liability company, has its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda. CUPPI has a 30% interest in Jingyuan Second Power Co., Ltd. (Jingyuan), which owns a coal-fired electric power generation facility in Jingyuan, China. PSEG China indirectly owns 15% of Jingyuan.

                  (vi) PSEG Zuojiang Hydropower Ltd. (ZHL), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius. ZHL has a direct 60% interest in Guangxi Zuojiang Meiya Hydropower Co. Ltd. (GZMHCL), which owns a hydroelectric power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China. PSEG China indirectly owns 30% of GZMHCL.

                  (vii) PSEG Tongzhou Cogen Power Ltd. (TMC), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. TMC owns an 80% interest in Tongzhou Meiya Cogeneration Company Limited (TMCC), which owns a coal-fired cogeneration facility in Tongzhou City, Jiangsu Province, China. PSEG China owns 40% of TMCC.

                  (viii) Rio Grande Energia, S.A.,(RGE), formerly Companhia
                        Norte-Nordeste de Distribuicao de Energia Eletrica, a Brazilian company, has its registered office at Rua da Consolacao #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903. RGE is an electric distribution company serving the State of Rio Grande do Sul, Brazil. RGE is 91.80% owned by Doc 3 Participacoes S.A., a Brazilian company, which in PSEG Brazil Company and PSEG Brazil I Company, both Cayman companies, which in turn are wholly-owned by Pampa Energia Ltda.

                  (ix) Empresa Distribuidora de Energia Norte S.A. (EDEN), an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina. EDEN owns a distribution facility in the province of Buenos Aires, Argentina. EDEN is a direct 33.34% owned subsidiary of PSEG OA, which in turn is 99.99% owned by PSEGAOC, a Cayman company and 0.01% owned by CEMAS Corporation. PSEGAOC is in turn 90% owned by PSEG Americas Ltd., a Bermuda limited liability company. PSEG Americas Ltd. is a wholly-owned subsidiary of PSEG Americas, Inc.

                  (x) Empresa Distribuidora de Energia Sur S.A. (EDES), an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina. EDES owns a distribution facility in the province of Buenos Aires, Argentina. EDES is a direct 33.34% owned subsidiary of PSEG OA, which in turn is 99.99% owned by PSEGAOC, a Cayman company and 0.01% owned by CEMAS Corporation. PSEGAOC is in turn 90% owned by PSEG Americas Ltd., a Bermuda limited liability company. PSEG Americas Ltd. is a wholly-owned subsidiary of PSEG Americas, Inc.

                  (xi) Turbogeneradores Maracay, C.A. (TGM), a Venezuela company, has its principal offices located at Avenida Francisco de Miranda, Piso 12, Torre Country Club, Chacaito, Caracas, Venezuela. TGM owns and operates two nominal 20 MW simple-cycle gas turbine generators at the paper mill facilities of Manufacturas de Papel C.A. in Maracay, Venezuela. TGM is a direct 17.13% owned subsidiary of Turbogeneradores de Venezuela, C.A.,
                        (TGV). TGV is a direct 50% owned subsidiary of PSEG Americas II, Ltd.

                  (xii) Empresa Distribuidora La Plata Sociedad Anonima
                        (EDELAP), an Argentine Sociedad Anonima, with its executive offices in Buenos Aires, Argentina. The principal purpose of EDELAP is to offer services of distribution and commercialization of electricity in accordance with the terms of the Concession Contract. 51% of EDELAP Class A stock is directly owned by COINELEC (described above), 31.942% of EDELAP Class B shares is directly owned by Luz de la Plata S.A. and an additional 7.058% of EDELAP Class B Shares are directly owned by Camille Ltd. (described above).

                  (xiii) Turboven Cagua (CAGUA), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

                  (xiv) Turboven Maracay (MARACAY), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

                  (xv) Turboven Valencia (VALENCIA), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

                  (xvi) PSEG PPN Energy Company Ltd. (PPN Energy), a Mauritius
                        company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and was formed for the purpose of investing in power facilities in Kerala, India. PSEG PPN Energy Company Ltd. has a 20% ownership interest in PPN Power Generating Company Limited.

                 (xvii) PSEG PPN Operations Private Ltd. (PPN Operations), an
                        Indian company, has its registered office at Prakash Presidium II Floor, 110 Mahatma Gandhi Road, Nungambakkam, Chennai, India 600034, is an EWG and was formed for the purpose of investing in power facilities in India.

                (xviii) Carthage Utilities Company (Carthage), a Tunisian
                        company, was formed for the purpose of making investments in Tunisia. PSEG International Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and owns a 50% interest in Carthage.

                 (xix) Tri-Sakthi Energy Private Limited (TSEPL), an Indian company, has its registered office at Prakash Presidium II Floor, 110 Mahatma Gandhi Road, Nungambakkam, Chennai, India 600034, and was formed for the purpose of investing in power facilities in India. PSEG North Chennai Ltd. and Tri-Sakthi Energy Private Limited both own a 50% interest in TSEPL.

                  (xx) Texas Guadalupe Power Partners (Guadalupe), has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Guadalupe.

                 (xxi) Archer Power Partners (Archer), has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Archer.

                 (xxii) Odessa Power Partners (Odessa), has its registered
                        office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Odessa.

                (xxiii) Chilquinta Energia S.A. (Chilquinta), a Chilean
                        company, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile, and was formed for the purpose of making investments in Chile and Peru. Sempra/PSEG Inversiones holds a 100% interest in Chilquinta.

                 (xxiv) Luz del Sur S.A.A. (Luz del Sur), a Peruvian company, has its principal executive offices at Canaval y Moreyra 380, Piso 18, San Isidro Lima Peru, and is a FUCO and an electric distribution company serving southern Lima, Peru. A 60% interest in Luz del Sur is directly owned by Ontario Quinta A.V.V.. Peruvian Opportunity S.A.C. holds a direct interest of 22.4% in Luz del Sur and Energy Business International A.V.V. owns 3.76%.

                  (xxv) AES Parana Operations SRL (AES Parana), an Argentine
                        company, has registered office in Buenos Aires, Argentina, and will provide maintenance and operations services to the project being constructed by AES Parana. AES Parana is 33% owned by PSEG Cayman Americas V Company and was formed for the purpose of making investments in Argentina.


                 (xxvi) PSEG Fossil LLC (Fossil), a Delaware Limited
                        Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fossil, a wholly-owned subsidiary of Power, is an EWG, and was formed to operate the fossil fueled electric generation assets of PSE&G which are anticipated to be sold to Power during 2000.

                (xxvii) PSEG Nuclear LLC (Nuclear), a Delaware Limited
                        Liability Company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Nuclear, a wholly-owned subsidiary of Power, is an EWG, and was formed to operate the nuclear fueled electric generation assets of PSE&G which are anticipated to be sold to Power during 2000.

            (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

                  See Exhibit C attached hereto and Items 1 and 4(a) above.

            (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                  (i)   BHILAI
                        As of December 31, 1999, PSEG has an indirect aggregate capital investment in BHILAI of U.S. $0.

                  (ii)  PMP
                        As of December 31, 1999, PSEG has an indirect aggregate capital investment in PMP of U.S. $0.

                  (iii) PPHL.L.C.
                        As of December 31, 1999, PSEG has an indirect aggregate capital investment in PPHL.L.C. of U.S. $3,100,018 all of which is equity.

                  (iv)  CTSN
                        As of December 31, 1999, PSEG has an indirect aggregate capital investment in CTSN of U.S. $20,705,334 all of which is equity.

                  (v)   CUPPI
                        As of December 31, 1999, PSEG has an indirect aggregate capital investment in CUPPI of U.S. $54,177,725 all of which is equity. PSEG Global has committed to fund up to a total of $130 million in Jingyuan, (system company of CUPPI) pursuant to the joint venture contract governing Jingyuan.

                  (vi)  ZHL
                        As of December 31, 1999, PSEG has an indirect aggregate capital investment in ZHL of U.S. $4,211,203 all of which is equity.

                  (vii) TMC
                        As of December 31, 1999, PSEG has an indirect aggregate capital investment in TMC of U.S. $6,674,761 all of which is equity.

                 (viii) RGE
                        As of December 31, 1999, PSEG has an indirect aggregate capital investment in RGE of U.S. $330,116,874 of which U.S. $238,496,174 is equity and U.S. $0 is debt (including interest).

                  (ix)  EDEN
                        As of December 31, 1999, PSEG has an indirect aggregate capital investment in EDEN of U.S. $155,444,733 of which U.S. $98,045,737 is equity and U.S. $0 is debt (including interest).

                  (x)   EDES
                        As of December 31, 1999, PSEG has an indirect aggregate capital investment in EDES of U.S. $63,707,752 of which U.S. $40,183,308 is equity and U.S. $0 is debt (including interest).

                  (xi)  TGM
                        As of December 31, 1999, PSEG has an indirect capital investment in TGM of U.S. $1,982,855 all of which is equity. PSEG and its subsidiaries (direct and indirect) have no other security guarantees, debt or other financial obligations relative to TGM.

                  (xii) EDELAP
                        As of December 31, 1999, PSEG has an indirect capital investment in EDELAP of U.S. $89,945,061 all of which is equity.

                 (xiii) CAGUA
                        Turboven Company Inc., a Cayman company, is the 100% direct parent of Cagua. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 1999, PSEG has an indirect capital investment in Turboven Company Inc. of US $41 million.

                  (xiv) MARACAY
                        Turboven Company Inc., a Cayman company, is the 100% direct parent of Maracay. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 1999, PSEG has an indirect capital investment in Turboven Company Inc. of US $41 million.

                  (xv)  VALENCIA
                        Turboven Company Inc., a Cayman company, is the 100% direct parent of Valencia. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 1999, PSEG has an indirect capital investment in Turboven Company Inc. of US $41 million.

                  (xvi) PPN Energy
                        As of December 31, 1999, PSEG has an indirect capital investment in PPN Energy of U.S. $14,034,798 all of which is equity.

                 (xvii) PPN Operations
                        As of December 31, 1999, PSEG has an indirect capital investment in PPN Operations of U.S. $102,000.

                (xviii) Carthage
                        As of December 31, 1999, PSEG has an indirect capital investment in Carthage of U.S. $12,010,684.

                  (xix) Tri-Sakthi
                        As of December 31, 1999, PSEG has an indirect capital investment in Tri-Sakthi of U.S. $0.

                  (xx)  Guadalupe Power Partners
                        Texas Independent Energy L.P. is the 100% indirect parent of Guadalupe Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 1999, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $32,378,559.

                  (xxi) Archer Power Partners
                        Texas Independent Energy L.P. is the 100% indirect parent of Archer Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 1999, PSEG has an indirect capital investment in Independent Energy L.P. of U.S. $32,378,559.

                 (xxii) Odessa Power Partners
                        Texas Independent Energy L.P. is the 100% indirect parent of Odessa Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 1999, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $32,378,559.

                (xxiii) Chilquinta
                        As of December 31, 1999, PSEG has an indirect capital investment in Chilquinta of U.S. $411,356,583, of which U.S. $251,196,583 is equity and U.S. $0 is debt (including interest).

                 (xxiv) Luz del Sur
                        As of December 31, 1999, PSEG has an indirect capital investment in Luz del Sur of U.S. $108,479,787.

                  (xxv) AES Parana
                        As of December 31, 1999, PSEG has an indirect capital investment in AES Parana of U.S. $26,483,075.

                 (xxvi) Fossil
                        As of December 31, 1999, PSEG has an indirect capital investment in Fossil of U.S. $2,000 all of which is equity.

                (xxvii) Nuclear
                        As of December 31, 1999, PSEG has an indirect capital investment in Nuclear of U.S. $2,000 all of which is equity.

            (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

                                              (i) BHILAI
                                                12/31/99
                                                                   $ U.S.

                        Capitalization                                  $0
                                                             ==============

                        Net Income                                      $0
                                                             ==============
                                               (ii) PMP
                                                12/31/99
                                                                   $ U.S.
                        Capitalization                                  $0
                                                             ==============
                        Net Income                                      $0
                                                             ==============

                                             (iii) PPHL.L.C.
                                                12/31/99
                                                                   $ U.S.
                        ASSETS
                        Current Assets                                  $0
                        Non-current Assets                       3,100,018
                                                             --------------
                        Total Assets                            $3,100,018
                                                             ==============

                        LIABILITIES
                        Current Liabilities                    $11,808,481
                        Non-current Liabilities                 (2,048,763)
                                                             --------------
                        Total Liabilities                        9,759,718

                        EQUITY                                  (6,659,700)
                                                             --------------
                        Total Liabilities and Equity            $3,100,018
                                                             ==============

                        Net Income for Year-Ended              $(3,541,258)
                        12/31/99
                                               (iv) CTSN
                                                12/31/99
                                                                   $ U.S.
                        ASSETS
                        Current Assets                         $51,358,668
                        Non-current Assets                     131,866,506
                                                             --------------
                        Total Assets                          $183,225,174
                                                             ==============

                        LIABILITIES
                        Current Liabilities                    $62,248,795
                        Non-current Liabilities                 12,000,000
                                                             --------------
                        Total Liabilities                       74,248,795

                        EQUITY                                 108,976,379
                                                             --------------
                        Total Liabilities and Equity          $183,225,174
                                                             ==============

                        Net Income for Year-Ended              $14,245,153
                        12/31/99

                                               (v) CUPPI
                                                12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                         $12,441,275
                        Non-current Assets                      86,288,159
                                                             --------------
                        Total Assets                           $98,729,434
                                                             ==============

                        LIABILITIES
                        Current Liabilities                     $4,374,807
                        Non-current Liabilities                 56,044,921
                                                             --------------
                        Total Liabilities                       60,419,728

                        EQUITY                                  38,349,706
                                                             --------------
                        Total Liabilities and Equity           $98,769,434
                                                             ==============

                        Net Income for Year-Ended 12/31/99      $3,082,254


                                               (vi) ZHL
                                               12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                          $2,055,947
                        Non-current Assets                      40,784,743
                                                             --------------
                        Total Assets                           $42,840,690
                                                             ==============

                        LIABILITIES
                        Current Liabilities                     $3,996,616
                        Non-current Liabilities                 12,136,637
                                                             --------------
                        Total Liabilities                       16,133,253

                        EQUITY                                  26,707,437
                                                             --------------
                        Total Liabilities and Equity           $42,840,690
                                                             ==============

                        Net Income for Year-Ended 12/31/99        $518,921

                                               (vii) TMC
                                                12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                          $1,876,923
                        Non-current Assets                      29,591,722
                                                             --------------
                        Total Assets                           $31,468,645
                                                             ==============

                        LIABILITIES
                        Current Liabilities                    $15,476,148
                        Non-current Liabilities                  6,701,613
                                                             --------------
                        Total Liabilities                       22,177,761

                        EQUITY                                   9,290,884
                                                             --------------
                        Total Liabilities and Equity           $31,468,645
                                                             ==============

                        Net Income for Year-Ended 12/31/99        $640,556

                                              (viii) RGE
                                                12/31/99
                                                                 $ U.S.
                                                                 ------
                        ASSETS
                        Current Assets                          $68,328,282
                        Non-current Assets                    1,173,527,087
                                                             ---------------
                        Total Assets                         $1,241,855,369
                                                             ===============

                        LIABILITIES
                        Current Liabilities                    $120,830,625
                        Non-current Liabilities                 378,046,773
                                                             ---------------
                        Total Liabilities                       498,877,398

                        EQUITY                                  742,977,971
                                                             ---------------
                        Total Liabilities and Equity         $1,241,855,369
                                                             ===============

                        Net Income for Year-Ended 12/31/99      $24,936,035

                                               (ix) EDEN
                                                12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                         $81,888,038
                        Non-current Assets                     477,165,517
                                                             --------------
                        Total Assets                          $559,053,555
                                                             ==============

                        LIABILITIES
                        Current Liabilities                    $58,083,045
                        Non-current Liabilities                 69,879,180
                                                             --------------
                        Total Liabilities                      127,962,225

                        EQUITY                                 431,091,330
                                                             --------------
                        Total Liabilities and Equity          $559,053,555
                                                             ==============

                        Net Income for Year-Ended 12/31/99     $23,326,347

                                               (x) EDES
                                                12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                         $39,824,191
                        Non-current Assets                     178,342,332
                                                             --------------
                        Total Assets                          $218,166,523
                                                             ==============

                        LIABILITIES
                        Current Liabilities                    $29,226,785
                        Non-current Liabilities                 22,935,901
                                                             --------------
                        Total Liabilities                       52,162,686

                        EQUITY                                 166,003,837
                                                             --------------
                        Total Liabilities and Equity          $218,166,523
                                                             ==============

                        Net Income for Year-Ended 12/31/99     $13,449,527

                                                 (xi) TGM
                                                 12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                          $5,335,058
                        Non-current Assets                       5,049,091
                                                             --------------
                        Total Assets                           $10,384,149
                                                             ==============

                        LIABILITIES
                        Current Liabilities                       $659,530
                        Non-current Liabilities                    841,438
                                                             --------------
                        Total Liabilities                        1,500,968

                        EQUITY                                   8,883,181
                                                             --------------
                        Total Liabilities and Equity           $10,384,149
                                                             ==============

                        Net Income for Year-Ended 12/31/99      $1,902,298

                                               (xii) EDELAP
                                                 12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                         $44,037,120
                        Non-current Assets                     336,324,468
                                                             --------------
                        Total Assets                          $380,361,588
                                                             ==============

                        LIABILITIES
                        Current Liabilities                    $62,254,780
                        Non-current Liabilities                 57,732,514
                                                             --------------
                        Total Liabilities                      119,987,294

                        EQUITY                                 260,374,294
                                                             --------------
                        Total Liabilities and Equity          $380,361,588
                                                             ==============

                        Net Income for Year-Ended 12/31/99     $12,285,528

                                               (xiii) CAGUA
                                                 12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                          $5,347,470
                        Non-current Assets                      23,132,290
                                                             --------------
                        Total Assets                           $28,479,760
                                                             ==============

                        LIABILITIES
                        Current Liabilities                     $3,164,750
                        Non-current Liabilities                    856,090
                                                             --------------
                        Total Liabilities                        4,020,840

                        EQUITY                                  24,458,920
                                                             --------------
                        Total Liabilities and Equity           $28,479,760
                                                             ==============

                        Net Income for Year-Ended 12/31/99              $0

                                              (xiv) MARACAY
                                                 12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                          $4,905,460
                        Non-current Assets                      24,677,200
                                                             --------------
                        Total Assets                           $29,582,660
                                                             ==============

                        LIABILITIES
                        Current Liabilities                     $2,367,050
                        Non-current Liabilities                  1,201,310
                                                             --------------
                        Total Liabilities                        3,568,360

                        EQUITY                                  26,014,300
                                                             --------------
                        Total Liabilities and Equity           $29,582,660
                                                             ==============

                        Net Income for Year-Ended 12/31/99              $0

                                              (xv) VALENCIA
                                                 12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                             $54,510
                        Non-current Assets                       2,512,290
                                                             --------------
                        Total Assets                            $2,566,800
                                                             ==============

                        LIABILITIES
                        Current Liabilities                     $1,885,680
                        Non-current Liabilities                     19,110
                                                             --------------
                        Total Liabilities                        1,904,790

                        EQUITY                                     662,010
                                                             --------------
                        Total Liabilities and Equity            $2,566,800
                                                             ==============

                        Net Income for Year-Ended 12/31/99              $0

                                             (xvi) PPN ENERGY
                                                 12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                             $24,434
                        Non-current Assets                      14,034,797
                                                             --------------
                        Total Assets                           $14,059,231
                                                             ==============

                        LIABILITIES
                        Current Liabilities                     $2,766,138
                        Non-current Liabilities                  (267,125)
                                                             --------------
                        Total Liabilities                        2,499,013

                        EQUITY                                  11,560,218
                                                             --------------
                        Total Liabilities and Equity           $14,059,231
                                                             ==============

                        Net Income for Year-Ended 12/31/99       $(90,151)

                                           (xvii) PPN OPERATIONS
                                                  12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                             $13,259
                        Non-current Assets                         102,000
                                                             --------------
                        Total Assets                              $115,259
                                                             ==============

                        LIABILITIES
                        Current Liabilities                         $5,891
                        Non-current Liabilities                        737
                                                             --------------
                        Total Liabilities                            6,628

                        EQUITY                                     108,631
                                                             --------------
                        Total Liabilities and Equity              $115,259
                                                             ==============

                        Net Income for Year-Ended 12/31/99          $6,631

                                           (xviii)  Carthage
                                               12/31/99

                                                                $ U.S.
                                                                ------
                        Assets
                        Current Assets                         $ 1,041,655
                        Non-current Assets                      16,179,533
                                                             --------------
                        Total Assets                           $17,221,188
                                                             ==============

                        Liabilities
                        Current Liabilities                    $   377,897
                        Non-current Liabilities                $ 9,560,715
                                                             --------------
                        Total Liabilities                        9,938,612
                        Equity                                   7,282,576
                                                             --------------
                        Total Liabilities and Equity           $17,221,188
                                                             ==============

                        Net Income for Year-Ended 12/31/99              $0

                                           (xix)  Tri-Sakthi
                                                12/31/99

                                                                $ U.S.
                                                                ------
                        Capitalization                                  $0
                                                             --------------
                        Net Income                                      $0
                                                             ==============

                                           (xx)  Guadalupe
                                                 12/31/99

                                                                $ U.S.
                                                                ------

                        Assets
                        Current Assets                        $    313,000
                        Non-current Assets                     178,651,000
                                                             --------------
                        Total Assets                          $178,964,000
                                                             ==============
                        Liabilities
                        Current Liabilities                   $ 21,669,000
                        Non-current Liabilities                158,582,000
                                                             --------------
                        Total Liabilities                      180,251,000

                        Equity                                  (1,287,000)
                                                             --------------
                        Total Liabilities and Equity          $178,964,000
                                                             ==============

                        Net Income for Year-Ended 12/31/99     $(8,714,000)

                                           (xxi)  Archer
                                              12/31/99

                                                                $ U.S.
                                                                ------

                        Assets
                        Current Assets                                  $0
                        Non-current Assets                       3,246,000
                                                             --------------
                        Total Assets                            $3,246,000
                                                             ==============
                        Liabilities
                        Current Liabilities                     $2,753,000
                        Non-current Liabilities                          0
                                                             --------------
                        Total Liabilities                       $2,753,000

                        Equity                                     493,000
                                                             --------------
                        Total Liabilities and Equity            $3,246,000
                                                             ==============

                        Net Income for Year-Ended 12/31/99              $0

                                          (xxii) Odessa-Ector
                                               12/31/99

                                                                $ U.S.
                                                                ------
                        Assets
                        Current Assets                                  $0
                        Non-current Assets                      31,634,000
                                                             --------------
                        Total Assets                           $31,634,000
                                                             ==============
                        Liabilities
                        Current Liabilities                    $26,762,000
                        Non-current Liabilities                          0
                                                             --------------
                        Total Liabilities                       26,762,000

                        Equity                                   4,872,000
                                                             --------------
                        Total Liabilities and Equity           $31,634,000
                                                             ==============

                       Net Income for Year-Ended 12/31/99               $0

                                           (xxiii)  Chilquinta
                                               12/31/99
                                                                $ U.S.
                                                                ------
                        Assets
                        Current Assets                    $    112,367,308
                        Non-current Assets                     424,152,840
                                                             --------------
                        Total Assets                           536,520,148
                                                             ==============
                        Liabilities
                        Current Liabilities                    $21,044,615
                        Non-current Liabilities                412,250,772
                                                             --------------
                        Total Liabilities                      433,295,387

                        Equity                                 103,224,761
                                                             --------------
                        Total Liabilities and Equity          $536,520,148
                                                             ==============

                       Net Income for Year-Ended 12/31/99  $    15,915,601

                                           (xxiv)  Luz del Sur
                                                 12/31/99
                                                                $ U.S.
                                                                ------

                        Assets
                        Current Assets                     $    73,842,489
                        Non-current Assets                     396,541,020
                                                             --------------
                        Total Assets                           470,383,509
                                                             ==============
                        Liabilities
                        Current Liabilities                     81,297,890
                        Non-current Liabilities                121,067,072
                                                             --------------
                        Total Liabilities                      202,364,962

                        Equity                                 268,018,547
                                                             --------------
                        Total Liabilities and Equity           470,383,509
                                                             ==============

                        Net Income for Year-Ended 12/31/99  $   28,702,912

                                           (xxv)  AES Parana SCA
                                                    12/31/99
                                                                $ U.S.
                                                                ------
                        Assets
                        Current Assets                      $   19,686,370
                        Non-current Assets                      42,678,678
                                                             --------------
                        Total Assets                            62,365,048
                                                             ==============

                        Liabilities
                        Current Liabilities                        486,048
                        Non-current Liabilities                  5,439,416
                                                             --------------
                        Total Liabilities                        5,925,464

                        Equity                                  56,439,584
                                                             --------------
                        Total Liabilities and Equity            62,365,048
                                                             ==============

                        Net Income for Year-Ended 12/31/99   $    (126,030)

                                              (xxvi) FOSSIL
                                                   12/31/99
                                                                $ U.S.
                        ASSETS                                  ------
                        Current Assets                              $2,000
                        Non-current Assets                               0
                                                             --------------
                        Total Assets                                $2,000
                                                             ==============
                        LIABILITIES
                        Current Liabilities                             $0
                        Non-current Liabilities                          0
                                                             --------------
                        Total Liabilities                                0

                        EQUITY                                       2,000
                                                             --------------
                        Total Liabilities and Equity                $2,000
                                                             ==============

                        Net Income for Year-Ended 12/31/99              $0

                                           (xxvii) NUCLEAR
                                                12/31/99
                                                                $ U.S.
                                                                ------
                        ASSETS
                        Current Assets                              $2,000
                        Non-current Assets                               0
                                                             --------------
                        Total Assets                                $2,000
                                                             ==============

                        LIABILITIES
                        Current Liabilities                             $0
                        Non-current Liabilities                          0
                                                             --------------
                        Total Liabilities                                0

                        EQUITY                                       2,000
                                                             --------------
                        Total Liabilities and Equity                $2,000
                                                             ==============

                        Net Income for Year-Ended 12/31/99              $0

                  (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                        (i)   BHILAI
                              None.

                        (ii)  PMP
                              None.

                        (iii) PPHL.L.C.
                              None.

                        (iv)  CTSN
                              None.

                        (v)   CUPPI
                              None.

                        (vi)  ZHL
                              None.

                        (vii) TMC
                              None.

                       (viii) RGE
                              RGE has an Operators Agreement with IPE under which IPE provides certain support services to RGE in connection with electricity distribution.

                        (ix)  EDEN
                              PSEGAOC has an Operators Agreement with EDEN under which PSEGAOC provides certain support services to EDEN in connection with electricity distribution.

                        (x)   EDES
                              PSEGAOC has an Operators Agreement with EDES under which PSEGAOC provides certain support services to EDES in connection with electricity distribution.

                        (xi)  TGM
                              None.

                        (xii) EDELAP
                              None.

                       (xiii) CAGUA
                              None.

                        (xiv) MARACAY
                              None.

                        (xv)  VALENCIA
                              None.

                        (xvi) PPN Energy
                              None.

                       (xvii) PPN Operations
                              PPN Operations has an Operation and Maintenance Agreement with PPN PGC to provide certain services in connection with mobilization, operation and maintenance of 330 MW combined cycle electric power generating facility of PPN PGC located in Pillaiperumalnallur in the state of Tamilnadu, India. Under said agreement, PPN Operations will receive a fee equal to fifteen percent (15%) of the non fuel and insurance related operating expenses of the said facility.

                      (xviii) Carthage
                              None.

                      (xix)   TSEPL
                              None.

                      (xx)    Guadalupe
                              None.

                      (xxi)   Archer
                              None.

                      (xxii)  Odessa
                              None.

                      (xxiii) Chilquinta
                              None.

                      (xxiv)  Luz del Sur
                              None.

                      (xxv)   AES Parana
                              None.

                      (xxvi)  Fossil
                              Fossil has a Service Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

                      (xxvii) Nuclear
                              Nuclear has a Service Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

                                    EXHIBIT A

      A consolidating statement of income and surplus of claimant and its direct or indirect affiliated subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

      Exhibit A includes all required consolidating financial statements described above to be filed with this report and are attached hereto. Subsidiaries described under Item 1 above include all PSEG's direct and indirect subsidiaries. Direct and indirect subsidiaries of PSEG that exceeded 2% of PSEG's consolidated assets or consolidated revenues are PSE&G, Energy Holdings, PSEG Resources, RCMC, PSEG Global, PSEG Global USA, PSEG International, PSEG Americas Inc., PSEG Americas Ltd., and PSEG Energy Technologies and are included in Exhibit A.

                                    EXHIBIT B

                             Financial Data Schedule

      If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

      Exhibit B, attached to this report, includes all financial and other data that are applicable to the registrant on a consolidated basis.

                                    EXHIBIT C

      An organizational chart showing the relationship of each EWG or foreign utility company to the associate companies in the holding-company system.

      See attached Exhibit C.

      The above-named Claimant (PSEG) has caused this statement to be duly executed on its behalf by its authorized officer on this 29th day of February, 2000.

                                    Public Service Enterprise Group Incorporated

                                                (Name of Claimant)


                                    By           PATRICIA A. RADO
                                                 ----------------

                                                 Patricia A. Rado
                                           Vice President and Controller
                                          (Principal Accounting Officer)

(CORPORATE SEAL)

Attest:


   E. J. BIGGINS, JR.
------------------------------
   E. J. Biggins, Jr.
   Corporate Secretary

      Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:


      James T. Foran                              Associate General Counsel
------------------------------                    -------------------------
         (Name)                                            (Title)

        80 Park Plaza, T5B, P. O. Box 1171, Newark, New Jersey 07101-1171
        -----------------------------------------------------------------

                                    (Address)

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 1999
(MILLIONS OF DOLLARS, EXCEPT FOR PER SHARE DATA)

                                                                       EXHIBIT A

                                                                 INTERCOMPANY                 ENERGY                     ENTERPRISE
                                                      PSEG       ELIMINATIONS    PSE&G &     HOLDINGS &                   CAPITAL
                                                     CONSOL.     & RECLASS.       SUBS.        SUBS.          PSEG         TRUST I
                                                    ----------   ------------   ----------  -------------  -----------  -----------
OPERATING REVENUES
  Electric Revenues  *
    Bundled                                           $ 2,480     $       --      $ 2,480    $        --    $      --    $       --
    Generation                                          1,005             --        1,005             --           --            --
    Transmission and Distribution                         688             --          688             --           --            --
                                                    ----------   ------------   ----------  -------------  -----------  -----------
     Total Electric Revenues                            4,173             --        4,173             --           --            --
  Gas Distribution                                      1,717             --        1,717             --           --            --
  Other                                                   607             --           --            607           --            --
                                                    ----------   ------------   ----------  -------------  -----------  -----------
     Total Operating Revenues                           6,497             --        5,890            607           --            --
                                                    ----------   ------------   ----------  -------------  -----------  -----------
OPERATING EXPENSES
  Electric Energy Costs                                   972             --          958             14           --            --
  Gas Costs                                             1,107             --        1,038             69           --            --
  Operation and Maintenance                             1,849              1        1,573            277           (2)           --
  Depreciation and Amortization                           536             --          529              7           --            --
  Taxes Other Than Income Taxes                           196             --          194              2           --            --
                                                    ----------   ------------   ----------  -------------  -----------  -----------
       Total Operating Expenses                         4,660              1        4,292            369           (2)           --
                                                    ----------   ------------   ----------  -------------  -----------  -----------
OPERATING INCOME                                        1,837             (1)       1,598            238            2            --
Other Income and Deductions                                33              5           (2)            34          (42)           17
Interest Expense                                         (490)            39         (387)           (95)         (47)           --
Preferred Securities Dividend Requirements                (94)            (1)         (46)            --           (9)          (17)
                                                    ----------   ------------   ----------  -------------  -----------  -----------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM                                    1,286             42        1,163            177          (96)           --
Income Taxes                                             (563)             1         (510)           (69)          15            --
                                                    ----------   ------------   ----------  -------------  -----------  -----------
INCOME BEFORE EXTRAORDINARY ITEM                          723             43          653            108          (81)           --
Extraordinary Item (Net of Tax of $345)                  (804)            --         (804)            --           --            --
                                                    ----------   ------------   ----------  -------------  -----------  -----------
 NET INCOME (LOSS)                                    $   (81)    $       43      $  (151)   $       108    $     (81)   $       --
                                                    ==========   ============   ==========  =============  ===========  ===========

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING (000's)                               219,814
                                                    ==========

EARNINGS (LOSSES) PER SHARE (BASIC AND DILUTED):
Income Before Extraordinary Item                     $   3.29
Extraordinary Item (Net of Tax)                         (3.66)
                                                    ----------
Net Income (Loss)                                    $  (0.37)
                                                    ==========

DIVIDENDS PAID PER SHARE OF COMMON STOCK             $   2.16
                                                    ==========

                                                     ENTERPRISE     ENTERPRISE
                                                      CAPITAL        CAPITAL
                                                      TRUST II      TRUST III
                                                    -------------  -------------
OPERATING REVENUES
  Electric Revenues  *
    Bundled                                          $        --    $        --
    Generation                                                --             --
    Transmission and Distribution                             --             --
                                                    -------------  -------------
     Total Electric Revenues                                  --             --
  Gas Distribution                                            --             --
  Other                                                       --             --
                                                    -------------  -------------
     Total Operating Revenues                                 --             --
                                                    -------------  -------------
OPERATING EXPENSES
  Electric Energy Costs                                       --             --
  Gas Costs                                                   --             --
  Operation and Maintenance                                   --             --
  Depreciation and Amortization                               --             --
  Taxes Other Than Income Taxes                               --             --
                                                    -------------  -------------
       Total Operating Expenses                               --             --
                                                    -------------  -------------
OPERATING INCOME                                              --             --
Other Income and Deductions                                   10             11
Interest Expense                                              --             --
Preferred Securities Dividend Requirements                   (10)           (11)
                                                    -------------  -------------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM                                          --             --
Income Taxes                                                  --             --
                                                    -------------  -------------
INCOME BEFORE EXTRAORDINARY ITEM                              --             --
Extraordinary Item (Net of Tax of $345)                       --             --
                                                    -------------  -------------
 NET INCOME (LOSS)                                   $        --    $        --
                                                    =============  =============

WEIGHTED AVERAGE COMMON SHARES
    OUTSTANDING (000's)

EARNINGS (LOSSES) PER SHARE (BASIC AND DILUTED):
Income Before Extraordinary Item
Extraordinary Item (Net of Tax)

Net Income (Loss)


DIVIDENDS PAID PER SHARE OF COMMON STOCK

* Note: Bundled revenues were recorded based on the bundled rates in effect through 7/31/99. Commencing with the unbundling of rates on 8/1/99, revenues are disaggregated between Generation Revenue and Transmission and Distribution Revenue.

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
Energy Holdings - PSEG Energy Holdings Inc.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                                                        INTERCOMPANY                 ENERGY
                                                             PSEG       ELIMINATIONS   PSE&G &     HOLDINGS &
                                                            CONSOL.     & RECLASS.      SUBS.        SUBS.        PSEG
                                                           ----------   ------------   ---------  -------------  --------
CURRENT ASSETS
  Cash and Cash Equivalents                                  $   259       $     --     $   173        $    43   $    43
  Accounts Receivable:
    Customer Accounts Receivable                                 646             10         529            107        --
    Other Accounts Receivable                                    371             (4)        313             41        21
    Allowance for Doubtful Accounts                              (40)            --         (35)            (5)       --
  Unbilled Revenues                                              241             --         241             --        --
  Fuel                                                           311             --         308              3        --
  Materials and Supplies, net of  valuation reserves             130             --         130             --        --
  Prepayments                                                     53             --          48              5        --
  Miscellaneous Current Assets                                    72             --          36             36        --
                                                           ----------   ------------   ---------  -------------  --------
       Total Current Assets                                    2,043              6       1,743            230        64
                                                           ----------   ------------   ---------  -------------  --------

PROPERTY, PLANT AND EQUIPMENT
  Electric-- Generation                                        2,510             --       2,439             --        71
  Electric-- Transmission and Distribution                     5,093             --       5,093             --        --
  Gas-- Distribution                                           3,019             --       3,019             --        --
  Other                                                          534             (2)        457             79        --
                                                           ----------   ------------   ---------  -------------  --------
       Total                                                  11,156             (2)     11,008             79        71
  Accumulated depreciation and amortization                   (4,078)             1      (4,046)           (33)       --
                                                           ----------   ------------   ---------  -------------  --------
       Net Property, Plant and Equipment                       7,078             (1)      6,962             46        71
                                                           ----------   ------------   ---------  -------------  --------

NONCURRENT ASSETS
 Regulatory Assets                                             5,041             --       5,041             --        --
 Long-Term Investments, net of accumulated amortization
     and net of valuation allowances                           3,848         (5,698)         99          3,759     5,146
 Nuclear Decommissioning Fund                                    631             --         631             --        --
 Other Special Funds                                             148             --         148             --        --
 Other Noncurrent Assets,  net of accumulated amortization       226              2         100             77        47
                                                           ----------   ------------   ---------  -------------  --------
       Total Noncurrent Assets                                 9,894         (5,696)      6,019          3,836     5,193
                                                           ----------   ------------   ---------  -------------  --------

TOTAL                                                        $19,015       $ (5,691)    $14,724        $ 4,112   $ 5,328
                                                           ==========   ============   =========  =============  ========

                                                           ENTERPRISE     ENTERPRISE     ENTERPRISE
                                                             CAPITAL       CAPITAL        CAPITAL
                                                             TRUST I       TRUST II      TRUST III
                                                           ------------  -------------  -------------
CURRENT ASSETS
  Cash and Cash Equivalents                                      $  --          $  --          $  --
  Accounts Receivable:
    Customer Accounts Receivable                                    --             --             --
    Other Accounts Receivable                                       --             --             --
    Allowance for Doubtful Accounts                                 --             --             --
  Unbilled Revenues                                                 --             --             --
  Fuel                                                              --             --             --
  Materials and Supplies, net of  valuation reserves                --             --             --
  Prepayments                                                       --             --             --
  Miscellaneous Current Assets                                      --             --             --
                                                           ------------  -------------  -------------
       Total Current Assets                                         --             --             --
                                                           ------------  -------------  -------------

PROPERTY, PLANT AND EQUIPMENT
  Electric-- Generation                                             --             --             --
  Electric-- Transmission and Distribution                          --             --             --
  Gas-- Distribution                                                --             --             --
  Other                                                             --             --             --
                                                           ------------  -------------  -------------
       Total                                                        --             --             --
  Accumulated depreciation and amortization                         --             --             --
                                                           ---------------------------  -------------
       Net Property, Plant and Equipment                            --             --             --
                                                           ---------------------------  -------------

NONCURRENT ASSETS
 Regulatory Assets                                                  --             --             --
 Long-Term Investments, net of accumulated amortization
     and net of valuation allowances                               232            155            155
 Nuclear Decommissioning Fund                                       --             --             --
 Other Special Funds                                                --             --             --
 Other Noncurrent Assets,  net of accumulated amortization          --             --             --
                                                           ------------  -------------  -------------
       Total Noncurrent Assets                                     232            155            155
                                                           ------------  -------------  -------------

TOTAL                                                            $ 232          $ 155          $ 155
                                                           ============  =============  =============

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
Energy Holdings - PSEG Energy Holdings Inc.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                                                    INTERCOMPANY                  ENERGY
                                                         PSEG       ELIMINATIONS    PSE&G &     HOLDINGS &
                                                        CONSOL.     & RECLASS.       SUBS.        SUBS.        PSEG
                                                       ----------   ------------   ----------  -------------  --------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                     $ 1,073       $     --     $    623        $   175    $  275
  Commercial Paper and Loans                               1,972             --        1,475            351       146
  Accounts Payable                                           738             (4)         676             32        34
  Other                                                      394             --          281             81        32
                                                       ----------   ------------   ----------  -------------  --------
       Total Current Liabilities                           4,177             (4)       3,055            639       487
                                                       ----------   ------------   ----------  -------------  --------

NONCURRENT LIABILITIES
  Deferred Income Taxes and ITC                            2,928             (1)       2,032            897        --
  Regulatory Liability-- Excess Depreciation Reserve         569             --          569             --        --
  Nuclear Decommissioning                                    491             --          491             --        --
  OPEB Costs                                                 390             --          390             --        --
  Other                                                      681              1          654             26        --
                                                       ----------   ------------   ----------  -------------  --------
       Total Noncurrent Liabilities                        5,059             --        4,136            923        --
                                                       ----------   ------------   ----------  -------------  --------

COMMITMENTS AND CONTINGENT LIABILITIES                        --             --           --             --        --
                                                       ----------   ------------   ----------  -------------  --------

CAPITALIZATION:
  LONG TERM DEBT                                           4,575           (540)       3,099          1,175       841
                                                       ----------   ------------   ----------  -------------  --------

  SUBSIDIARIES' PREFERRED SECURITIES:
    Preferred Stock Without Mandatory Redemption              95           (509)          95            509        --
    Preferred Stock With Mandatory Redemption                 75             --           75             --        --
    Guaranteed Preferred Beneficial Interest in
     Subordinated Debentures                               1,038            (17)         513             --        --
                                                       ----------   ------------   ----------  -------------  --------
       Total Subsidiaries' Preferred Securities            1,208           (526)         683            509        --
                                                       ----------   ------------   ----------  -------------  --------

  COMMON STOCKHOLDERS' EQUITY:
    Common Stock, issued; 231,957,608 shares               3,604         (2,563)       2,563             --     3,604
    Contributed Capital                                       --         (1,384)         594            790        --
    Treasury Stock, at cost; 1999-- 15,540,390 shares,
       1998-- 5,314,100 shares                              (597)            --           --             --      (597)
    Retained Earnings                                      1,193           (873)         597            276     1,193
    Accumulated Other Comprehensive Income (Loss)           (204)           199           (3)          (200)     (200)
                                                       ----------   ------------   ----------  -------------  --------
       Total Common Stockholders' Equity                   3,996         (4,621)       3,751            866     4,000
                                                       ----------   ------------   ----------  -------------  --------
            Total Capitalization                           9,779         (5,687)       7,533          2,550     4,841
                                                       ----------   ------------   ----------  -------------  --------
TOTAL                                                    $19,015       $ (5,691)    $ 14,724        $ 4,112    $5,328
                                                       ==========   ============   ==========  =============  ========

                                                        ENTERPRISE     ENTERPRISE     ENTERPRISE
                                                         CAPITAL        CAPITAL        CAPITAL
                                                         TRUST I        TRUST II      TRUST III
                                                       -------------  -------------  -------------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                          $  --          $  --          $  --
  Commercial Paper and Loans                                     --             --             --
  Accounts Payable                                               --             --             --
  Other                                                          --             --             --
                                                       -------------  -------------  -------------
       Total Current Liabilities                                 --             --             --
                                                       -------------  -------------  -------------

NONCURRENT LIABILITIES
  Deferred Income Taxes and ITC                                  --             --             --
  Regulatory Liability-- Excess Depreciation Reserve             --             --             --
  Nuclear Decommissioning                                        --             --             --
  OPEB Costs                                                     --             --             --
  Other                                                          --             --             --
                                                       -------------  -------------  -------------
       Total Noncurrent Liabilities                              --             --             --
                                                       -------------  -------------  -------------

COMMITMENTS AND CONTINGENT LIABILITIES                           --             --             --
                                                       -------------  -------------  -------------

CAPITALIZATION:
  LONG TERM DEBT                                                 --             --             --
                                                       -------------  -------------  -------------

  SUBSIDIARIES' PREFERRED SECURITIES:
    Preferred Stock Without Mandatory Redemption                 --             --             --
    Preferred Stock With Mandatory Redemption                    --             --             --
    Guaranteed Preferred Beneficial Interest in
     Subordinated Debentures                                    232            155            155
                                                       -------------  -------------  -------------
       Total Subsidiaries' Preferred Securities                 232            155            155
                                                       -------------  -------------  -------------

  COMMON STOCKHOLDERS' EQUITY:
    Common Stock, issued; 231,957,608 shares                     --             --             --
    Contributed Capital                                          --             --             --
    Treasury Stock, at cost; 1999-- 15,540,390 shares,
       1998-- 5,314,100 shares                                   --             --             --
    Retained Earnings                                            --             --             --
    Accumulated Other Comprehensive Income (Loss)                --             --             --
                                                       -------------  -------------  -------------
       Total Common Stockholders' Equity                         --             --             --
                                                       -------------  -------------  -------------
            Total Capitalization                                232            155            155
                                                       -------------  -------------  -------------
TOTAL                                                         $ 232          $ 155          $ 155
                                                       =============  =============  =============

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
Energy Holdings - PSEG Energy Holdings Inc.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                         Intercompany               Energy
                                PSEG     Eliminations   PSE&G &    Holdings &
                               Consol.    & Reclass.     Subs.       Subs.      PSEG
                               --------  -------------  ---------  ----------  --------
BALANCE JANUARY 1, 1999        $ 1,748       $ (1,583)   $ 1,386       $ 197   $ 1,748

ADD:
     Net Income (Loss)             (81)            43       (151)        108       (81)

                               --------  -------------  ---------  ----------  --------
                 Total           1,667         (1,540)     1,235         305     1,667
                               --------  -------------  ---------  ----------  --------

DEDUCT:
Cash Dividends:
Preferred Stock, at required
rates                               --            (34)         9          25        --
Common Stock                       474           (633)       629           4       474
                               --------  -------------  ---------  ----------  --------
     Total Cash Dividends          474           (667)       638          29       474
                               --------  -------------  ---------  ----------  --------


BALANCE DECEMBER 31, 1999      $ 1,193       $   (873)   $   597       $ 276   $ 1,193
                               ========  =============  =========  ==========  ========

PSEG - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
Energy Holdings - PSEG Energy Holdings Inc.

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                                          INTERCOMPANY                              PSE&G
                                               PSE&G      ELIMINATIONS                              CAPITAL
                                              CONSOL.     & RECLASS.       PSE&G       FUELCO       TRUST I
                                             ----------   ------------   ---------  -------------- -----------
OPERATING REVENUES
    Electric Revenues  *
      Bundled                                  $ 2,480     $       --     $ 2,480    $         --   $      --
      Generation                                 1,005             --       1,005              --          --
      Transmission and Distribution                688             --         688              --          --
                                             ----------   ------------   ---------  -------------- -----------
       Total Electric Revenues                   4,173             --       4,173              --          --
    Gas Distribution                             1,717             --       1,717              --          --
    Other                                           --            (34)         --              34          --
                                             ----------   ------------   ---------  -------------- -----------
       Total Operating Revenues                  5,890            (34)      5,890              34          --
                                             ----------   ------------   ---------  -------------- -----------
OPERATING EXPENSES
    Electric Energy Costs                          958            (30)        958              30          --
    Gas Costs                                    1,038             --       1,038              --          --
    Operation and Maintenance                    1,573             --       1,573              --          --
    Depreciation and Amortization                  529             --         529              --          --
    Taxes Other Than Income Taxes                  194             --         194              --          --
                                             ----------   ------------   ---------  -------------- -----------
         Total Operating Expenses                4,292            (30)      4,292              30          --
                                             ----------   ------------   ---------  -------------- -----------
OPERATING INCOME                                 1,598             (4)      1,598               4          --
Other Income and Deductions                         (2)           (45)         (2)             --          18
Interest Expense                                  (387)            50        (433)             (4)         --
Preferred Securities Dividend Requirements         (46)            (1)         --              --         (18)
                                             ----------   ------------   ---------  -------------- -----------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM                             1,163             --       1,163              --          --
Income Taxes                                      (510)            --        (510)             --          --
                                             ----------   ------------   ---------  -------------- -----------
INCOME BEFORE EXTRAORDINARY ITEM                   653             --         653              --          --
Extraordinary Item (Net of Tax of $345)           (804)            --        (804)             --          --
                                             ----------   ------------   ---------  -------------- -----------
 NET INCOME (LOSS)                             $  (151)    $       --     $  (151)   $         --   $      --
                                             ==========   ============   =========  ============== ===========

                                             PSE&G
                                             CAPITAL       PSE&G
                                            TRUST II    CAPITAL, L.P.
                                            ----------  -------------
OPERATING REVENUES
    Electric Revenues  *
      Bundled                                $     --    $        --
      Generation                                   --             --
      Transmission and Distribution                --             --
                                            ----------  -------------
       Total Electric Revenues                     --             --
    Gas Distribution                               --             --
    Other                                          --             --
                                            ----------  -------------
       Total Operating Revenues                    --             --
                                            ----------  -------------
OPERATING EXPENSES
    Electric Energy Costs                          --             --
    Gas Costs                                      --             --
    Operation and Maintenance                      --             --
    Depreciation and Amortization                  --             --
    Taxes Other Than Income Taxes                  --             --
                                            ----------  -------------
         Total Operating Expenses                  --             --
                                            ----------  -------------
OPERATING INCOME                                   --              -
Other Income and Deductions                         8             19
Interest Expense                                   --             --
Preferred Securities Dividend Requirements         (8)           (19)
                                            ----------  -------------
INCOME BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM                               --             --
Income Taxes                                       --             --
                                            ----------  -------------
INCOME BEFORE EXTRAORDINARY ITEM                   --             --
Extraordinary Item (Net of Tax of $345)            --             --
                                            ----------  -------------
 NET INCOME (LOSS)                           $     --    $        --
                                            ==========  =============

* Note: Bundled revenues were recorded based on the bundled rates in effect through 7/31/99. Commencing with the unbundling of rates on 8/1/99, revenues are disaggregated between Generation Revenue and Transmission and Distribution Revenue.

      PSE&G   - Public Service Electric and Gas Company
      FUELCO  - PSE&G Fuel Corporation

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                                                     INTERCOMPANY
                                                       PSE&G         ELIMINATIONS                                      NEW
                                                      CONSOL.         & RECLASS.         PSE&G       FUELCO        MILLENNIUM
                                                     -----------    ---------------   ------------  ----------   ----------------
CURRENT ASSETS
  Cash and Cash Equivalents                            $    173      $          --     $      173    $     --     $           --
  Accounts Receivable:                                                          --
    Customer Accounts Receivable                            529                 --            529          --                 --
    Other Accounts Receivable                               313                 --            313          --                 --
    Allowance for Doubtful Accounts                         (35)                --            (35)         --                 --
  Unbilled Revenues                                         241                 --            241          --                 --
  Fuel                                                      308                 --            308          --                 --
  Materials and Supplies, net of  valuation reserves        130                 --            130          --                 --
  Prepayments                                                48                 --             48          --                 --
  Miscellaneous Current Assets                               36                 --             36          --                 --
                                                     -----------    ---------------   ------------  ----------   ----------------
       Total Current Assets                               1,743                 --          1,743          --                 --
                                                     -----------    ---------------   ------------  ----------   ----------------

PROPERTY, PLANT AND EQUIPMENT
  Electric-- Generation                                   2,439                 --          2,225         214                 --
  Electric-- Transmission and Distribution                5,093                 --          5,093          --                 --
  Gas-- Distribution                                      3,019                 --          3,019          --                 --
  Other                                                     457                (13)           457          --                 --
                                                     -----------    ---------------   ------------  ----------   ----------------
       Total                                             11,008                (13)        10,794         214                 --
  Accumulated depreciation and amortization              (4,046)                --         (3,904)       (142)                --
                                                     -----------    ---------------   ------------  ----------   ----------------
       Net Property, Plant and Equipment                  6,962                (13)         6,890          72                 --
                                                     -----------    ---------------   ------------  ----------   ----------------

NONCURRENT ASSETS
 Regulatory Assets                                        5,041                 --          5,041          --                 --
 Long-Term Investments, net of accumulated
      amortization and net of valuation allowances           99               (563)           115          --                 19
 Nuclear Decommissioning Fund                               631                 --            631          --                 --
 Other Special Funds                                        148                 --            148          --                 --
 Other Noncurrent Assets                                    100                 --            100          --                 --
                                                     -----------    ---------------   ------------  ----------   ----------------
       Total Noncurrent Assets                            6,019               (563)         6,035          --                 19
                                                     -----------    ---------------   ------------  ----------   ----------------

TOTAL                                                  $ 14,724      $        (576)    $   14,668    $     72     $           19
                                                     ===========    ===============   ============  ==========   ================

                                                                        PSE&G        PSE&G
                                                                       CAPITAL      CAPITAL         PSE&G
                                                      TFC      NJP     TRUST I      TRUST II     CAPITAL, L.P.
                                                     ------   ------  -----------  -----------   ----------------
CURRENT ASSETS
  Cash and Cash Equivalents                           $ --     $ --    $      --    $      --     $           --
  Accounts Receivable:
    Customer Accounts Receivable                        --       --           --           --                 --
    Other Accounts Receivable                           --       --           --           --                 --
    Allowance for Doubtful Accounts                     --       --           --           --                 --
  Unbilled Revenues                                     --       --           --           --                 --
  Fuel                                                  --       --           --           --                 --
  Materials and Supplies, net of  valuation reserves    --       --           --           --                 --
  Prepayments                                           --       --           --           --                 --
  Miscellaneous Current Assets                          --       --           --           --                 --
                                                     ------   ------  -----------  -----------   ----------------
       Total Current Assets                             --       --           --           --                 --
                                                     ------   ------  -----------  -----------   ----------------

PROPERTY, PLANT AND EQUIPMENT
  Electric-- Generation                                 --       --           --           --                 --
  Electric-- Transmission and Distribution              --       --           --           --                 --
  Gas-- Distribution                                    --       --           --           --                 --
  Other                                                  1       12           --           --                 --
                                                     ------   ------  -----------  -----------   ----------------
       Total                                             1       12           --           --                 --
  Accumulated depreciation and amortization             --       --           --           --                 --
                                                     ------   ------  -----------  ------------------------------
       Net Property, Plant and Equipment                 1       12           --           --                 --
                                                     ------   ------  -----------  ------------------------------

NONCURRENT ASSETS
 Regulatory Assets                                      --       --           --           --                 --
 Long-Term Investments, net of accumulated
      amortization and net of valuation allowances      --       --          214           98                216
 Nuclear Decommissioning Fund                           --       --           --           --                 --
 Other Special Funds                                    --       --           --           --                 --
 Other Noncurrent Assets                                --       --           --           --                 --
                                                     ------   ------  -----------  -----------   ----------------
       Total Noncurrent Assets                          --       --          214           98                216
                                                     ------   ------  -----------  -----------   ----------------

TOTAL                                                 $  1     $ 12    $     214    $      98     $          216
                                                     ======   ======  ===========  ===========   ================

PSE&G    - Public Service Electric and Gas Company
FUELCO   - PSE&G Fuel Corporation
TFC      - The Francis Corporation
NJP      - New Jersey Properties

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDED DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                                                        INTERCOMPANY
                                                           PSE&G        ELIMINATIONS                                      NEW
                                                          CONSOL.        & RECLASS.         PSE&G       FUELCO        MILLENNIUM
                                                        ------------   ---------------   ------------  ----------   ----------------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                     $      623     $          --     $      623    $     --     $           --
  Commercial Paper and Loans                                  1,475                --          1,403          72                 --
  Accounts Payable                                              676               (12)           676          --                 --
  Other                                                         281                --            281          --                 --
                                                        ------------   ---------------   ------------  ----------   ----------------
       Total Current Liabilities                              3,055               (12)         2,983          72                 --
                                                        ------------   ---------------   ------------  ----------   ----------------

NONCURRENT LIABILITIES
  Deferred Income Taxes and ITC                               2,032                --          2,032          --                 --
  Regulatory Liability-- Excess Depreciation Reserve            569                --            569          --                 --
  Nuclear Decommissioning                                       491                --            491          --                 --
  OPEB Costs                                                    390                --            390          --                 --
  Other                                                         654                --            654          --                 --
                                                        ------------   ---------------   ------------  ----------   ----------------
       Total Noncurrent Liabilities                           4,136                --          4,136          --                 --
                                                        ------------   ---------------   ------------  ----------   ----------------

COMMITMENTS AND CONTINGENT LIABILITIES                           --                --             --          --                 --
                                                        ------------   ---------------   ------------  ----------   ----------------

CAPITALIZATION:
  LONG TERM DEBT                                              3,099              (529)         3,628          --                 --
                                                        ------------   ---------------   ------------  ----------   ----------------

  SUBSIDIARIES' PREFERRED SECURITIES:
    Preferred Stock Without Mandatory Redemption                 95                --             95          --                 --
    Preferred Stock With Mandatory Redemption                    75                --             75          --                 --
    Guaranteed Preferred Beneficial Interest in
     Subordinated Debentures                                    513               (15)            --          --                 --
                                                        ------------   ---------------   ------------  ----------   ----------------
       Total Subsidiaries' Preferred Securities                 683               (15)           170          --                 --
                                                        ------------   ---------------   ------------  ----------   ----------------

  COMMON STOCKHOLDERS' EQUITY:
    Common Stock, issued; 231,957,608 shares                  2,563                (1)         2,563          --                 --
    Contributed Capital                                         594               (20)           594          --                 20
    Retained Earnings                                           597                 1            597          --                 (1)
    Accumulated Other Comprehensive Income (Loss)                (3)               --             (3)         --                 --
                                                        ------------   ---------------   ------------  ----------   ----------------
       Total Common Stockholders' Equity                      3,751               (20)         3,751          --                 19
                                                        ------------   ---------------   ------------  ----------   ----------------
            Total Capitalization                              7,533              (564)         7,549          --                 19
                                                        ------------   ---------------   ------------  ----------   ----------------
TOTAL                                                    $   14,724     $        (576)    $   14,668    $     72     $           19
                                                        ============   ===============   ============  ==========   ================

                                                                           PSE&G        PSE&G
                                                                          CAPITAL      CAPITAL         PSE&G
                                                         TFC     NJP      TRUST I     TRUST II     CAPITAL, L.P.
                                                        ------  ------   ----------   ----------   ---------------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                     $ --    $ --     $     --     $     --     $          --
  Commercial Paper and Loans                               --      --           --           --                --
  Accounts Payable                                         --      12           --           --                --
  Other                                                    --      --           --           --                --
                                                        ------  ------   ----------   ----------   ---------------
       Total Current Liabilities                           --      12           --           --                --
                                                        ------  ------   ----------   ----------   ---------------

NONCURRENT LIABILITIES
  Deferred Income Taxes and ITC                            --      --           --           --                --
  Regulatory Liability-- Excess Depreciation Reserve       --      --           --           --                --
  Nuclear Decommissioning                                  --      --           --           --                --
  OPEB Costs                                               --      --           --           --                --
  Other                                                    --      --           --           --                --
                                                        ------  ------   ----------   ----------   ---------------
       Total Noncurrent Liabilities                        --      --           --           --                --
                                                        ------  ------   ----------   ----------   ---------------

COMMITMENTS AND CONTINGENT LIABILITIES                     --      --           --           --                --
                                                        ------  ------   ----------   ----------   ---------------

CAPITALIZATION:
  LONG TERM DEBT                                           --      --           --           --                --
                                                        ------  ------   ----------   ----------   ---------------

  SUBSIDIARIES' PREFERRED SECURITIES:
    Preferred Stock Without Mandatory Redemption           --      --           --           --                --
    Preferred Stock With Mandatory Redemption              --      --           --           --                --
    Guaranteed Preferred Beneficial Interest in
     Subordinated Debentures                               --      --          214           98               216
                                                        ------  ------   ----------   ----------   ---------------
       Total Subsidiaries' Preferred Securities            --      --          214           98               216
                                                        ------  ------   ----------   ----------   ---------------

  COMMON STOCKHOLDERS' EQUITY:
    Common Stock, issued; 231,957,608 shares                1      --           --           --                --
    Contributed Capital                                    --      --           --           --                --
    Retained Earnings                                      --      --           --           --                --
    Accumulated Other Comprehensive Income (Loss)          --      --           --           --                --
                                                        ------  ------   ----------   ----------   ---------------
       Total Common Stockholders' Equity                    1      --           --           --                --
                                                        ------  ------   ----------   ----------   ---------------
            Total Capitalization                            1      --          214           98               216
                                                        ------  ------   ----------   ----------   ---------------
TOTAL                                                    $  1    $ 12     $    214     $     98     $         216
                                                        ======  ======   ==========   ==========   ===============

PSE&G      - Public Service Electric and Gas Company
FUELCO     - PSE&G Fuel Corporation
TFC        - The Francis Corporation
NJP        - New Jersey Properties

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                                  INTERCOMPANY
                                       PSE&G      ELIMINATIONS
                                      CONSOL.      & RECLASS.        PSE&G
                                     ----------  ---------------   -----------

BALANCE JANUARY 1, 1999               $  1,386    $          --     $   1,386

ADD:
     Net Income (Loss)                    (151)              --          (151)

                                     ----------  ---------------   -----------
                 Total                   1,235               --         1,235
                                     ----------  ---------------   -----------

DEDUCT:
Cash Dividends:
Preferred Stock, at required rates           9               --             9
Common Stock                               629               --           629
                                     ----------  ---------------   -----------
     Total Cash Dividends                  638               --           638
                                     ----------  ---------------   -----------


BALANCE DECEMBER 31, 1999             $    597    $          --     $     597
                                     ==========  ===============   ===========

PSE&G - Public Service Electric and Gas Company

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                                                     PSEG               INTERCOMPANY
                                                               ENERGY HOLDINGS          ELIMINATIONS                  PSEG
                                                                   CONSOL.               & RECLASS.              ENERGY HOLDINGS
                                                             ---------------------   --------------------      --------------------
REVENUES:
                   Income from partnerships/joint ventures    $               135     $               --        $               --
                   Income from capital lease agreements                       112                     --                        --
                   Investment gains                                            61                     --                        --
                   Interest and dividend income                                 4                     --                         1
                   Mechanical service contract revenues                       159                     --                        --
                   Consulting and O&M fees                                     26                     --                        --
                   Energy supply revenues                                      86                     --                        --
                   DSM revenues                                                24                     --                        --
                   Interest and other-- associated cos.                        --                    (79)                       30
                   Equity in subsidiary earnings                               --                   (104)                      104
                                                             ---------------------   --------------------      --------------------
TOTAL REVENUES                                                                607                   (183)                      135
                                                             ---------------------   --------------------      --------------------

OPERATING EXPENSES:
                   Cost of energy sales                                        83                     --                        --
                   Operation and maintenance                                  160                     --                        --
                   Depreciation and amortization                                7                     --                        --
                   Property impairment                                         11                     --                        --
                   Administrative and general                                 108                     (8)                        8
                                                             ---------------------   --------------------      --------------------
TOTAL OPERATING EXPENSES                                                      369                     (8)                        8
                                                             ---------------------   --------------------      --------------------

OPERATING INCOME                                                              238                   (175)                      127
                                                             ---------------------   --------------------      --------------------

OTHER INCOME                                                                   33                     --                         5
                                                             ---------------------   --------------------      --------------------

INTEREST EXPENSE:
                   PSEG Capital Corporation                                    --                    (43)                       --
                   Enterprise Capital Funding Corp.                            --                     (4)                       --
                   Enterprise Group Development Corp.                          --                     --                        --
                   PSEG Energy Holdings Inc.                                   --                    (23)                       --
                   PSEG Energy Technologies Inc.                               --                     --                        --
                   PSEG Global Inc.                                            --                     --                        --
                   Other                                                      103                     --                        23
                   Capitalized interest                                        (8)                    --                        --
                                                             ---------------------   --------------------      --------------------
NET INTEREST EXPENSE                                                           95                    (70)                       23
                                                             ---------------------   --------------------      --------------------

INCOME BEFORE INCOME TAXES                                                    176                   (105)                      109
                                                             ---------------------   --------------------      --------------------

INCOME TAXES:
                   Current                                                     11                     --                         1
                   Deferred                                                    59                     --                        --
                   Investment and energy tax credits-- net                     (1)                    --                        --
                                                             ---------------------   --------------------      --------------------
TOTAL INCOME TAXES                                                             69                     --                         1
                                                             ---------------------   --------------------      --------------------

MINORITY INTERESTS                                                             (1)                    --                        --
                                                             ---------------------   --------------------      --------------------

NET INCOME                                                                    108                   (105)                      108
                                                             ---------------------   --------------------      --------------------

                   Preferred stock dividend requirements                       25                    (25)                       25
                                                             ---------------------   --------------------      --------------------

EARNINGS AVAILABLE TO COMMON STOCK                            $                83     $              (80)       $               83
                                                             =====================   ====================      ====================


                                                                  PSEG                    PSEG
                                                                 GLOBAL                RESOURCES
                                                             ----------------      -------------------
REVENUES:
                   Income from partnerships/joint ventures    $          129        $               6
                   Income from capital lease agreements                   --                      112
                   Investment gains                                       --                       61
                   Interest and dividend income                           --                        1
                   Mechanical service contract revenues                   --                       --
                   Consulting and O&M fees                                12                       --
                   Energy supply revenues                                 --                       --
                   DSM revenues                                           --                       --
                   Interest and other-- associated cos.                   --                       --
                   Equity in subsidiary earnings                          --                       --
                                                             ----------------      -------------------
TOTAL REVENUES                                                           141                      180
                                                             ----------------      -------------------

OPERATING EXPENSES:
                   Cost of energy sales                                   --                       --
                   Operation and maintenance                               1                       --
                   Depreciation and amortization                           1                        1
                   Property impairment                                    --                       --
                   Administrative and general                             50                       10
                                                             ----------------      -------------------
TOTAL OPERATING EXPENSES                                                  52                       11
                                                             ----------------      -------------------

OPERATING INCOME                                                          89                      169
                                                             ----------------      -------------------

OTHER INCOME                                                              28                       --
                                                             ----------------      -------------------

INTEREST EXPENSE:
                   PSEG Capital Corporation                               11                       32
                   Enterprise Capital Funding Corp.                        1                        3
                   Enterprise Group Development Corp.                     --                       --
                   PSEG Energy Holdings Inc.                              12                       11
                   PSEG Energy Technologies Inc.                          --                       --
                   PSEG Global Inc.                                       --                       --
                   Other                                                  32                       --
                   Capitalized interest                                   (8)                      --
                                                             ----------------      -------------------
NET INTEREST EXPENSE                                                      48                       46
                                                             ----------------      -------------------

INCOME BEFORE INCOME TAXES                                                69                      123
                                                             ----------------      -------------------

INCOME TAXES:
                   Current                                                36                      (24)
                   Deferred                                              (12)                      75
                   Investment and energy tax credits-- net                --                       (1)
                                                             ----------------      -------------------
TOTAL INCOME TAXES                                                        24                       50
                                                             ----------------      -------------------

MINORITY INTERESTS                                                        (1)                      --
                                                             ----------------      -------------------

NET INCOME                                                                46                       73
                                                             ----------------      -------------------

                   Preferred stock dividend requirements                  18                        7
                                                             ----------------      -------------------

EARNINGS AVAILABLE TO COMMON STOCK                            $           28        $              66
                                                             ================      ===================

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                                                    PSEG
                                                                   ENERGY                                PSEG
                                                              TECHNOLOGIES            EGDC            CAPITAL          ECFC
                                                             -------------------  --------------   ---------------   --------------
REVENUES:
                   Income from partnerships/joint ventures    $              --    $         --     $          --     $         --
                   Income from capital lease agreements                      --              --                --               --
                   Investment gains                                          --              --                --               --
                   Interest and dividend income                               2              --                --               --
                   Mechanical service contract revenues                     159              --                --               --
                   Consulting and O&M fees                                   14              --                --               --
                   Energy supply revenues                                    86              --                --               --
                   DSM revenues                                              24              --                --               --
                   Interest and other-- associated cos.                       1              --                43                5
                   Equity in subsidiary earnings                             --              --                --               --
                                                             -------------------  --------------   ---------------   --------------
TOTAL REVENUES                                                              286              --                43                5
                                                             -------------------  --------------   ---------------   --------------

OPERATING EXPENSES:
                   Cost of energy sales                                      83              --                --               --
                   Operation and maintenance                                158               1                --               --
                   Depreciation and amortization                              5              --                --               --
                   Property impairment                                       --              11                --               --
                   Administrative and general                                48              --                --               --
                                                             -------------------  --------------   ---------------   --------------
TOTAL OPERATING EXPENSES                                                    294              12                --               --
                                                             -------------------  --------------   ---------------   --------------

OPERATING INCOME                                                             (8)            (12)               43                5
                                                             -------------------  --------------   ---------------   --------------

OTHER INCOME                                                                 --              --                --               --
                                                             -------------------  --------------   ---------------   --------------

INTEREST EXPENSE:
                   PSEG Capital Corporation                                  --              --                --               --
                   Enterprise Capital Funding Corp.                          --              --                --               --
                   Enterprise Group Development Corp.                        --              --                --               --
                   PSEG Energy Holdings Inc.                                 --              --                --               --
                   PSEG Energy Technologies Inc.                             --              --                --               --
                   PSEG Global Inc.                                          --              --                --               --
                   Other                                                     --              --                43                5
                   Capitalized interest                                      --              --                --               --
                                                             -------------------  --------------   ---------------   --------------
NET INTEREST EXPENSE                                                         --              --                43                5
                                                             -------------------  --------------   ---------------   --------------

INCOME BEFORE INCOME TAXES                                                   (8)            (12)               --               --
                                                             -------------------  --------------   ---------------   --------------

INCOME TAXES:
                   Current                                                   (1)             (1)               --               --
                   Deferred                                                  (1)             (3)               --               --
                   Investment and energy tax credits-- net                   --              --                --               --
                                                             -------------------  --------------   ---------------   --------------
TOTAL INCOME TAXES                                                           (2)             (4)               --               --
                                                             -------------------  --------------   ---------------   --------------

MINORITY INTERESTS                                                           --              --                --               --
                                                             -------------------  --------------   ---------------   --------------

NET INCOME                                                                   (6)             (8)               --               --
                                                             -------------------  --------------   ---------------   --------------

                   Preferred stock dividend requirements                     --              --                --               --
                                                             -------------------  --------------   ---------------   --------------

EARNINGS AVAILABLE TO COMMON STOCK                            $              (6)   $         (8)    $          --     $         --
                                                             ===================  ==============   ===============   ==============

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                          PSEG              INTERCOMPANY
                                    ENERGY HOLDINGS         ELIMINATIONS               PSEG               PSEG             PSEG
                                        CONSOL.              & RECLASS.           ENERGY HOLDINGS        GLOBAL         RESOURCES
                                  ---------------------  --------------------   --------------------  ---------------   ----------
    BALANCE JANUARY 1, 1999        $               197    $              (57)    $              197    $          71     $     121

    NET INCOME                                     108                  (105)                   108               46            73

                                  ---------------------  --------------------   --------------------  ---------------   -----------
               TOTAL                               305                  (162)                   305              117           194
                                  ---------------------  --------------------   --------------------  ---------------   -----------

    DIVIDENDS DECLARED                              29                   (39)                    29               22            17
                                  ---------------------  --------------------   --------------------  ---------------   -----------


                                  ---------------------  --------------------   --------------------  ---------------   -----------
     BALANCE DECEMBER 31, 1999     $               276    $             (123)    $              276    $          95     $     177
                                  =====================  ====================   ====================  ===============   ===========

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                     PSEG
                                    ENERGY                                 PSEG
                                 TECHNOLOGIES            EGDC            CAPITAL               ECFC
                              -------------------   ---------------- -----------------   ------------------
BALANCE JANUARY 1, 1999        $             (43)    $          (92)  $            --     $             --

NET INCOME                                    (6)                (8)               --                   --

                              -------------------   ---------------- -----------------   ------------------
           TOTAL                             (49)              (100)               --                   --
                              -------------------   ---------------- -----------------   ------------------

DIVIDENDS DECLARED                            --                 --                --                   --
                              -------------------   ---------------- -----------------   ------------------


                              -------------------   ---------------- -----------------   ------------------
 BALANCE  DECEMBER 31, 1999    $             (49)    $         (100)  $            --     $             --
                              ===================   ================ =================   ==================

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                                      PSEG                   INTERCOMPANY
                                                ENERGY HOLDINGS              ELIMINATIONS                  PSEG
                                                    CONSOL.                   & RECLASS.              ENERGY HOLDINGS
                                              ---------------------       --------------------      --------------------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments        $                42         $               --        $                1
    Accounts receivable:
      Trade                                                    107                         --                        --
         Allowance for doubtful accounts                        (5)                        --                        --
      Other                                                     15                         --                         1
      PSE&G                                                     --                         (1)                       --
      PSEG                                                       4                        (11)                        1
      Other associated companies                                --                        (20)                        6
    Notes receivable:
      PSE&G                                                     --                         --                        --
      Associated companies                                      --                     (1,370)                      749
      Other                                                     12                         --                        --
    Interest and dividends receivable                            1                         --                        --
    Inventory                                                    2                         --                        --
    Cost and earnings in excess of billings                     11
    Assets held for sale                                        36
    Prepayments                                                  5                         --                         1
                                              ---------------------       --------------------      --------------------
 Total Current Assets                                          230                     (1,402)                      759
                                              ---------------------       --------------------      --------------------

PROPERTY AND EQUIPMENT
    Real estate                                                 34                         --                        --
    Furniture and equipment                                     33                         --                         3
    Other                                                       11                         --                        --
    Accum. depr. and amortization                              (32)                        --                        (2)
    Valuation allowances                                        --                         --                        --
                                              ---------------------       --------------------      --------------------
 Property and Equipment-net                                     46                         --                         1
                                              ---------------------       --------------------      --------------------

INVESTMENTS
    Subsidiaries                                                --                     (1,580)                    1,580
    Capital lease agreements                                 1,765                         --                        --
    Limited partnerships                                       437                         --                        --
    General partnerships                                        60                         --                        --
    Corporate joint ventures                                 1,427                         --                        --
    Securities                                                  15                         --                        --
    DSM investments                                             60                         --                        --
    Other investments                                            5                         --                        --
    Valuation allowances                                       (10)                        --                        --
                                              ---------------------       --------------------      --------------------
 Total Investments                                           3,759                     (1,580)                    1,580
                                              ---------------------       --------------------      --------------------

OTHER ASSETS
    Deferred project costs                                      18                         --                        --
    Debt service reserve                                         5                         --                        --
    Prepaid pension costs                                        4                         --                        --
    Goodwill                                                    32                         --                        --
    Other                                                       18                        (11)                        6
                                              ---------------------       --------------------      --------------------
 Total Other Assets                                             77                        (11)                        6
                                              ---------------------       --------------------      --------------------

 TOTAL ASSETS                                  $             4,112         $           (2,993)       $            2,346
                                              =====================       ====================      ====================


                                                   PSEG                    PSEG
                                                  GLOBAL                RESOURCES
                                              ----------------      -------------------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments        $           10        $              31
    Accounts receivable:
      Trade                                                18                       --
         Allowance for doubtful accounts                   --                       --
      Other                                                --                       11
      PSE&G                                                 1                       --
      PSEG                                                 13                       --
      Other associated companies                           --                       --
    Notes receivable:
      PSE&G                                                --                       --
      Associated companies                                 --                       --
      Other                                                --                       --
    Interest and dividends receivable                      --                        1
    Inventory                                              --                       --
    Cost and earnings in excess of billings                --                       --
    Assets held for sale                                   --                       --
    Prepayments                                             1                       --
                                              ----------------      -------------------
 Total Current Assets                                      43                       43
                                              ----------------      -------------------

PROPERTY AND EQUIPMENT
    Real estate                                            --                       17
    Furniture and equipment                                 3                       --
    Other                                                   2                       --
    Accum. depr. and amortization                          (1)                     (10)
    Valuation allowances                                   --                       --
                                              ----------------      -------------------
 Property and Equipment-net                                 4                        7
                                              ----------------      -------------------

INVESTMENTS
    Subsidiaries                                           --                       --
    Capital lease agreements                               --                    1,765
    Limited partnerships                                  157                      280
    General partnerships                                   50                       --
    Corporate joint ventures                            1,427                       --
    Securities                                             --                        8
    DSM investments                                        --                       --
    Other investments                                      --                       --
    Valuation allowances                                   --                       (7)
                                              ----------------      -------------------
 Total Investments                                      1,634                    2,046
                                              ----------------      -------------------

OTHER ASSETS
    Deferred project costs                                 17                       --
    Debt service reserve                                    5                       --
    Prepaid pension costs                                   3                       --
    Goodwill                                               --                       --
    Other                                                   9                       --
                                              ----------------      -------------------
 Total Other Assets                                        34                       --
                                              ----------------      -------------------

 TOTAL ASSETS                                  $        1,715        $           2,096
                                              ================      ===================

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
(MILLIONS OF DOLLARS)

                                                     ENERGY                                 PSEG
                                                  TECHNOLOGIES           EGDC             CAPITAL               ECFC
                                               -------------------  ----------------  -----------------   -----------------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments         $              --    $           --    $            --     $            --
    Accounts receivable:
      Trade                                                    89                --                 --                  --
         Allowance for doubtful accounts                       (5)               --                 --                  --
      Other                                                     3                --                 --                  --
      PSE&G                                                    --                --                 --                  --
      PSEG                                                      1                --                 --                  --
      Other associated companies                               --                --                 14                  --
    Notes receivable:
      PSE&G                                                    --                --                 --                  --
      Associated companies                                     --                 3                618                  --
      Other                                                    12                --                 --                  --
    Interest and dividends receivable                          --                --                 --                  --
    Inventory                                                   2                --                 --                  --
    Cost and earnings in excess of billings                    11                --                 --                  --
    Assets held for sale                                       --                36                 --                  --
    Prepayments                                                 3                --                 --                  --
                                               -------------------  ----------------  -----------------   -----------------
 Total Current Assets                                         116                39                632                  --
                                               -------------------  ----------------  -----------------   -----------------

PROPERTY AND EQUIPMENT
    Real estate                                                --                17                 --                  --
    Furniture and equipment                                    27                --                 --                  --
    Other                                                       9                --                 --                  --
    Accum. depr. and amortization                             (19)               --                 --                  --
    Valuation allowances                                       --                --                 --                  --
                                               -------------------  ----------------  -----------------   -----------------
 Property and Equipment-net                                    17                17                 --                  --
                                               -------------------  ----------------  -----------------   -----------------

INVESTMENTS
    Subsidiaries                                               --                --                 --                  --
    Capital lease agreements                                   --                --                 --                  --
    Limited partnerships                                       --                --                 --                  --
    General partnerships                                       --                10                 --                  --
    Corporate joint ventures                                   --                --                 --                  --
    Securities                                                  7                --                 --                  --
    DSM investments                                            60                --                 --                  --
    Other investments                                           5                --                 --                  --
    Valuation allowances                                       --                (3)                --                  --
                                               -------------------  ----------------  -----------------   -----------------
 Total Investments                                             72                 7                 --                  --
                                               -------------------  ----------------  -----------------   -----------------

OTHER ASSETS
    Deferred project costs                                      1                --                 --                  --
    Debt service reserve                                       --                --                 --                  --
    Prepaid pension costs                                       1                --                 --                  --
    Goodwill                                                   32                --                 --                  --
    Other                                                      10                 4                 --                  --
                                               -------------------  ----------------  -----------------   -----------------
 Total Other Assets                                            44                 4                 --                  --
                                               -------------------  ----------------  -----------------   -----------------

 TOTAL ASSETS                                   $             249    $           67    $           632     $            --
                                               ===================  ================  =================   =================

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999                                       PSEG          INTERCOMPANY
(MILLIONS OF DOLLARS)                             ENERGY HOLDINGS     ELIMINATIONS          PSEG             PSEG           PSEG
                                                      CONSOL.          & RECLASS.      ENERGY HOLDINGS      GLOBAL     RESOURCES
                                                 -----------------  ---------------   ------------------   ---------  --------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                      $         38       $        --       $            --      $     5    $         --
       Taxes                                                 6                --                     4            1               1
       Other                                                36                --                     7            8               4
       Interest                                             20                --                    11            7              --
       Associated companies                                  1               (32)                    5           13              12
    Billings in excess of costs and earnings                12                --                    --           --              --
    Notes payable:
       PSEG Capital Corporation                             --              (619)                   --          276             343
       PSEG Energy Holdings                                 --              (749)                   --          296             437
       Enterprise Group Development Corp.                   --                (2)                   --           --              --
       Revolving credit facility                           351                --                   351           --              --
    Current portion of long-term debt                      175                --                    --           97              --
                                                 -----------------  ---------------   ------------------   ---------  --------------
 Total Current Liabilities                                 639            (1,402)                  378          703             797
                                                 -----------------  ---------------   ------------------   ---------  --------------

TOTAL LONG-TERM DEBT                                     1,175                --                   395          230              --
                                                 -----------------  ---------------   ------------------   ---------  --------------


DEFERRED CREDITS
    Deferred income taxes                                  888               (11)                   (5)          24             880
    Deferred investment and energy tax credits               9                --                    --            9              --
    Deferred revenues                                       14                --                    --            5              --
    Long-term liabilities                                   11                --                     3            6               1
                                                 -----------------  ---------------   ------------------   ---------  --------------
 Total Deferred Taxes and Other Liabilities                922               (11)                   (2)          44             881
                                                 -----------------  ---------------   ------------------   ---------  --------------

MINORITY INTERESTS                                           1                --                    --            1              --
                                                 -----------------  ---------------   ------------------   ---------  --------------

STOCKHOLDER'S EQUITY
    Common stock                                            --              (171)                   --           63             107
    Preferred stock                                        509              (509)                  509          375             134
    Contributed capital                                    790              (777)                  790          404              --
    Retained earnings                                      276              (123)                  276           95             177
    Accumulated Other Comprehensive Loss                  (200)               --                    --         (200)             --
                                                 -----------------  ---------------   ------------------   ---------  --------------
 Total Stockholder's Equity                              1,375            (1,580)                1,575          737             418
                                                 -----------------  ---------------   ------------------   ---------  --------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $      4,112       $    (2,993)      $         2,346      $ 1,715    $      2,096
                                                 =================  ===============   ==================   =========  ==============

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999                                   PSEG
(MILLIONS OF DOLLARS)                              ENERGY              PSEG
                                                TECHNOLOGIES   EGDC   CAPITAL   ECFC
                                                ------------   ----   -------   ----
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                     $       33    $  --  $  --     $ --
       Taxes                                             --       --     --       --
       Other                                             17       --     --       --
       Interest                                          --       --      2       --
       Associated companies                               3       --     --       --
    Billings in excess of costs and earnings             12       --     --       --
    Notes payable:
       PSEG Capital Corporation                          --       --     --       --
       PSEG Energy Holdings                              16       --     --       --
       Enterprise Group Development Corp.                --       --      2       --
       Revolving credit facility                         --       --     --       --
    Current portion of long-term debt                    --       --     78       --
                                                ------------   ----   -------   ----
 Total Current Liabilities                               81       --     82       --
                                                ------------   ----   -------   ----

TOTAL LONG-TERM DEBT                                     --       --    550       --
                                                ------------   ----   -------   ----

DEFERRED CREDITS
    Deferred income taxes                                --       --     --       --
    Deferred investment and energy tax credits           --       --     --       --
    Deferred revenues                                     9       --     --       --
    Long-term liabilities                                 1       --     --       --
                                                ------------   ----   -------   ----
 Total Deferred Taxes and Other Liabilities              10       --     --       --
                                                ------------   ----   -------   ----

MINORITY INTERESTS                                       --       --     --       --
                                                ------------   ----   -------   ----

STOCKHOLDER'S EQUITY
    Common stock                                         --        1     --       --
    Preferred stock                                      --       --     --       --
    Contributed capital                                 207      166     --       --
    Retained earnings                                   (49)    (100)    --       --
    Accumulated Other Comprehensive Loss                 --       --     --       --
                                                ------------   ----   -------   ----
 Total Stockholder's Equity                             158       67     --       --
                                                ------------   ----   -------   ----

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                          $      249    $  67  $ 632       --
                                                ============   ====   =======   ====

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                      PSEG             INTERCOMPANY
                                                    RESOURCES          ELIMINATIONS            PSEG             RCMC
                                                     CONSOL.            & RECLASS.           RESOURCES         CONSOL.
                                                 ----------------    ------------------    --------------    ------------
REVENUES:
       Income (loss) from partnerships            $         5,209     $             --      $       (134)     $    3,469
        Income from capital lease agreements              111,798                   --            54,475          40,617
        Investment gains (losses)                          60,548                   --            15,405              --
        Interest and dividend income                        1,326                   --                79              --
        Other                                                  58                   --                30               4
       Equity in subsidiary earnings                          --               (61,900)           61,900              --
                                                 ----------------    ------------------    --------------    ------------
TOTAL REVENUES                                            178,938              (61,900)          131,755          44,090
                                                 ----------------    ------------------    --------------    ------------

OPERATING EXPENSES:
       Operation and maintenance                               --                   --                --              --
        Depreciation and amortization                       1,321                   --               196              --
        Administrative and general                          8,869                   --             7,898             625
                                                 ----------------    ------------------    --------------    ------------
TOTAL OPERATING EXPENSES                                   10,190                   --             8,094             625
                                                 ----------------    ------------------    --------------    ------------

OPERATING INCOME                                          168,748              (61,900)          123,660          43,465
                                                 ----------------    ------------------    --------------    ------------

INTEREST EXPENSE:
       PSEG Capital Corporation                            31,865                   --            27,208           4,231
        Enterprise Capital Funding Corp.                    2,967                   --             2,216             682
        Energy Holdings Inc.                               10,859                   --             9,339           1,381
        Other                                                 370                   --                --              --
        Capitalized interest                                   --                   --                --              --
                                                 ----------------    ------------------    --------------    ------------
NET INTEREST EXPENSE                                       46,061                   --            38,762           6,294
                                                 ----------------    ------------------    --------------    ------------

INCOME BEFORE INCOME TAXES                                122,688              (61,900)           84,898          37,172
                                                 ----------------    ------------------    --------------    ------------

INCOME TAXES:
       Current                                            (23,918)                  --           (44,031)        (33,626)
        Deferred                                           74,366                   --            56,460          47,289
        Investment and energy tax credits-- net              (510)                  --              (281)           (229)
                                                 ----------------    ------------------    --------------    ------------
TOTAL INCOME TAXES                                         49,938                   --            12,148          13,433
                                                 ----------------    ------------------    --------------    ------------

MINORITY INTERESTS                                             --                   --                --              --
                                                 ----------------    ------------------    --------------    ------------

NET INCOME                                                 72,750              (61,900)           72,750          23,738
                                                 ----------------    ------------------    --------------    ------------

PREFERRED STOCK DIVIDEND REQUIREMENT                        6,565                   --             6,565              --
                                                 ----------------    ------------------    --------------    ------------

EARNINGS AVAILABLE TO COMMON STOCK                 $       66,185      $       (61,900)      $    66,186       $  23,738
                                                 ================    ==================    ==============    ============

                                                     RCIC              RCSC
                                                 --------------    --------------
REVENUES:
       Income (loss) from partnerships           $          --      $         --
        Income from capital lease agreements            12,434                --
        Investment gains (losses)                           --                --
        Interest and dividend income                        --                --
        Other                                               --                 6
       Equity in subsidiary earnings                        --                --
                                                 --------------    --------------
TOTAL REVENUES                                          12,434                 6
                                                 --------------    --------------

OPERATING EXPENSES:
       Operation and maintenance                            --                --
        Depreciation and amortization                       --                --
        Administrative and general                          64                 6
                                                 --------------    --------------
TOTAL OPERATING EXPENSES                                    64                 6
                                                 --------------    --------------

OPERATING INCOME                                        12,371                --
                                                 ---------------    --------------

INTEREST EXPENSE:
       PSEG Capital Corporation                            274                --
        Enterprise Capital Funding Corp.                    45                --
        Energy Holdings Inc.                                89                --
        Other                                               --                --
        Capitalized interest                                --                --
                                                 ---------------    --------------
NET INTEREST EXPENSE                                       408                --
                                                 ---------------    --------------

INCOME BEFORE INCOME TAXES                              11,962                --
                                                 ---------------    --------------

INCOME TAXES:
       Current                                         (11,641)               --
        Deferred                                        15,828                --
        Investment and energy tax credits-- net             --                --
                                                 --------------    --------------
TOTAL INCOME TAXES                                       4,187                --
                                                 ---------------    --------------

MINORITY INTERESTS                                          --                --
                                                 ---------------    --------------

NET INCOME                                               7,775                --
                                                 ---------------    --------------

PREFERRED STOCK DIVIDEND REQUIREMENT                        --                --
                                                 ---------------    --------------

EARNINGS AVAILABLE TO COMMON STOCK                $      7,775       $        --
                                                 ===============    ==============

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                      PSRC SC              PSRC SC             PSRC SC
                                                     RCFC               ONE                  TWO                THREE
                                                 --------------    ---------------     ----------------     ---------------
REVENUES:
       Income (loss) from partnerships            $         --      $          --       $           --       $          --
       Income from capital lease agreements                 83                 --                   --                  --
       Investment gains (losses)                        18,283                 --                   --                  --
       Interest and dividend income                         --                 --                   --                  --
       Other                                                --                  4                    4                   4
       Equity in subsidiary earnings                        --                 --                   --                  --
                                                 --------------    ---------------     ----------------     ---------------
TOTAL REVENUES                                          18,366                  4                    4                   4
                                                 --------------    ---------------     ----------------     ---------------

OPERATING EXPENSES:
       Operation and maintenance                            --                 --                   --                  --
       Depreciation and amortization                        --                 --                   --                  --
       Administrative and general                          150                  4                    4                   4
                                                 --------------    ---------------     ----------------     ---------------
TOTAL OPERATING EXPENSES                                   150                  4                    4                   4
                                                 --------------    ---------------     ----------------     ---------------

OPERATING INCOME                                        18,216                 --                   --                  --
                                                 --------------    ---------------     ----------------     ---------------

INTEREST EXPENSE:
       PSEG Capital Corporation                            152                 --                   --                  --
       Enterprise Capital Funding Corp.                     25                 --                   --                  --
       Energy Holdings Inc.                                 50                 --                   --                  --
       Other                                                --                 --                   --                  --
       Capitalized interest                                 --                 --                   --                  --
                                                 --------------    ---------------     ----------------     ---------------
NET INTEREST EXPENSE                                       226                 --                   --                  --
                                                 --------------    ---------------     ----------------     ---------------

INCOME BEFORE INCOME TAXES                              17,989                 --                   --                  --
                                                 --------------    ---------------     ----------------     ---------------

INCOME TAXES:
       Current                                          42,092                 --                   --                  --
       Deferred                                        (32,483)                --                   --                  --
       Investment and energy tax credits-- net              --                 --                   --                  --
                                                 --------------    ---------------     ----------------     ---------------
TOTAL INCOME TAXES                                       9,609                 --                   --                  --
                                                 --------------    ---------------     ----------------     ---------------

MINORITY INTERESTS                                          --                 --                   --                  --
                                                 --------------    ---------------     ----------------     ---------------

NET INCOME                                               8,380                 --                   --                  --
                                                 --------------    ---------------     ----------------     ---------------

PREFERRED STOCK DIVIDEND REQUIREMENT                        --                 --                   --                  --
                                                 --------------    ---------------     ----------------     ---------------

EARNINGS AVAILABLE TO COMMON STOCK                $      8,380      $          --       $           --       $          --
                                                 ==============    ===============     ================     ===============

                                                   PSRC SC               THE
                                                    FOUR            WATER SOURCE
                                                --------------    ------------------
REVENUES:
       Income (loss) from partnerships           $         --      $             --
       Income from capital lease agreements                --                    --
       Investment gains (losses)                           --                    --
       Interest and dividend income                        --                    --
       Other                                                4                    --
       Equity in subsidiary earnings                       --                    --
                                                --------------    ------------------
TOTAL REVENUES                                              4                    --
                                                --------------    ------------------

OPERATING EXPENSES:
       Operation and maintenance                           --                    --
       Depreciation and amortization                       --                    --
       Administrative and general                           4                     1
                                                --------------    ------------------
TOTAL OPERATING EXPENSES                                    4                     1
                                                --------------    ------------------

OPERATING INCOME                                           --                    (1)
                                                --------------    ------------------

INTEREST EXPENSE:
       PSEG Capital Corporation                            --                    --
       Enterprise Capital Funding Corp.                    --                    --
       Energy Holdings Inc.                                --                    --
       Other                                               --                    --
       Capitalized interest                                --                    --
                                                --------------    ------------------
NET INTEREST EXPENSE                                       --                    --
                                                --------------    ------------------

INCOME BEFORE INCOME TAXES                                 --                    (1)
                                                --------------    ------------------

INCOME TAXES:
       Current                                             --                    --
       Deferred                                            --                    --
       Investment and energy tax credits-- net             --                    --
                                                --------------    ------------------
TOTAL INCOME TAXES                                         --                    --
                                                --------------    ------------------

MINORITY INTERESTS                                         --                    --
                                                --------------    ------------------

NET INCOME                                                 --                    (1)
                                                --------------    ------------------

PREFERRED STOCK DIVIDEND REQUIREMENT                       --                    --
                                                --------------    ------------------

EARNINGS AVAILABLE TO COMMON STOCK               $         --      $             (1)
                                                ==============    ==================

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                     PSGMC
                                                    CONSOL.         PSRC, INC.       ENTECH        PSRC I, INC.    PSRC II, INC.
                                                ----------------    ------------    ----------     ------------    -------------
REVENUES:
       Income (loss) from partnerships           $           --      $       --      $     --       $    3,757      $    (1,883)
       Income from capital lease agreements                  --           2,794            --               --               --
       Investment gains (losses)                             --              --            --           17,430            9,429
       Interest and dividend income                          --              --            --            1,024              223
       Other                                                 --              --            --               --               --
       Equity in subsidiary earnings                         --              --            --               --               --
                                                ----------------    ------------    ----------     ------------    -------------
TOTAL REVENUES                                               --           2,794            --           22,211            7,769
                                                ----------------    ------------    ----------     ------------    -------------

OPERATING EXPENSES:
       Operation and maintenance                             --              --            --               --               --
       Depreciation and amortization                         --           1,125            --               --               --
       Administrative and general                            --              57             3               46                3
                                                ----------------    ------------    ----------     ------------    -------------
TOTAL OPERATING EXPENSES                                     --           1,181             3               46                3
                                                ----------------    ------------    ----------     ------------    -------------

OPERATING INCOME                                             --           1,613            (3)          22,165            7,766
                                                ----------------    ------------    ----------     ------------    -------------

INTEREST EXPENSE:
       PSEG Capital Corporation                              --              --            --               --               --
       Enterprise Capital Funding Corp.                      --              --            --               --               --
       Energy Holdings Inc.                                  --              --            --               --               --
       Other                                                 --              --            --              278               93
       Capitalized interest                                  --              --            --               --               --
                                                ----------------    ------------    ----------     ------------    -------------
NET INTEREST EXPENSE                                         --              --            --              278               93
                                                ----------------    ------------    ----------     ------------    -------------

INCOME BEFORE INCOME TAXES                                   --           1,613            (3)          21,888            7,674
                                                ----------------    ------------    ----------     ------------    -------------

INCOME TAXES:
       Current                                               --          (2,900)           (1)          26,598             (410)
       Deferred                                              --           3,518            --          (19,249)           3,004
       Investment and energy tax credits-- net               --              --            --               --               --
                                                ----------------    ------------    ----------     ------------    -------------
TOTAL INCOME TAXES                                           --             618            (1)           7,349            2,594
                                                ----------------    ------------    ----------     ------------    -------------

MINORITY INTERESTS                                           --              --            --               --               --
                                                ----------------    ------------    ----------     ------------    -------------

NET INCOME                                                   --             995            (2)          14,539            5,079
                                                ----------------    ------------    ----------     ------------    -------------

PREFERRED STOCK DIVIDEND REQUIREMENT                         --              --            --               --               --
                                                ----------------    ------------    ----------     ------------    -------------

EARNINGS AVAILABLE TO COMMON STOCK               $           --      $      995      $     (2)      $   14,539      $     5,079
                                                ================    ============    ==========     ============    =============

                                                PSEG COLLINS
                                                     CONSOL.
                                                -----------------
REVENUES:
       Income (loss) from partnerships           $            --
       Income from capital lease agreements                1,395
       Investment gains (losses)                              --
       Interest and dividend income                           --
       Other                                                  --
       Equity in subsidiary earnings                          --
                                                -----------------
TOTAL REVENUES                                             1,395
                                                -----------------

OPERATING EXPENSES:
       Operation and maintenance                              --
       Depreciation and amortization                          --
       Administrative and general                             --
                                                -----------------
TOTAL OPERATING EXPENSES                                      --
                                                -----------------

OPERATING INCOME                                           1,395
                                                -----------------

INTEREST EXPENSE:
       PSEG Capital Corporation                               --
       Enterprise Capital Funding Corp.                       --
       Energy Holdings Inc.                                   --
       Other                                                  --
       Capitalized interest                                   --
                                                -----------------
NET INTEREST EXPENSE                                          --
                                                -----------------

INCOME BEFORE INCOME TAXES                                 1,395
                                                -----------------

INCOME TAXES:
       Current                                                --
       Deferred                                               --
       Investment and energy tax credits-- net                --
                                                -----------------
TOTAL INCOME TAXES                                            --
                                                -----------------

MINORITY INTERESTS                                            --
                                                -----------------

NET INCOME                                                 1,395
                                                -----------------

PREFERRED STOCK DIVIDEND REQUIREMENT                          --
                                                -----------------

EARNINGS AVAILABLE TO COMMON STOCK               $         1,395
                                                =================

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                            PSEG             INTERCOMPANY
                                                          RESOURCES          ELIMINATIONS            PSEG             RCMC
                                                           CONSOL.            & RECLASS.          RESOURCES         CONSOL.
                                                       ----------------    ------------------    -------------    -------------
BALANCE  JANUARY 1, 1999                                $      120,896      $       (199,877)     $   120,896      $    65,871

NET INCOME                                                      72,750               (61,900)          72,750           23,738
                                                       ----------------    ------------------    -------------    -------------

           TOTAL                                               193,646              (261,777)         193,646           89,610
                                                       ----------------    ------------------    -------------    -------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)            16,565                (3,236)          16,565               --
                                                       ----------------    ------------------    -------------    -------------

TRANSFER OF ASSETS FROM PSRC I, INC TO PSRC II, INC                 --               126,868               --               --
                                                       ----------------    ------------------    -------------    -------------

BALANCE  DECEMBER 31, 1999                              $      177,082      $       (131,673)     $   177,082      $    89,610
                                                       ================    ==================    =============    =============

                                                            RCIC              RCSC
                                                       ---------------    --------------
BALANCE  JANUARY 1, 1999                                $      22,149      $        (39)

NET INCOME                                                      7,775                --
                                                       ---------------    --------------

           TOTAL                                               29,925               (39)
                                                       ---------------    --------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)               --                --
                                                       ---------------    --------------

TRANSFER OF ASSETS FROM PSRC I, INC TO PSRC II, INC                --                --
                                                       ---------------    --------------

BALANCE  DECEMBER 31, 1999                              $      29,925      $        (39)
                                                       ===============    ==============

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                            PSRC SC              PSRC SC             PSRC SC
                                                           RCFC               ONE                  TWO                THREE
                                                       --------------    ---------------     ----------------     ---------------
BALANCE  JANUARY 1, 1999                                $     (2,421)     $          (3)      $           (3)      $          --
                                                       --------------    ---------------     ----------------     ---------------

NET INCOME                                                     8,380                 --                   --                  --
                                                       --------------    ---------------     ----------------     ---------------

           TOTAL                                               5,959                 (3)                  (3)                 --
                                                       --------------    ---------------     ----------------     ---------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)              --                 --                   --                  --
                                                       --------------    ---------------     ----------------     ---------------

TRANSFER OF ASSETS FROM PSRC I, INC TO PSRC II, INC               --                 --                   --                  --
                                                       --------------    ---------------     ----------------     ---------------

BALANCE  DECEMBER 31, 1999                              $      5,959      $          (3)      $           (3)      $          --
                                                       ==============    ===============     ================     ===============

                                                          PSRC SC              THE
                                                           FOUR            WATER SOURCE
                                                       --------------    -----------------
BALANCE  JANUARY 1, 1999                                $         --      $        (1,055)
                                                       --------------    -----------------

NET INCOME                                                        --                   --
                                                       --------------    -----------------

           TOTAL                                                  --               (1,055)
                                                       --------------    -----------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)              --                   --
                                                       --------------    -----------------

TRANSFER OF ASSETS FROM PSRC I, INC TO PSRC II, INC               --                   --
                                                       --------------    -----------------

BALANCE  DECEMBER 31, 1999                              $         --      $        (1,055)
                                                       ==============    =================

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                            PSGMC
                                                           CONSOL.         PSRC, INC.       ENTECH        PSRC I, INC.
                                                       ----------------    ------------    ----------     ------------
BALANCE  JANUARY 1, 1999                                $           --      $    3,120      $   (975)      $  113,231
                                                       ----------------    ------------    ----------     ------------

NET INCOME                                                          --             995            (2)          14,539
                                                       ----------------    ------------    ----------     ------------

           TOTAL                                                    --           4,115          (977)         127,770
                                                       ----------------    ------------    ----------     ------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)                --              --            --              902
                                                       ----------------    ------------    ----------     ------------

TRANSFER OF ASSETS FROM PSRC I, INC TO PSRC II, INC                 --              --            --         (126,868)
                                                       ----------------    ------------    ----------     ------------

BALANCE  DECEMBER 31, 1999                              $           --      $    4,115      $   (977)      $       --
                                                       ================    ============    ==========     ============

                                                                        PSEG COLLINS
                                                       PSRC II, INC.         CONSOL.
                                                       -------------    -----------------
BALANCE  JANUARY 1, 1999                                $        --      $            --
                                                       -------------    -----------------

NET INCOME                                                    5,079                1,395
                                                       -------------    -----------------

           TOTAL                                              5,079                1,395
                                                       -------------    -----------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)          2,334                   --
                                                       -------------    -----------------

TRANSFER OF ASSETS FROM PSRC I, INC TO PSRC II, INC              --                   --
                                                       -------------    -----------------

BALANCE  DECEMBER 31, 1999                              $     2,745      $         1,395
                                                       =============    =================

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                  PSEG             INTERCOMPANY
                                                RESOURCES          ELIMINATIONS            PSEG             RCMC
                                                 CONSOL.            & RECLASS.          RESOURCES        CONSOL.
                                             ----------------    ------------------    -------------    -------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $       31,271      $             --      $    31,087      $        70
       Accounts and Notes receivable:
         Trade                                            --                    --               --               --
         Other                                        10,598                    --               --            9,853
         PSE&G                                            --                    --               --               --
         PSEG                                             --                    --               --               --
         Other associated companies                       --              (423,762)         151,293           40,198
       Notes receivable:
         Associated companies                             --                    --               --               --
          Other                                           --                    --               --               --
       Interest & dividend receivable                    708                    --               --               --
       Prepayments                                        --                    --               --               --
                                             ----------------    ------------------    -------------    -------------
 Total Current Assets                                 42,577              (423,762)         182,380           50,121
                                             ----------------    ------------------    -------------    -------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                    16,502                    --            2,538               --
       Other                                           1,092                    --              507               --
       Accum. depr. and amortization                 (10,003)                   --           (1,458)              --
       Valuation allowances                               --                    --               --               --
                                             ----------------    ------------------    -------------    -------------
 Property, Plant and Equipment-net                     7,591                    --            1,587               --
                                             ----------------    ------------------    -------------    -------------

INVESTMENTS
       Subsidiaries                                       --              (812,758)         812,758               --
       Capital lease agreements                    1,765,318                    --          759,130          727,029
       Partnership interests                         279,286                    --            2,419           25,563
       Corporate joint ventures                           --                    --               --               --
       Securities                                      7,336                    --              400               --
       Valuation allowances                           (6,604)                   --           (6,604)              --
                                             ----------------    ------------------    -------------    -------------
 Total Investments                                 2,045,335              (812,758)       1,568,102          752,592
                                             ----------------    ------------------    -------------    -------------

OTHER ASSETS
       Special funds-pension                             184                    --              184               --
                                             ----------------    ------------------    -------------    -------------
 Total Other Assets                                      184                    --              184               --
                                             ----------------    ------------------    -------------    -------------

 TOTAL ASSETS                                 $    2,095,688      $     (1,236,520)     $ 1,752,253      $   802,713
                                             ================    ==================    =============    =============

                                                  RCIC              RCSC
                                             ---------------    --------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $          --      $          9
       Accounts and Notes receivable:
         Trade                                           --                --
         Other                                          332                --
         PSE&G                                           --                --
         PSEG                                            --                --
         Other associated companies                      --                --
       Notes receivable:
         Associated companies                            --                --
          Other                                          --                --
       Interest & dividend receivable                    --                --
       Prepayments                                       --                --
                                             ---------------    --------------
 Total Current Assets                                   332                 9
                                             ---------------    --------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                       --                --
       Other                                             --                --
       Accum. depr. and amortization                     --                --
       Valuation allowances                              --                --
                                             ---------------    --------------
 Property, Plant and Equipment-net                       --                --
                                             ---------------    --------------

INVESTMENTS
       Subsidiaries                                      --                --
       Capital lease agreements                      99,151                --
       Partnership interests                             --                --
       Corporate joint ventures                          --                --
       Securities                                        --                --
       Valuation allowances                              --                --
                                             ---------------    --------------
 Total Investments                                   99,151                --
                                             ---------------    --------------

OTHER ASSETS
       Special funds-pension                             --                --
                                             ---------------    --------------
 Total Other Assets                                      --                --
                                             ---------------    --------------

 TOTAL ASSETS                                 $      99,483      $          9
                                             ===============    ==============

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                  PSRC SC              PSRC SC             PSRC SC
                                                 RCFC               ONE                  TWO                THREE
                                             --------------    ---------------     ----------------     ---------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $         --      $           5       $            5       $           5
       Accounts and Notes receivable:
         Trade                                          --                 --                   --                  --
         Other                                          --                 --                   --                  --
         PSE&G                                          --                 --                   --                  --
         PSEG                                           --                 --                   --                  --
         Other associated companies                 13,133                  2                    2                   5
       Notes receivable:                                --                 --                   --                  --
         Associated companies                           --                 --                   --                  --
          Other                                         --                 --                   --                  --
       Interest & dividend receivable                   --                 --                   --                  --
       Prepayments                                      --                 --                   --                  --
                                             --------------    ---------------     ----------------     ---------------
 Total Current Assets                               13,133                  7                    7                  10
                                             --------------    ---------------     ----------------     ---------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                      --                 --                   --                  --
       Other                                            --                 --                   --                  --
       Accum. depr. and amortization                    --                 --                   --                  --
       Valuation allowances                             --                 --                   --                  --
                                             --------------    ---------------     ----------------     ---------------
 Property, Plant and Equipment-net                      --                 --                   --                  --
                                             --------------    ---------------     ----------------     ---------------

INVESTMENTS
       Subsidiaries                                     --                 --                   --                  --
       Capital lease agreements                         --                 --                   --                  --
       Partnership interests                            --                 --                   --                  --
       Corporate joint ventures                         --                 --                   --                  --
       Securities                                       --                 --                   --                  --
       Valuation allowances                             --                 --                   --                  --
                                             --------------    ---------------     ----------------     ---------------
 Total Investments                                      --                 --                   --                  --
                                             --------------    ---------------     ----------------     ---------------

OTHER ASSETS
       Special funds-pension                            --                 --                   --                  --
                                             --------------    ---------------     ----------------     ---------------
 Total Other Assets                                     --                 --                   --                  --
                                             --------------    ---------------     ----------------     ---------------

 TOTAL ASSETS                                 $     13,133      $           7       $            7       $          10
                                             ==============    ===============     ================     ===============

                                                PSRC SC              THE
                                                 FOUR            WATER SOURCE
                                             --------------    -----------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $          5      $            --
       Accounts and Notes receivable:
         Trade                                          --                   --
         Other                                          --                   --
         PSE&G                                          --                   --
         PSEG                                           --                   --
         Other associated companies                      5                   30
       Notes receivable:
         Associated companies                           --                   --
          Other                                         --                   --
       Interest & dividend receivable                   --                   --
       Prepayments                                      --                   --
                                             --------------    -----------------
 Total Current Assets                                   10                   30
                                             --------------    -----------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                      --                   --
       Other                                            --                   --
       Accum. depr. and amortization                    --                   --
       Valuation allowances                             --                   --
                                             --------------    -----------------
 Property, Plant and Equipment-net                      --                   --
                                             --------------    -----------------

INVESTMENTS
       Subsidiaries                                     --                   --
       Capital lease agreements                         --                   --
       Partnership interests                            --                   --
       Corporate joint ventures                         --                   --
       Securities                                       --                   --
       Valuation allowances                             --                   --
                                             --------------    -----------------
 Total Investments                                      --                   --
                                             --------------    -----------------

OTHER ASSETS
       Special funds-pension                            --                   --
                                             --------------    -----------------
 Total Other Assets                                     --                   --
                                             --------------    -----------------

 TOTAL ASSETS                                 $         10      $            30
                                             ==============    =================

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                  PSGMC
                                                 CONSOL.         PSRC, INC.       ENTECH        PSRC I, INC.    PSRC II, INC.
                                             ----------------    ------------    ----------     ------------    -------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $           --      $       34      $     --       $       --      $        50
       Accounts and Notes receivable:
         Trade                                            --              --            --               --               --
         Other                                            --              --            --               --              413
         PSE&G                                            --              --            --               --               --
         PSEG                                             --              --            --               --               --
         Other associated companies                       --              --            44               --          219,050
       Notes receivable:
         Associated companies                             --              --            --               --               --
          Other                                           --              --            --               --               --
       Interest & dividend receivable                     --              --            --               --              708
       Prepayments                                        --              --            --               --               --
                                             ----------------    ------------    ----------     ------------    -------------
 Total Current Assets                                     --              34            44               --          220,221
                                             ----------------    ------------    ----------     ------------    -------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                        --          13,963            --               --               --
       Other                                              --             585            --               --               --
       Accum. depr. and amortization                      --          (8,545)           --               --               --
       Valuation allowances                               --              --            --               --               --
                                             ----------------    ------------    ----------     ------------    -------------
 Property, Plant and Equipment-net                        --           6,004            --               --               --
                                             ----------------    ------------    ----------     ------------    -------------

INVESTMENTS
       Subsidiaries                                       --              --            --               --               --
       Capital lease agreements                           --          42,571            --               --               --
       Partnership interests                              --              --            --               --          251,304
       Corporate joint ventures                           --              --            --               --               --
       Securities                                         --              --            --               --            6,936
       Valuation allowances                               --              --            --               --               --
                                             ----------------    ------------    ----------     ------------    -------------
 Total Investments                                        --          42,571            --               --          258,239
                                             ----------------    ------------    ----------     ------------    -------------

OTHER ASSETS
       Special funds-pension                              --              --            --               --               --
                                             ----------------    ------------    ----------     ------------    -------------
 Total Other Assets                                       --              --            --               --               --
                                             ----------------    ------------    ----------     ------------    -------------

 TOTAL ASSETS                                 $           --      $   48,610      $     44       $       --      $   478,460
                                             ================    ============    ==========     ============    =============

                                             PSEG COLLINS
                                                  CONSOL.
                                             -----------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $            --
       Accounts and Notes receivable:
         Trade                                             --
         Other                                             --
         PSE&G                                             --
         PSEG                                              --
         Other associated companies                        --
       Notes receivable:                                   --
         Associated companies                              --
          Other                                            --
       Interest & dividend receivable                      --
       Prepayments                                         --
                                             -----------------
 Total Current Assets                                      --
                                             -----------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                         --
       Other                                               --
       Accum. depr. and amortization                       --
       Valuation allowances                                --
                                             -----------------
 Property, Plant and Equipment-net                         --
                                             -----------------

INVESTMENTS
       Subsidiaries                                        --
       Capital lease agreements                       137,437
       Partnership interests                               --
       Corporate joint ventures                            --
       Securities                                          --
       Valuation allowances                                --
                                             -----------------
 Total Investments                                    137,437
                                             -----------------

OTHER ASSETS
       Special funds-pension                               --
                                             -----------------
 Total Other Assets                                        --
                                             -----------------

 TOTAL ASSETS                                 $       137,437
                                             =================

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                    PSEG             INTERCOMPANY
                                                  RESOURCES          ELIMINATIONS            PSEG             RCMC
                                                   CONSOL.            & RECLASS.          RESOURCES         CONSOL.
                                               ----------------    ------------------    -------------    -------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
           Trade                                $           --      $             --      $        --      $        --
           Taxes                                         1,034                    --              748              255
           Other                                         3,596                    --            2,637              779
           Interest                                        683                    --               --              250
           Associated companies                         11,710              (423,763)         282,582          127,624
        Notes payable:
           PSEG Capital Corporation                    342,611                    --          289,589           48,161
           Enterprise Capital Funding Corp.                 --                    --               --               --
           Enterprise Group Development Corp.               --                    --               --               --
           Energy Holdings Inc.                        437,362                    --          397,023           36,641
           U.S.Energy Incorporated                          --                    --               --               --
        Current portion of long-term debt                   --                    --               --               --
                                               ----------------    ------------------    -------------    -------------
 Total Current Liabilities                             796,996              (423,763)         972,578          213,710
                                               ----------------    ------------------    -------------    -------------

TOTAL LONG-TERM DEBT                                        --                    --               --               --
                                               ----------------    ------------------    -------------    -------------

DEFERRED CREDITS
 Deferred income taxes                                 879,670                    --          360,818          445,433
 Deferred investment
   and energy tax credits                                  165                    --               --               --
 Other                                                     574                    --              574               --
                                               ----------------    ------------------    -------------    -------------
 Total Deferred Credits                                880,410                    --          361,393          445,433
                                               ----------------    ------------------    -------------    -------------

STOCKHOLDER'S EQUITY
        Capital stock                                  107,001                   (67)         107,001                2
        Preferred stock                                134,200                    --          134,200               --
        Contributed capital                                 --              (681,018)              --           53,959
        Retained earnings                              177,082              (131,672)         177,082           89,610
                                               ----------------    ------------------    -------------    -------------
 Total Stockholder's Equity                            418,283              (812,758)         418,283          143,571
                                               ----------------    ------------------    -------------    -------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                         $    2,095,688      $     (1,236,520)     $ 1,752,253      $   802,713
                                               ================    ==================    =============    =============

                                                   RCIC              RCSC
                                              ---------------    --------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
           Trade                               $          --      $         --
           Taxes                                          --                --
           Other                                          69                --
           Interest                                       --                --
           Associated companies                       15,863                38
        Notes payable:
           PSEG Capital Corporation                    3,123                --
           Enterprise Capital Funding Corp.               --                --
           Enterprise Group Development Corp.             --                --
           Energy Holdings Inc.                        2,376                --
           U.S.Energy Incorporated                        --                --
        Current portion of long-term debt                 --                --
                                              ---------------    --------------
 Total Current Liabilities                            21,431                38
                                              ---------------    --------------

TOTAL LONG-TERM DEBT                                      --                --
                                              ---------------    --------------

DEFERRED CREDITS
 Deferred income taxes                                42,297                --
 Deferred investment
   and energy tax credits                                165                --
 Other                                                    --                --
                                              ---------------    --------------
 Total Deferred Credits                               42,462                --
                                              ---------------    --------------

STOCKHOLDER'S EQUITY
        Capital stock                                      1                10
        Preferred stock                                   --                --
        Contributed capital                            5,663                --
        Retained earnings                             29,925               (39)
                                              ---------------    --------------
 Total Stockholder's Equity                           35,589               (29)
                                              ---------------    --------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                        $      99,483      $          9
                                              ===============    ==============

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                     PSRC SC              PSRC SC             PSRC SC
                                                    RCFC               ONE                  TWO                THREE
                                                --------------    ---------------     ----------------     ---------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
           Trade                                 $         --      $          --       $           --       $          --
           Taxes                                           31                 --                   --                  --
           Other                                          101                 --                   --                  --
           Interest                                        --                 --                   --                  --
           Associated companies                            52                 --                   --                  --
        Notes payable:
           PSEG Capital Corporation                     1,738                 --                   --                  --
           Enterprise Capital Funding Corp.                --                 --                   --                  --
           Enterprise Group Development Corp.              --                 --                   --                  --
           Energy Holdings Inc.                         1,322                 --                   --                  --
           U.S.Energy Incorporated                         --                 --                   --                  --
        Current portion of long-term debt                  --                 --                   --                  --
                                                --------------    ---------------     ----------------     ---------------
 Total Current Liabilities                              3,244                 --                   --                  --
                                                --------------    ---------------     ----------------     ---------------

TOTAL LONG-TERM DEBT                                       --                 --                   --                  --
                                                --------------    ---------------     ----------------     ---------------

DEFERRED CREDITS
 Deferred income taxes                                    117                 --                   --                  --
 Deferred investment
   and energy tax credits                                  --                 --                   --                  --
 Other                                                     --                 --                   --                  --
                                                --------------    ---------------     ----------------     ---------------
 Total Deferred Credits                                   117                 --                   --                  --
                                                --------------    ---------------     ----------------     ---------------

STOCKHOLDER'S EQUITY
        Capital stock                                       1                 10                   10                  10
        Preferred stock                                    --                 --                   --                  --
        Contributed capital                             3,812                 --                   --                  --
        Retained earnings                               5,959                 (3)                  (3)                 --
                                                --------------    ---------------     ----------------     ---------------
 Total Stockholder's Equity                             9,772                  7                    7                  10
                                                --------------    ---------------     ----------------     ---------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                          $     13,133      $           7       $            7       $          10
                                                ==============    ===============     ================     ===============

                                                  PSRC SC              THE
                                                   FOUR            WATER SOURCE
                                               --------------    -----------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
           Trade                                $         --      $            --
           Taxes                                          --                   --
           Other                                          --                   --
           Interest                                       --                   --
           Associated companies                           --                   --
        Notes payable:
           PSEG Capital Corporation                       --                   --
           Enterprise Capital Funding Corp.               --                   --
           Enterprise Group Development Corp.             --                   --
           Energy Holdings Inc.                           --                   --
           U.S.Energy Incorporated                        --                   --
        Current portion of long-term debt                 --                   --
                                               --------------    -----------------
 Total Current Liabilities                                --                   --
                                               --------------    -----------------

TOTAL LONG-TERM DEBT                                      --                   --
                                               --------------    -----------------

DEFERRED CREDITS
 Deferred income taxes                                    --                   58
 Deferred investment
   and energy tax credits                                 --                   --
 Other                                                    --                   --
                                               --------------    -----------------
 Total Deferred Credits                                   --                   58
                                               --------------    -----------------

STOCKHOLDER'S EQUITY
        Capital stock                                     10                   10
        Preferred stock                                   --                   --
        Contributed capital                               --                1,017
        Retained earnings                                 --               (1,055)
                                               --------------    -----------------
 Total Stockholder's Equity                               10                  (28)
                                               --------------    -----------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                         $         10      $            30
                                               ==============    =================

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                          PSGMC
                                                         CONSOL.                   PSRC, INC.             ENTECH
                                                  -----------------------       -----------------     ---------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
           Accounts payable:
              Trade                                $                  --         $            --       $          --
              Taxes                                                   --                      --                  --
              Other                                                   --                      10                  --
              Interest                                                --                      --                  --
              Associated companies                                    --                   9,310                  --
           Notes payable:
              PSEG Capital Corporation                                --                      --                  --
              Enterprise Capital Funding Corp.                        --                      --                  --
              Enterprise Group Development Corp.                      --                      --                  --
              Energy Holdings Inc.                                    --                      --                  --
              U.S.Energy Incorporated                                 --                      --                  --
           Current portion of long-term debt                          --                      --                  --
                                                  -----------------------       -----------------     ---------------
 Total Current Liabilities                                            --                   9,320                  --
                                                  -----------------------       -----------------     ---------------

TOTAL LONG-TERM DEBT                                                  --                      --                  --
                                                  -----------------------       -----------------     ---------------

DEFERRED CREDITS
 Deferred income taxes                                                --                  20,640                   2
 Deferred investment
   and energy tax credits                                             --                      --                  --
 Other                                                                --                      --                  --
                                                  -----------------------       -----------------     ---------------
 Total Deferred Credits                                               --                  20,640                   2
                                                  -----------------------       -----------------     ---------------

STOCKHOLDER'S EQUITY
           Capital stock                                              --                       1                   1
           Preferred stock                                            --                      --                  --
           Contributed capital                                        --                  14,534               1,018
           Retained earnings                                          --                   4,115                (977)
                                                  -----------------------       -----------------     ---------------
 Total Stockholder's Equity                                           --                  18,650                  43
                                                  -----------------------       -----------------     ---------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $                  --         $        48,610       $          44
                                                  =======================       =================     ===============

                                                                                                  PSEG COLLINS
                                                    PSRC I, INC.           PSRC II, INC.                CONSOL.
                                                  -----------------      -------------------      --------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
           Accounts payable:
              Trade                                $            --        $              --        $         --
              Taxes                                             --                       --                  --
              Other                                             --                       --                  --
              Interest                                          --                      434                  --
              Associated companies                              --                        3                  --
           Notes payable:
              PSEG Capital Corporation                          --                       --                  --
              Enterprise Capital Funding Corp.                  --                       --                  --
              Enterprise Group Development Corp.                --                       --                  --
              Energy Holdings Inc.                              --                       --                  --
              U.S.Energy Incorporated                           --                       --                  --
           Current portion of long-term debt                    --                       --                  --
                                                  -----------------      -------------------      --------------
 Total Current Liabilities                                      --                      437                  --
                                                  -----------------      -------------------      --------------

TOTAL LONG-TERM DEBT                                            --                       --                  --
                                                  -----------------      -------------------      --------------

DEFERRED CREDITS
 Deferred income taxes                                          --                   10,304                  --
 Deferred investment
   and energy tax credits                                       --                       --                  --
 Other                                                          --                       --                  --
                                                  -----------------      -------------------      --------------
 Total Deferred Credits                                         --                   10,304                  --
                                                  -----------------      -------------------      --------------

STOCKHOLDER'S EQUITY
           Capital stock                                        --                        1                  --
           Preferred stock                                      --                       --                  --
           Contributed capital                                  --                  464,974             136,042
           Retained earnings                                    --                    2,745               1,395
                                                  -----------------      -------------------      --------------
 Total Stockholder's Equity                                     --                  467,720             137,437
                                                  -----------------      -------------------      --------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $            --        $         478,460        $    137,437
                                                  =================      ===================      ==============

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                  INTERCOMPANY
                                                       RCMC       ELIMINATIONS
                                                      CONSOL.      & RECLASS.       RCMC        RCMCSC     RCMC, INC.   RCMC I, INC.
                                                    -----------   -------------   ---------   ----------   ----------   ------------
REVENUES:
      Income from partnerships                       $   3,469     $        --     $    --     $     --     $  3,469     $     --
      Income from capital lease agreements              40,617              --      36,841           --           93        3,682
      Investment gains (losses)                             --              --          --           --           --           --
      Interest and dividend income                          --              --          --           --           --           --
      Other                                                  4              --          --            4           --           --
      Equity in subsidiary earnings                         --          (2,398)      2,398           --           --           --
                                                     ---------     -----------     -------     --------     --------     --------
TOTAL REVENUES                                          44,090          (2,398)     39,239            4        3,563        3,682
                                                     ---------     -----------     -------     --------     --------     --------

OPERATING EXPENSES:
      Operation and maintenance                             --              --          --           --           --           --
      Depreciation and amortization                         --              --          --           --           --           --
      Administrative and general                           625              --         149            4          117          354
                                                     ---------     -----------     -------     --------     --------     --------
TOTAL OPERATING EXPENSES                                   625              --         149            4          117          354
                                                     ---------     -----------     -------     --------     --------     --------

OPERATING INCOME                                        43,465          (2,398)     39,090           --        3,445        3,328
                                                     ---------     -----------     -------     --------     --------     --------

INTEREST EXPENSE:
      PSEG Capital Corporation                           4,231              --       2,473           --           --        1,758
      Enterprise Capital Funding Corp.                     682              --         402           --           --          279
      Energy Holdings Inc.                               1,381              --         807           --           --          574
      Other                                                 --              --          --           --           --           --
      Capitalized interest                                  --              --          --           --           --           --
                                                     ---------     -----------     -------     --------     --------     --------
NET INTEREST EXPENSE                                     6,294              --       3,682           --           --        2,611
                                                     ---------     -----------     -------     --------     --------     --------

INCOME BEFORE INCOME TAXES                              37,172          (2,398)     35,408           --        3,445          717
                                                     ---------     -----------     -------     --------     --------     --------

INCOME TAXES:
      Current                                          (33,626)             --     (30,521)          --        3,417       (6,521)
      Deferred                                          47,289              --      42,420           --       (2,209)       7,078
      Investment and energy tax credits -- net            (229)             --        (229)          --           --           --
                                                     ---------     -----------     -------     --------     --------     --------
TOTAL INCOME TAXES                                      13,433              --      11,669           --        1,207          557
                                                     ---------     -----------     -------     --------     --------     --------

MINORITY INTERESTS                                          --              --          --           --           --           --
                                                     ---------     -----------     -------     --------     --------     --------

NET INCOME                                           $  23,738     $    (2,398)    $23,738     $     --     $  2,238     $    160
                                                     =========     ===========     =======     ========     ========     ========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                           INTERCOMPANY
                                 RCMC      ELIMINATIONS
                                CONSOL.     & RECLASS.        RCMC         RCMCSC       RCMC, INC.    RCMC I, INC.
                                -------    ------------       ----         ------       ----------    ------------
BALANCE JANUARY 1, 1999        $ 65,871      $(16,520)      $ 65,871      $    (16)      $ 13,238      $  3,298

NET INCOME                       23,738        (2,398)        23,738            --          2,238           160
                               --------      --------       --------      --------       --------      --------

      TOTAL                      89,610       (18,918)        89,610           (16)        15,476         3,458
                               --------      --------       --------      --------       --------      --------

DIVIDENDS DECLARED                   --        (1,959)            --            --          1,959            --
                               --------      --------       --------      --------       --------      --------

BALANCE DECEMBER 31, 1999      $ 89,610      $(16,959)      $ 89,610      $    (16)      $ 13,517      $  3,458
                               ========      ========       ========      ========       ========      ========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                  INTERCOMPANY
                                                       RCMC       ELIMINATIONS
                                                      CONSOL.      & RECLASS.       RCMC        RCMCSC     RCMC, INC.   RCMC I, INC.
                                                    -----------   -------------   ---------   ----------   ----------   ------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments            $      70     $        --      $   --     $     10     $     30     $     30
      Accounts and Notes receivable:
        Trade                                               --              --          --           --           --           --
        Other                                            9,853              --          --           --        9,853           --
        PSE&G                                               --              --          --           --           --           --
        PSEG                                                --              --          --           --           --           --
        Other associated companies                      40,198              --          --           --       36,497        3,701
      Notes receivable:
        Associated companies                                --              --          --           --           --           --
      Prepayments                                           --              --          --           --           --           --
                                                     ---------     -----------     --------    --------     --------     --------
 Total Current Assets                                   50,121              --          --           10       46,380        3,731
                                                     ---------     -----------     --------    --------     --------     --------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                           --              --          --           --           --           --
      Other                                                 --              --          --           --           --           --
      Accum. depr. and amortization                         --              --          --           --           --           --
      Valuation allowances                                  --              --          --           --           --           --
                                                     ---------     -----------     --------    --------     --------     --------
 Property, Plant and Equipment-net                          --              --          --           --           --           --
                                                     ---------     -----------     --------    --------     --------     --------

INVESTMENTS
      Subsidiaries                                          --         (43,147)     43,147           --           --           --
      Capital lease agreements                         727,029              --     518,702           --       32,486      175,841
      Partnership interests                             25,563              --          --           --       25,563           --
      Corporate joint ventures                              --              --          --           --           --           --
      Securities                                            --              --          --           --           --           --
      Valuation allowances                                  --              --          --           --           --           --
                                                     ---------     -----------     --------    --------     --------     --------
 Total Investments                                     752,592         (43,147)    561,849           --       58,050      175,841
                                                     ---------     -----------     --------    --------     --------     --------

OTHER ASSETS
      Other                                                 --              --          --           --           --           --
                                                     ---------     -----------     --------    --------     --------     --------
 Total Other Assets                                         --              --          --           --           --           --
                                                     ---------     -----------     --------    --------     --------     --------

 TOTAL ASSETS                                        $ 802,713     $   (43,147)    $561,849    $     10     $104,430     $179,572
                                                     =========     ===========     ========    ========     ========     ========

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                  INTERCOMPANY
                                                       RCMC       ELIMINATIONS
                                                      CONSOL.      & RECLASS.       RCMC        RCMCSC     RCMC, INC.   RCMC I, INC.
                                                    -----------   -------------   ---------   ----------   ----------   ------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                      $      --     $        --    $     --     $     --     $     --     $     --
          Taxes                                            255              --          --           --           --          255
          Other                                            779              --         779           --           --           --
          Interest                                         250              --          --           --          250           --
          Associated companies                         127,624              --     127,008           15           --          601
       Notes payable:
          PSEG Capital Corporation                      48,161              --      28,149           --           --       20,013
          Enterprise Capital Funding Corp.                  --              --          --           --           --           --
          Enterprise Group Development Corp.                --              --          --           --           --           --
          Energy Holdings Inc.                          36,641              --      21,416           --           --       15,226
          U.S.Energy Incorporated                           --              --          --           --           --           --
       Current portion of long-term debt                    --              --          --           --           --           --
                                                     ---------      ----------     --------    --------     --------     --------
 Total Current Liabilities                             213,710              --     177,352           15          250       36,094
                                                     ---------      ----------     --------    --------     --------     --------

TOTAL LONG-TERM DEBT                                        --              --          --           --           --           --
                                                     ---------      ----------     --------    --------     --------     --------

DEFERRED CREDITS
 Deferred income taxes                                 445,433              --     240,927           --       49,872      154,633
 Deferred investment                                        --              --          --           --           --           --
   and energy tax credits                                   --              --          --           --           --           --
 Other                                                      --              --          --           --           --           --
                                                     ---------      ----------     --------    --------     --------     --------
 Total Deferred Credits                                445,433              --     240,927           --       49,872      154,633
                                                     ---------      ----------     --------    --------     --------     --------

STOCKHOLDER'S EQUITY
       Capital stock                                         2              (3)          2            1            1            1
       Preferred stock                                      --              --          --           --           --           --
       Contributed capital                              53,959         (26,185)     53,959           10       40,790      (14,615)
       Retained earnings                                89,610         (16,959)     89,610          (16)      13,517        3,458
                                                     ---------      ----------     --------    --------     --------     --------
 Total Stockholder's Equity                            143,571         (43,147)    143,571           (5)      54,308      (11,156)
                                                     ---------      ----------     --------    --------     --------     --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                              $ 802,713      $  (43,147)    $561,849    $     10     $104,430     $179,572
                                                     =========      ==========     ========    ========     ========     ========

PSEG GLOBAL INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                        PSEG       INTERCOMPANY                                            PSEG
                                                       GLOBAL      ELIMINATIONS     PSEG       PSEG USA     PSEG NJ    India Company
                                                       CONSOL.      & RECLASS.     GLOBAL       CONSOL.     CONSOL.       CONSOL.
                                                     ----------   -------------  ----------   ----------   ----------  -------------
REVENUES:
       Income from partnerships                       $129,247     $        --    $    320     $103,514     $ 25,413    $      --
       Income from capital lease agreements                 --              --          --           --           --           --
       Interest and dividend income                        252             (29)         29          252           --           --
       Other                                            12,378              --       3,160        7,518        1,685           15
       Equity in subsidiary earnings                         --        (65,749)     65,749           --           --           --
                                                      --------     -----------    --------     --------     --------    ---------
 TOTAL REVENUES                                        141,877         (65,778)     69,258      111,284       27,098           15
                                                      --------     -----------    --------     --------     --------    ---------

 OPERATING EXPENSES:
       Operation and maintenance                         1,335              --         --           --        1,335            --
       Depreciation and amortization                     1,057              --        355          698            4            --
       Administrative and general                       50,509              --      16,000       34,140          254          115
                                                      --------     -----------    --------     --------     --------    ---------
 TOTAL OPERATING EXPENSES                               52,901              --      16,355       34,838        1,593          115
                                                      --------     -----------    --------     --------     --------    ---------

 OPERATING INCOME                                       88,976         (65,778)     52,903       76,446       25,505         (100)
                                                      --------     -----------    --------     --------     --------    ---------

 OTHER INCOME
       Unrealized gains (losses) on investments        (36,534)             --        (665)     (35,869)          --           --
       Realized gains (losses) on investments           61,535              --          --       (7,647)      69,182           --
       Foreign currency Translation Gain/Loss            3,281              --          86        3,195           --           --
                                                      --------     -----------    --------     --------     --------    ---------
 TOTAL OTHER INCOME                                     28,282              --        (579)     (40,321)      69,182           --
                                                      --------     -----------    --------     --------     --------    ---------

 INTEREST EXPENSE:
       PSEG Capital Corporation                         11,165              --      10,377          564          224           --
       PSEG Energy Holdings                             11,259              --      11,177           --           82           --
       Enterprise Capital Funding Corp.                  1,208              --       1,071           95           42           --
       Other Associated Companies                          749             (29)        388          390           --           --
       Other                                            32,217              --          --       32,764         (578)          31
       Capitalized interest                             (8,483)             --      (8,328)        (155)          --           --
                                                      --------     -----------    --------     --------     --------    ---------
 NET INTEREST EXPENSE                                   48,115             (29)     14,685       33,658         (230)          31
                                                      --------     -----------    --------     --------     --------    ---------

 INCOME BEFORE INCOME TAXES                             69,143         (65,749)     37,639        2,467       94,917         (131)
                                                      --------     -----------    --------     --------     --------    ---------

 INCOME TAXES:
       Current                                          35,553              --     (16,243)      12,582       39,214           --
       Deferred                                        (11,529)             --       7,412      (18,556)        (338)         (47)
       Investment and energy tax credits - net            (459)             --         (25)        (434)          --           --
                                                      --------     -----------    --------     --------     --------    ---------
 TOTAL INCOME TAXES                                     23,565              --      (8,856)      (6,408)      38,876          (47)
                                                      --------     -----------    --------     --------     --------    ---------

 MINORITY INTERESTS                                       (917)             --          --         (917)          --           --
                                                      --------     -----------    --------     --------     --------    ---------

 INCOME FROM CONTINUING OPERATIONS                      46,495         (65,749)     46,495        9,792       56,041          (84)
                                                      --------     -----------    --------     --------     --------    ---------

 NET INCOME                                           $ 46,495     $   (65,749)   $ 46,495     $  9,792     $ 56,041    $     (84)
                                                      ========     ===========    ========     ========     ========    =========

       Preferred Dividend Requirement                   18,442              --      18,442           --           --           --
                                                      --------     -----------    --------     --------     --------    ---------

 EARNINGS AVAILABLE TO COMMON STOCK                     28,053         (65,749)     28,053        9,792       56,041          (84)
                                                      ========     ===========    ========     ========     ========    =========

PSEG GLOBAL INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                        PSEG       INTERCOMPANY                                            PSEG
                                                       GLOBAL      ELIMINATIONS     PSEG       PSEG USA     PSEG NJ    India Company
                                                       CONSOL.      & RECLASS.     GLOBAL       CONSOL.     CONSOL.       CONSOL.
                                                     ----------   -------------  ----------   ----------   ----------  -------------

       BALANCE JANUARY 1, 1999                        $ 71,250     $   (38,781)   $ 71,250     $  9,562     $ 29,625    $    (406)

       NET INCOME                                       46,495         (65,749)     46,495        9,792       56,041          (84)
                                                      --------     -----------    --------     --------     --------    ---------
                  TOTAL                                117,745        (104,530)    117,745       19,354       85,666         (490)
                                                      --------     -----------    --------     --------     --------    ---------

       DIVIDENDS DECLARED                               22,226              --      22,226           --           --           --
                                                      --------     -----------    --------     --------     --------    ---------

                                                      --------     -----------    --------     --------     --------    ---------
       BALANCE DECEMBER 31, 1999                      $ 95,519     $  (104,530)   $ 95,519     $ 19,354     $ 85,666    $    (490)
                                                      ========     ===========    ========     ========     ========    =========

PSEG GLOBAL INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                               PSEG       INTERCOMPANY                                                    PSEG
                                              GLOBAL      ELIMINATIONS       PSEG         PSEG USA        PSEG NJ     India Company
                                              CONSOL.      & RECLASS.       GLOBAL         CONSOL.        CONSOL.        CONSOL.
                                            -----------   ------------    -----------    -----------    -----------   -------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments   $     9,440             --    $        34    $     9,375    $        --    $        31
      Accounts and Notes receivable:
        Trade                                    18,525             --          9,020          9,482             22              1
        Other                                       272             --             97            175             --             --
        PSE&G                                     1,093             --            712            381             --             --
        PSEG                                     12,704             --         12,704             --             --             --
        PSEG Energy Holdings                        466             --             --            466
        Other associated companies                   --       (947,673)       234,150        635,923         77,592              8
      Notes receivable:
        Associated companies                         --             --             --             --             --             --
         Other                                       --             --             --             --             --             --
      Interest receivable                             7             --             --              7             --             --
      Prepayments                                   529             --            379            369           (219)            --
                                            -----------    -----------     ----------     ----------    -----------     ----------
Total Current Assets                             43,036       (947,673)       257,096        656,178         77,395             40
                                            -----------    -----------     ----------     ----------    -----------     ----------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                    --             --             --             --             --             --
      Other                                       5,394             --          1,763          3,631             --             --
      Accum. depr. and amortization              (1,463)            --           (443)        (1,020)            --             --
      Valuation allowances                           --             --             --             --             --             --
                                            -----------    -----------     ----------     ----------    -----------     ----------
Property, Plant and Equipment-net                 3,931             --          1,320          2,611             --             --
                                            -----------    -----------     ----------     ----------    -----------     ----------

INVESTMENTS
      Subsidiaries                                   --     (1,420,359)     1,420,359             --             --             --
      Capital lease agreements                       --             --             --             --             --             --
      Partnership interests                     207,514             --          5,054        168,646         33,814             --
      Corporate joint ventures                1,426,986             --          5,637      1,407,212             --         14,137
      Securities                                     --             --             --             --             --             --
      Valuation allowances                           --             --             --             --             --             --
                                            -----------    -----------     ----------     ----------    -----------     ----------
Total Investments                             1,634,500     (1,420,359)     1,431,050      1,575,858         33,814         14,137
                                            -----------    -----------     ----------     ----------    -----------     ----------

OTHER ASSETS
      Other                                      34,027             --          4,168         29,859             --             --
                                            -----------    -----------     ----------     ----------    -----------     ----------
Total Other Assets                               34,027             --          4,168         29,859             --             --
                                            -----------    -----------     ----------     ----------    -----------     ----------

TOTAL ASSETS                                $ 1,715,494    $(2,368,032)    $1,693,634     $2,264,506    $   111,209     $   14,177
                                            ===========    ===========     ==========     ==========    ===========     ==========

PSEG GLOBAL INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                  PSEG       INTERCOMPANY                                                  PSEG
                                                 GLOBAL      ELIMINATIONS       PSEG         PSEG USA        PSEG NJ   India Company
                                                 CONSOL.      & RECLASS.       GLOBAL         CONSOL.        CONSOL.      CONSOL.
                                               -----------   ------------    -----------    -----------   -----------  ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
         Trade                                 $     4,848    $        --    $       905    $     3,943   $        --   $        --
         Taxes                                         577             --          3,360         (3,793)        1,010            --
         Other                                       8,473             --          4,866          3,355           252            --
         Interest                                    7,776             --             --          7,776            --            --
         Associated companies                       12,488       (947,673)       368,383        588,519           484         2,775
      Notes payable:
         PSEG Capital Corporation                  276,096             --        266,835          6,529         2,732            --
         PSEG Energy Holdings                      295,327             --        288,281          4,967         2,079
         Enterprise Capital Funding Corp.               --             --             --             --            --            --
         Enterprise Group Development Corp.             --             --             --             --            --            --
         Enterprise Diversified Holdings Inc.           --             --             --             --            --            --
         U.S.Energy Incorporated                        --             --             --             --            --            --
      Current portion of long-term debt             96,919             --             --         96,919            --            --
                                               -----------    -----------    -----------    -----------   -----------   -----------
Total Current Liabilities                          702,504       (947,673)       932,630        708,215         6,557         2,775
                                               -----------    -----------    -----------    -----------   -----------   -----------

TOTAL LONG-TERM DEBT                               230,040             --             --        230,040            --            --
                                               -----------    -----------    -----------    -----------   -----------   -----------

DEFERRED CREDITS
Deferred income taxes                               24,397             --         17,495            566         6,602          (266)
Deferred investment
  and energy tax credits                             8,770             --          1,060          7,710            --            --
Other                                               11,091             --          5,165          4,860         1,066            --
                                               -----------    -----------    -----------    -----------   -----------   -----------
Total Deferred Credits                              44,258             --         23,720         13,136         7,668          (266)
                                               -----------    -----------    -----------    -----------   -----------   -----------

MINORITY INTEREST                                    1,408             --             --          1,408            --            --
                                               -----------    -----------    -----------    -----------   -----------   -----------


STOCKHOLDER'S EQUITY
      Capital stock                                437,880            (20)       437,880             10            10            --
      Stock Subs Payable                                --             --             --             --            --            --
      Contributed capital                          403,938     (1,513,259)       403,938      1,489,793        11,308        12,158
      Retained earnings                             95,519       (104,530)        95,519         19,354        85,666          (490)
      Cumulative Translation Adjustment           (200,053)       197,450       (200,053)      (197,450)           --            --
                                               -----------    -----------    -----------    -----------   -----------   -----------
Total Stockholder's Equity                         737,284     (1,420,359)       737,284      1,311,707        96,984        11,668
                                               -----------    -----------    -----------    -----------   -----------   -----------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                         $ 1,715,494    $(2,368,032)   $ 1,693,634    $ 2,264,506   $   111,209   $    14,177
                                               ===========    ===========    ===========    ===========   ===========   ===========

 PSEG USA
 CONSOLIDATING STATEMENT OF INCOME
 FOR THE YEAR ENDING DECEMBER 31, 1999
 ($ IN THOUSANDS)

                                                                 INTERCOMPANY                                           PSEG
                                                     PSEG USA    ELIMINATIONS    PSEG         PSEG         PSEG        Project
                                                      CONSOL.     & RECLASS.      USA       Conemaugh      Tracy      Services
                                                     ---------   ------------  ---------    ---------    ---------    ---------
REVENUES:
          Income from partnerships                   $ 103,514    $      --    $  43,176    $      --    $      --    $      --
          Income from capital lease agreements              --           --           --           --           --           --
          Interest and dividend income                     252           --           --           --           --           --
          Other                                          7,518           --           --           --          171           --
          Equity in subsidiary earnings                     --       (7,479)       7,478           --           --           --
                                                     ---------    ---------    ---------    ---------    ---------    ---------
TOTAL REVENUES                                         111,284       (7,479)      50,654           --          171           --
                                                     ---------    ---------    ---------    ---------    ---------    ---------

OPERATING EXPENSES:
          Operation and maintenance                         --           --           --           --           --           --
          Depreciation and amortization                    698           --          163           --           --           --
          Administrative and general                    34,140           --        8,784           --          151            1
                                                     ---------    ---------    ---------    ---------    ---------    ---------
TOTAL OPERATING EXPENSES                                34,838           --        8,947           --          151            1
                                                     ---------    ---------    ---------    ---------    ---------    ---------

OPERATING INCOME                                        76,446       (7,479)      41,707           --           20           (1)
                                                     ---------    ---------    ---------    ---------    ---------    ---------

OTHER INCOME
          Unrealized gains (losses) on investments     (35,869)          --      (30,508)          --           --           --
          Realized gains (losses) on investments        (7,647)          --           --           --           --           --
          Foreign currency Translation Gain/Loss         3,195           --          276           --           --           --
                                                     ---------    ---------    ---------    ---------    ---------    ---------
TOTAL OTHER INCOME                                     (40,321)          --      (30,232)          --           --           --
                                                     ---------    ---------    ---------    ---------    ---------    ---------

INTEREST EXPENSE:
          PSEG Capital Corporation                         564           --          564           --           --           --
          Enterprise Capital Funding Corp.                  95           --           95           --           --           --
          Other Associated Companies                       390           --          165           --           --           --
          Other                                         32,764           --          250           --           --           --
          Capitalized interest                            (155)          --           --           --           --           --
                                                     ---------    ---------    ---------    ---------    ---------    ---------
NET INTEREST EXPENSE                                    33,658           --        1,074           --           --           --
                                                     ---------    ---------    ---------    ---------    ---------    ---------

INCOME BEFORE INCOME TAXES                               2,467       (7,479)      10,401           --           20           (1)
                                                     ---------    ---------    ---------    ---------    ---------    ---------

INCOME TAXES:
          Current                                       12,582           --       19,396        1,130        1,201           58
          Deferred                                     (18,556)          --      (18,428)        (972)      (1,064)         (58)
          Investment and energy tax credits - net         (434)          --         (359)          --           --           --
                                                     ---------    ---------    ---------    ---------    ---------    ---------
TOTAL INCOME TAXES                                      (6,408)          --          609          158          137           --
                                                     ---------    ---------    ---------    ---------    ---------    ---------

MINORITY INTERESTS                                        (917)          (1)          --           --           --           --
                                                     ---------    ---------    ---------    ---------    ---------    ---------

INCOME FROM CONTINUING OPERATIONS                        9,792       (7,478)       9,792         (158)        (117)          (1)
                                                     ---------    ---------    ---------    ---------    ---------    ---------

NET INCOME                                           $   9,792    $  (7,478)   $   9,792    $    (158)   $    (117)   $      (1)
                                                     =========    =========    =========    =========    =========    =========

PSEG USA
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                                                             PSEG
                                                             PSEG                     PSEG         PSEG                      India
                                                             GWF          PSEG       Deblois       Mount         PSEG       Private
                                                            CONSOL.      Leasing    Investment     Carmel       Mexico        Ltd.
                                                           ---------    ---------   ----------    ---------    ---------    --------
REVENUES:
          Income from partnerships                         $    429     $     --     $     --     $    --      $    --      $    --
          Income from capital lease agreements                   --           --           --          --           --           --
          Interest and dividend income                           --           --           --          --           --            1
          Other                                                  --           --           --          --           --           --
          Equity in subsidiary earnings                          --           --           --          --           --           --
                                                           --------     --------     --------     -------      -------      -------
TOTAL REVENUES                                                  429           --           --          --           --            1
                                                           --------     --------     --------     -------      -------      -------

OPERATING EXPENSES:
          Operation and maintenance                              --           --           --          --           --           --
          Depreciation and amortization                          --           --           --          --           --            2
          Administrative and general                             25            1           --          --            1          750
                                                           --------     --------     --------     -------      -------      -------
TOTAL OPERATING EXPENSES                                         25            1           --          --            1          752
                                                           --------     --------     --------     -------      -------      -------

OPERATING INCOME                                                404           (1)          --          --           (1)        (751)
                                                           --------     --------     --------     -------      -------      -------

OTHER INCOME
          Unrealized gains (losses) on investments             (317)          --           --          --           --           --
          Realized gains (losses) on investments                 --           --           --          --           --           --
          Foreign currency Translation Gain/Loss                 --           --          295          --           --           --
                                                           --------     --------     --------     -------      -------      -------
TOTAL OTHER INCOME                                             (317)          --          295          --           --           --
                                                           --------     --------     --------     -------      -------      -------

INTEREST EXPENSE:
          PSEG Capital Corporation                               --           --           --          --           --           --
          Enterprise Capital Funding Corp.                       --           --           --          --           --           --
          Other Associated Companies                             --           --           --          --           --           --
          Other                                                  --           --           --          --           --           (2)
          Capitalized interest                                   --           --           --          --           --           --
                                                           --------     --------     --------     -------      -------      -------
NET INTEREST EXPENSE                                             --           --           --          --           --           (2)
                                                           --------     --------     --------     -------      -------      -------

INCOME BEFORE INCOME TAXES                                       87           (1)         295          --           (1)        (749)
                                                           --------     --------     --------     -------      -------      -------

INCOME TAXES:
          Current                                               131           --          121          88           --           --
          Deferred                                             (151)          --           --         (40)          --         (262)
          Investment and energy tax credits - net                --           --           --          --           --           --
                                                           --------     --------     --------     -------      -------      -------
TOTAL INCOME TAXES                                              (20)          --          121          48           --         (262)
                                                           --------     --------     --------     -------      -------      -------

MINORITY INTERESTS                                               --           --           --          --           --           --
                                                           --------     --------     --------     -------      -------      -------

INCOME FROM CONTINUING OPERATIONS                               107           (1)         174         (48)          (1)        (487)
                                                           --------     --------     --------     -------      -------      -------

NET INCOME                                                 $    107     $     (1)    $    174     $   (48)     $    (1)     $  (487)
                                                           ========     ========     ========     =======      =======      =======

PSEG USA
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                                   PSEG
                                                                                      PSEG         Asia         PSEG        PSEG
                                                              PSEG                International    Inc.         India    US Services
                                                              Baja        CEMAS     Services      CONSOL.        Inc.       Inc.
                                                             -------     -------  -------------   -------      -------   -----------
REVENUES:
          Income from partnerships                           $    --     $ 1,842     $    --      $ 1,453      $    --    $    --
          Income from capital lease agreements                    --          --          --           --           --         --
          Interest and dividend income                            --          --          --           --           --         --
          Other                                                   --         290          --        4,077           --         --
          Equity in subsidiary earnings                           --           1          --           --           --         --
                                                             -------     -------     -------      -------      -------    -------
TOTAL REVENUES                                                    --       2,133          --        5,530           --         --
                                                             -------     -------     -------      -------      -------    -------

OPERATING EXPENSES:
          Operation and maintenance                               --          --          --           --           --         --
          Depreciation and amortization                           --          --          --           70           53         --
          Administrative and general                              --          90         337        6,793           31        113
                                                             -------     -------     -------      -------      -------    -------
TOTAL OPERATING EXPENSES                                          --          90         337        6,863           84        113
                                                             -------     -------     -------      -------      -------    -------

OPERATING INCOME                                                  --       2,043        (337)      (1,333)         (84)      (113)
                                                             -------     -------     -------      -------      -------    -------

OTHER INCOME
          Unrealized gains (losses) on investments                --          --          --           --           --         --
          Realized gains (losses) on investments                  --          --          --           74           --         --
          Foreign currency Translation Gain/Loss                  --          --          --           --           --         --
                                                             -------     -------     -------      -------      -------    -------
TOTAL OTHER INCOME                                                --          --          --           74           --         --
                                                             -------     -------     -------      -------      -------    -------

INTEREST EXPENSE:
          PSEG Capital Corporation                                --          --          --           --           --         --
          Enterprise Capital Funding Corp.                        --          --          --           --           --         --
          Other Associated Companies                              --          --          --           --           --         --
          Other                                                   --          --          --          (81)          --         --
          Capitalized interest                                    --          --          --           --           --         --
                                                             -------     -------     -------      -------      -------    -------
NET INTEREST EXPENSE                                              --          --          --          (81)          --         --
                                                             -------     -------     -------      -------      -------    -------

INCOME BEFORE INCOME TAXES                                        --       2,043        (337)      (1,178)         (84)      (113)
                                                             -------     -------     -------      -------      -------    -------

INCOME TAXES:
          Current                                                 --          70        (183)        (128)         (26)       (40)
          Deferred                                                --         184          65         (281)          (3)        --
          Investment and energy tax credits - net                 --          --          --           --           --         --
                                                             -------     -------     -------      -------      -------    -------
TOTAL INCOME TAXES                                                --         254        (118)        (409)         (29)       (40)
                                                             -------     -------     -------      -------      -------    -------

MINORITY INTERESTS                                                --          --          --           --           --         --
                                                             -------     -------     -------      -------      -------    -------

INCOME FROM CONTINUING OPERATIONS                                 --       1,789        (219)        (769)         (55)       (73)
                                                             -------     -------     -------      -------      -------    -------

NET INCOME                                                   $    --     $ 1,789     $  (219)     $  (769)     $   (55)   $   (73)
                                                             =======     =======     =======      =======      =======    =======

PSEG USA
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                            PSEG          PSEG
                                                          Americas    International    PSEG        PSEG        PSEG           PSEG
                                                         Development       Inc.         New       Hawaiian    Hawaiian      Kalaeloa
                                                           Co. L.L.C.        CONSOL.    Hampshire      Mgt.      Investment     Inc.
                                                         -----------  -------------  ---------    ---------   ----------    --------
REVENUES:
          Income from partnerships                        $     --       $ 49,054     $  4,297    $    (86)     $  3,349    $     --
          Income from capital lease agreements                  --             --           --          --            --          --
          Interest and dividend income                          --            251           --          --            --          --
          Other                                                 --          2,844          136          --            --          --
          Equity in subsidiary earnings                         --             --           --          --            --          --
                                                          --------       --------     --------    --------      --------    --------
TOTAL REVENUES                                                  --         52,149        4,433         (86)        3,349          --
                                                          --------       --------     --------    --------      --------    --------

OPERATING EXPENSES:
          Operation and maintenance                             --             --           --          --            --          --
          Depreciation and amortization                         --            410           --          --            --          --
          Administrative and general                            --         16,968          155          47          (107)         --
                                                          --------       --------     --------    --------      --------    --------
TOTAL OPERATING EXPENSES                                        --         17,378          155          47          (107)         --
                                                          --------       --------     --------    --------      --------    --------

OPERATING INCOME                                                --         34,771        4,278        (133)        3,456          --
                                                          --------       --------     --------    --------      --------    --------

OTHER INCOME
          Unrealized gains (losses) on investments              --         (5,044)          --          --            --          --
          Realized gains (losses) on investments                --         (7,721)          --          --            --          --
          Foreign currency Translation Gain/Loss                --          2,624           --          --            --          --
                                                          --------       --------     --------    --------      --------    --------
TOTAL OTHER INCOME                                              --        (10,141)          --          --            --          --
                                                          --------       --------     --------    --------      --------    --------

INTEREST EXPENSE:
          PSEG Capital Corporation                              --             --           --          --            --          --
          Enterprise Capital Funding Corp.                      --             --           --          --            --          --
          Other Associated Companies                            --            225           --          --            --          --
          Other                                                 --         32,597           --          --            --          --
          Capitalized interest                                  --           (155)          --          --            --          --
                                                          --------       --------     --------    --------      --------    --------
NET INTEREST EXPENSE                                            --         32,667           --          --            --          --
                                                          --------       --------     --------    --------      --------    --------

INCOME BEFORE INCOME TAXES                                      --         (8,037)       4,278        (133)        3,456          --
                                                          --------       --------     --------    --------      --------    --------

INCOME TAXES:
          Current                                               --         (8,342)       1,613         (67)       (2,440)         --
          Deferred                                              --         (1,252)         (92)         20         3,778          --
          Investment and energy tax credits - net               --             --          (75)         --            --          --
                                                          --------       --------     --------    --------      --------    --------
TOTAL INCOME TAXES                                              --         (9,594)       1,446         (47)        1,338          --
                                                          --------       --------     --------    --------      --------    --------

MINORITY INTERESTS                                              --           (916)          --          --            --          --
                                                          --------       --------     --------    --------      --------    --------

INCOME FROM CONTINUING OPERATIONS                               --          2,473        2,832         (86)        2,118          --
                                                          --------       --------     --------    --------      --------    --------

NET INCOME                                                $     --       $  2,473     $  2,832    $    (86)     $  2,118    $     --
                                                          ========       ========     ========    ========      ========    ========

PSEG USA
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                              INTERCOMPANY                                                     PSEG
                               PSEG USA       ELIMINATIONS         PSEG          PSEG           PSEG          Project
                                CONSOL.        & RECLASS.          USA         Conemaugh        Tracy         Services
                               --------       ------------       -------       ---------       --------       ---------

BALANCE JANUARY 1, 1999         $ 9,562         $ 6,638          $ 9,562       $  (104)        $(6,234)        $(1,220)

NET INCOME                        9,792          (7,478)           9,792          (158)           (117)             (1)

                                -------         -------          -------       -------         -------         -------
           TOTAL                 19,354            (840)          19,354          (262)         (6,351)         (1,221)
                                -------         -------          -------       -------         -------         -------

DIVIDENDS DECLARED                   --              --               --            --              --              --
                                -------         -------          -------       -------         -------         -------

                                -------         -------          -------       -------         -------         -------
BALANCE DECEMBER 31, 1999       $19,354         $  (840)         $19,354       $  (262)        $(6,351)        $(1,221)
                                =======         =======          =======       =======         =======         =======

PSEG USA
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                                             PSEG
                                PSEG                                          PSEG                           India
                                GWF            PSEG           PSEG            Mount           PSEG          Private
                               CONSOL.        Leasing        Deblois          Carmel         Mexico           Ltd.
                               -------        --------       -------         -------        --------        -------

BALANCE JANUARY 1, 1999        $14,286        $(1,684)       $(1,907)        $(2,401)       $    (6)        $    --

NET INCOME                         107             (1)           174             (48)            (1)           (487)

                               -------        -------        -------         -------        -------         -------
           TOTAL                14,393         (1,685)        (1,733)         (2,449)            (7)           (487)
                               -------        -------        -------         -------        -------         -------

DIVIDENDS DECLARED                  --             --             --              --             --              --
                               -------        -------        -------         -------        -------         -------

                               -------        -------        -------         -------        -------         -------
BALANCE DECEMBER 31, 1999      $14,393        $(1,685)       $(1,733)        $(2,449)       $    (7)        $  (487)
                               =======        =======        =======         =======        =======         =======

PSEG USA
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                    PSEG
                                                                    PSEG             Asia              PSEG              PSEG
                                   PSEG                         International        Inc.             India           US Services
                                   Baja           CEMAS           Services          CONSOL.            Inc.              Inc.
                                ---------       --------        -------------      ---------         ---------        -----------

BALANCE  JANUARY 1, 1999        $   (885)       $  6,676          $ (6,472)        $(13,812)         $ (1,763)         $     --

NET INCOME                            --           1,789              (219)            (769)              (55)              (73)

                                --------        --------          --------         --------          --------          --------
     TOTAL                          (885)          8,465            (6,691)         (14,581)           (1,818)              (73)
                                --------        --------          --------         --------          --------          --------

DIVIDENDS DECLARED                    --              --                --               --                --                --
                                --------        --------          --------         --------          --------          --------

                                --------        --------          --------         --------          --------          --------
BALANCE DECEMBER 31, 1999       $   (885)       $  8,465          $ (6,691)        $(14,581)         $ (1,818)         $    (73)
                                ========        ========          ========         ========          ========          ========

PSEG USA
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                PSEG           PSEG
                                              Americas     International      PSEG            PSEG           PSEG            PSEG
                                            Development         Inc.           New          Hawaiian        Hawaiian        Kalaeloa
                                              Co. L.L.C.         CONSOL.        Hampshire         Mgt.        Investment        Inc.
                                            -----------    -------------     ---------      --------       ----------       --------

BALANCE  JANUARY 1, 1999                     $      --        $(4,465)        $11,891        $    33         $ 1,429        $     --

NET INCOME                                          --          2,473           2,832            (86)          2,118              --

                                             ---------        -------         -------        -------         -------        --------
     TOTAL                                          --         (1,992)         14,723            (53)          3,547              --
                                             ---------        -------         -------        -------         -------        --------

DIVIDENDS DECLARED                                  --             --              --             --              --              --
                                             ---------        -------         -------        -------         -------        --------

                                             ---------        -------         -------        -------         -------        --------
BALANCE  DECEMBER 31, 1999                   $      --        $(1,992)        $14,723        $   (53)        $ 3,547        $     --
                                             =========        =======         =======        =======         =======        ========

PSEG USA
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                               INTERCOMPANY                                                PSEG
                                                 PSEG USA      ELIMINATIONS      PSEG           PSEG          PSEG        Project
                                                  CONSOL.       & RECLASS.       USA          Conemaugh       Tracy       Services
                                                -----------    -----------    -----------    -----------   -----------   -----------
ASSETS

CURRENT ASSETS
          Cash and temporary cash investments   $     9,375    $        --    $        61    $        --    $       --    $       --
          Accounts  and Notes receivable:
            Trade                                     9,482           (108)             1             --            43            --
            Other                                       175             --             12             --            --            --
            PSE&G                                       381             --             --             --            --            --
            PSEG                                         --             --             --             --            --            --
           PSEG Energy Holdings                         466             --             --             --            --            --
            Other associated companies              635,923             --        400,834          1,998             3            --
          Notes receivable:
            Associated companies                         --             --             --             --            --            --
             Other                                       --             --             --             --            --            --
          Interest receivable                             7             --             --             --            --            --
          Prepayments                                   369             --              8             (1)           --             3
                                                -----------    -----------    -----------    -----------   -----------   -----------
Total Current Assets                                656,178           (108)       400,916          1,997            46             3
                                                -----------    -----------    -----------    -----------   -----------   -----------

PROPERTY, PLANT AND EQUIPMENT
          Real estate                                    --             --             --             --            --            --
          Other                                       3,631             --          1,008             --            --            --
          Accum. depr. and amortization              (1,020)            --           (313)            --            --            --
          Valuation allowances                           --             --             --             --            --            --
                                                -----------    -----------    -----------    -----------   -----------   -----------
Property, Plant and Equipment-net                     2,611             --            695             --            --            --
                                                -----------    -----------    -----------    -----------   -----------   -----------

INVESTMENTS
          Subsidiaries                                   --     (1,021,187)     1,021,167             --            --            --
          Capital lease agreements                       --             --             --             --            --            --
          Partnership interests                     168,646             --         99,108              2            --         7,580
          Corporate joint ventures                1,407,212             --              1             --            --            --
          Securities                                     --             --             --             --            --            --
          Valuation allowances                           --             --             --             --            --            --
                                                -----------    -----------    -----------    -----------   -----------   -----------
Total Investments                                 1,575,858     (1,021,187)     1,120,276              2            --         7,580
                                                -----------    -----------    -----------    -----------   -----------   -----------

OTHER ASSETS
          Other                                      29,859             --          7,919             --            --            --
                                                -----------    -----------    -----------    -----------   -----------   -----------
Total Other Assets                                   29,859             --          7,919             --            --            --
                                                -----------    -----------    -----------    -----------   -----------   -----------

TOTAL ASSETS                                    $ 2,264,506    $(1,021,295)   $ 1,529,806    $     1,999   $        46   $     7,583
                                                ===========    ===========    ===========    ===========   ===========   ===========

PSEG USA
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                                              PSEG
                                                      PSEG                              PSEG                  India
                                                      GWF       PSEG         PSEG       Mount      PSEG      Private
                                                     CONSOL.   Leasing      Deblois     Carmel     Mexico      Ltd.
                                                    --------   --------    ---------   --------   --------   --------
ASSETS

CURRENT ASSETS
          Cash and temporary cash investments       $     --   $     --    $     --   $     --   $     --    $    186
          Accounts  and Notes receivable:
            Trade                                         --         --          --         --          1         100
            Other                                         --         --          --         --         --          38
            PSE&G                                         --         --          --         --         --          --
            PSEG                                          --         --          --         --         --          --
           PSEG Energy Holdings                           --         --          --         --         --          --
            Other associated companies                40,146     41,609          --        213          9          16
          Notes receivable:
            Associated companies                          --         --          --         --         --          --
             Other                                        --         --          --         --         --          --
          Interest receivable                             --         --          --         --         --          --
          Prepayments                                     --         --          --         --         --          --
                                                    --------   --------    --------   --------   --------    --------
Total Current Assets                                  40,146     41,609          --        213         10         340
                                                    --------   --------    --------   --------   --------    --------

PROPERTY, PLANT AND EQUIPMENT
          Real estate                                     --         --          --         --         --          --
          Other                                           --         --          --         --         --          47
          Accum. depr. and amortization                   --         --          --         --         --          (2)
          Valuation allowances                            --         --          --         --         --          --
                                                    --------   --------    --------   --------   --------    --------
Property, Plant and Equipment-net                         --         --          --         --         --          45
                                                    --------   --------    --------   --------   --------    --------

INVESTMENTS
          Subsidiaries                                    --         --          --         --         --          --
          Capital lease agreements                        --         --          --         --         --          --
          Partnership interests                        1,069     (2,671)         --        198         --          --
          Corporate joint ventures                        --         --          --         --         --          --
          Securities                                      --         --          --         --         --          --
          Valuation allowances                            --         --          --         --         --          --
                                                    --------   --------    --------   --------   --------    --------
Total Investments                                      1,069     (2,671)         --        198         --          --
                                                    --------   --------    --------   --------   --------    --------

OTHER ASSETS
          Other                                           --         --          --         --         --         173
                                                    --------   --------    --------   --------   --------    --------
Total Other Assets                                        --         --          --         --         --         173
                                                    --------   --------    --------   --------   --------    --------

TOTAL ASSETS                                        $ 41,215   $ 38,938    $    --    $    411   $     10    $    558
                                                    ========   ========    ========   ========   ========    ========

PSEG USA
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                                  PSEG
                                                                                       PSEG        Asia                      PSEG
                                                               PSEG                International   Inc.         PSEG     US Services
                                                               Baja        CEMAS      Services    CONSOL.       India        Inc.
                                                              -------     -------  -------------  -------      -------   -----------
ASSETS

CURRENT ASSETS
          Cash and temporary cash investments                 $    --     $    --     $    --     $    32      $    99     $    --
          Accounts and Notes receivable:
            Trade                                                   1         142          17       3,507            1           1
            Other                                                  --          --          --         102           15          --
            PSE&G                                                  --          --          --          --           --          --
            PSEG                                                   --          --          --          --           --          --
           PSEG Energy Holdings                                    --          --          --          --           --          --
            Other associated companies                          2,647      20,504       3,654       3,197        3,093          --
          Notes receivable:
            Associated companies                                   --          --          --          --           --          --
             Other                                                 --          --          --          --           --          --
          Interest receivable                                      --          --          --          --           --          --
          Prepayments                                              --          --          24          --           --          (2)
                                                              -------     -------     -------     -------      -------     -------
Total Current Assets                                            2,648      20,646       3,695       6,838        3,208          (1)
                                                              -------     -------     -------     -------      -------     -------

PROPERTY, PLANT AND EQUIPMENT
          Real estate                                              --          --          --          --           --          --
          Other                                                    --          --          --          46          230          --
          Accum. depr. and amortization                            --          --          --         (46)        (135)         --
          Valuation allowances                                     --          --          --          --           --          --
                                                              -------     -------     -------     -------      -------     -------
Property, Plant and Equipment-net                                  --          --          --          --           95          --
                                                              -------     -------     -------     -------      -------     -------

INVESTMENTS
          Subsidiaries                                             --          20          --          --           --          --
          Capital lease agreements                                 --          --          --          --           --          --
          Partnership interests                                    --          --          --          --           --          --
          Corporate joint ventures                                 --      20,705          --         115           --          --
          Securities                                               --          --          --          --           --          --
          Valuation allowances                                     --          --          --          --           --          --
                                                              -------     -------     -------     -------      -------     -------
Total Investments                                                  --      20,725          --         115           --          --
                                                              -------     -------     -------     -------      -------     -------

OTHER ASSETS
          Other                                                    --          --         399       1,385           --          --
                                                              -------     -------     -------     -------      -------     -------
Total Other Assets                                                 --          --         399       1,385           --          --
                                                              -------     -------     -------     -------      -------     -------

TOTAL ASSETS                                                  $ 2,648     $41,371     $ 4,094     $ 8,338      $ 3,303     $    (1)
                                                              =======     =======     =======     =======      =======     =======

PSEG USA
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                   PSEG           PSEG
                                                 Americas     International    PSEG          PSEG          PSEG          PSEG
                                                Development       Inc.          New         Hawaiian      Hawaiian      Kalaeloa
                                                  Co. L.L.C.     CONSOL.      Hampshire       Mgt.       Investment       Inc.
                                                -----------   -------------  -----------   -----------   -----------   -----------
ASSETS

CURRENT ASSETS
          Cash and temporary cash investments   $        --   $     8,997    $        --   $        --   $        --   $        --
          Accounts  and Notes receivable:
            Trade                                        --         5,702              1             1            71             1
            Other                                        --             8             --            --            --            --
            PSE&G                                        --           381             --            --            --            --
            PSEG                                         --            --             --            --            --            --
           PSEG Energy Holdings                          --           466             --            --            --            --
            Other associated companies                   --       101,763         10,482           130         5,625            --
          Notes receivable:
            Associated companies                         --            --             --            --            --            --
             Other                                       --            --             --            --            --            --
          Interest receivable                            --             7             --            --            --            --
          Prepayments                                    --           337             --            --            --            --
                                                -----------    -----------   -----------   -----------   -----------   -----------
Total Current Assets                                     --       117,661         10,483           131         5,696             1
                                                -----------    -----------   -----------   -----------   -----------   -----------

PROPERTY, PLANT AND EQUIPMENT
          Real estate                                    --            --             --            --            --            --
          Other                                          --         2,300             --            --            --            --
          Accum. depr. and amortization                  --          (524)            --            --            --            --
          Valuation allowances                           --            --             --            --            --            --
                                                -----------    -----------   -----------   -----------   -----------   -----------
Property, Plant and Equipment-net                        --         1,776             --            --            --            --
                                                -----------    -----------   -----------   -----------   -----------   -----------

INVESTMENTS
          Subsidiaries                                   --            --             --            --            --            --
          Capital lease agreements                       --            --             --            --            --            --
          Partnership interests                          --        30,876          5,697           331        26,456            --
          Corporate joint ventures                       30     1,386,338             --            23            --            --
          Securities                                     --            --             --            --            --            --
          Valuation allowances                           --            --             --            --            --            --
                                                -----------    -----------   -----------   -----------   -----------   -----------
Total Investments                                        30     1,417,214          5,697           354        26,456            --
                                                -----------    -----------   -----------   -----------   -----------   -----------

OTHER ASSETS
          Other                                          --        19,983             --            --            --            --
                                                -----------    -----------   -----------   -----------   -----------   -----------
Total Other Assets                                       --        19,983             --            --            --            --
                                                -----------    -----------   -----------   -----------   -----------   -----------

TOTAL ASSETS                                    $        30   $ 1,556,634    $    16,180   $       485   $    32,152   $         1
                                                ===========    ===========   ===========   ===========   ===========   ===========

PSEG USA
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

LIABILITIES AND                                                  INTERCOMPANY                                               PSEG
STOCKHOLDER'S EQUITY                               PSEG USA      ELIMINATIONS      PSEG          PSEG          PSEG        Project
                                                    CONSOL.      & RECLASS.         USA        Conemaugh       Tracy       Services
                                                  -----------    ------------   -----------   -----------   -----------   ---------
CURRENT LIABILITIES
         Accounts payable:
            Trade                                 $     3,943    $        --    $     1,348   $        --   $        --   $      --
            Taxes                                      (3,793)            --            137            (7)           42          --
            Other                                       3,355             --          1,656            --            --          --
            Interest                                    7,776             --            250            --            --          --
            Associated companies                      588,519             --        173,707            --         4,178       7,849
         Notes payable:
            PSEG Capital Corporation                    6,529             --          6,529            --            --          --
            Enterprise Capital Funding Corp.               --             --             --            --            --          --
            Enterprise Group Development Corp.             --             --             --            --            --          --
            Enterprise Diversified Holdings Inc.        4,967             --          4,967            --            --          --
            Other Associated companies                     --             --             --            --            --          --
            U.S.Energy Incorporated                        --             --             --            --            --          --
         Current portion of long-term debt             96,919             --             --            --            --          --
                                                  -----------    -----------    -----------   -----------   -----------   ---------
Total Current Liabilities                             708,215             --        188,594            (7)        4,220       7,849
                                                  -----------    -----------    -----------   -----------   -----------   ---------

TOTAL LONG-TERM DEBT                                  230,040             --             --            --            --          --
                                                  -----------    -----------    -----------   -----------   -----------   ---------

DEFERRED CREDITS
Deferred income taxes                                     566             --         22,266         2,263        (1,158)        950
Deferred investment
  and energy tax credits                                7,710             --          7,131            --            --          --
Other                                                   4,860             --             --            --         3,330          --
                                                  -----------    -----------    -----------   -----------   -----------   ---------
Total Deferred Credits                                 13,136             --         29,397         2,263         2,172         950
                                                  -----------    -----------    -----------   -----------   -----------   ---------

MINORITY INTEREST                                       1,408            (20)            --            --            --          --
                                                  -----------    -----------    -----------   -----------   -----------   ---------

STOCKHOLDER'S EQUITY
          Capital stock                                    10           (142)            10             5             5           5
          Stock Subs Payable                               --           (108)           108            --            --          --
          Contributed capital                       1,489,793     (1,217,635)     1,489,793            --            --          --
          Retained earnings                            19,354           (840)        19,354          (262)       (6,351)     (1,221)
          Cumulative Translation Adjustment          (197,450)       197,450       (197,450)           --            --          --
                                                  -----------    -----------    -----------   -----------   -----------   ---------
Total Stockholder's Equity                          1,311,707     (1,021,275)     1,311,815          (257)       (6,346)     (1,216)
                                                  -----------    -----------    -----------   -----------   -----------   ---------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                            $ 2,264,506    $(1,021,295)   $ 1,529,806   $     1,999   $        46   $   7,583
                                                  ===========    ===========    ===========   ===========   ===========   =========

PSEG USA
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

LIABILITIES AND                                                 PSEG                    PSEG        PSEG                    India
STOCKHOLDER'S EQUITY                                             GWF        PSEG       Deblois      Mount       PSEG       Private
                                                                CONSOL.    Leasing    Investment    Carmel      Mexico       Ltd.
                                                               --------    --------   ----------   --------    --------    --------
CURRENT LIABILITIES
          Accounts payable:
             Trade                                             $     --    $     --    $     --    $     --    $     --    $     --
             Taxes                                                    8          (2)          3         (17)         --          --
             Other                                                   --          --          --          --          --          16
             Interest                                                --          --          --          --          --          --
             Associated companies                                27,246       9,222       1,724       2,606          16          18
          Notes payable:
             PSEG Capital Corporation                                --          --          --          --          --          --
             Enterprise Capital Funding Corp.                        --          --          --          --          --          --
             Enterprise Group Development Corp.                      --          --          --          --          --          --
             Enterprise Diversified Holdings Inc.                    --          --          --          --          --          --
             Other Associated companies                              --          --          --          --          --          --
             U.S.Energy Incorporated                                 --          --          --          --          --          --
          Current portion of long-term debt                          --          --          --          --          --          --
                                                               --------    --------    --------    --------    --------    --------
Total Current Liabilities                                        27,254       9,220       1,727       2,589          16          34
                                                               --------    --------    --------    --------    --------    --------

TOTAL LONG-TERM DEBT                                                 --          --          --          --          --          --
                                                               --------    --------    --------    --------    --------    --------

DEFERRED CREDITS
Deferred income taxes                                              (215)       (540)          1       1,854          --        (262)
Deferred investment
  and energy tax credits                                             --          --          --          --          --          --
Other                                                                --          --          --          --          --          --
                                                               --------    --------    --------    --------    --------    --------
Total Deferred Credits                                             (215)       (540)          1       1,854          --        (262)
                                                               --------    --------    --------    --------    --------    --------

MINORITY INTEREST                                                    --          --          --          --          --          --
                                                               --------    --------    --------    --------    --------    --------


STOCKHOLDER'S EQUITY
          Capital stock                                               5           5           5          --           1         100
          Stock Subs Payable                                         --          --          --          --          --          --
          Contributed capital                                      (222)     31,938          --      (1,583)         --       1,173
          Retained earnings                                      14,393      (1,685)     (1,733)     (2,449)         (7)       (487)
          Cumulative Translation Adjustment                          --          --          --          --          --          --
                                                               --------    --------    --------    --------    --------    --------
Total Stockholder's Equity                                       14,176      30,258      (1,728)     (4,032)         (6)        786
                                                               --------    --------    --------    --------    --------    --------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                         $ 41,215    $ 38,938    $     --    $    411    $     10    $    558
                                                               ========    ========    ========    ========    ========    ========

PSEG USA
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

LIABILITIES AND                                                                      PSEG          Asia       PSEG          PSEG
STOCKHOLDER'S EQUITY                                        PSEG                 International     Inc.       India      US Services
                                                            Baja       CEMAS       Services       CONSOL.      Inc.          Inc.
                                                          --------    --------   -------------   --------    --------    -----------
CURRENT LIABILITIES
          Accounts payable:
             Trade                                        $     --    $     --     $     20      $   (109)   $     --      $     --
             Taxes                                              --          --           --            --          --            --
             Other                                              --          --        1,722            (7)         --            --
             Interest                                           --          --           --            --          --            --
             Associated companies                               --          --        8,072        25,259       5,231            71
          Notes payable:
             PSEG Capital Corporation                           --          --           --            --          --            --
             Enterprise Capital Funding Corp.                   --          --           --            --          --            --
             Enterprise Group Development Corp.                 --          --           --            --          --            --
             Enterprise Diversified Holdings Inc.               --          --           --            --          --            --
             Other Associated companies                         --          --           --            --          --            --
             U.S.Energy Incorporated                            --          --           --            --          --            --
          Current portion of long-term debt                     --          --           --            --          --            --
                                                          --------    --------     --------      --------    --------      --------
Total Current Liabilities                                       --          --        9,814        25,143       5,231            71
                                                          --------    --------     --------      --------    --------      --------

TOTAL LONG-TERM DEBT                                            --          --           --            --          --            --
                                                          --------    --------     --------      --------    --------      --------

DEFERRED CREDITS
Deferred income taxes                                         (168)      1,855         (388)       (6,004)       (111)           --
Deferred investment
  and energy tax credits                                        --          --           --            --          --            --
Other                                                           --         913          159            --          --            --
                                                          --------    --------     --------      --------    --------      --------
Total Deferred Credits                                        (168)      2,768         (229)       (6,004)       (111)           --
                                                          --------    --------     --------      --------    --------      --------

MINORITY INTEREST                                               --          --           --            --          --            --
                                                          --------    --------     --------      --------    --------      --------

STOCKHOLDER'S EQUITY
          Capital stock                                          1          --           --            --           1             1
          Stock Subs Payable                                    --          --           --            --          --            --
          Contributed capital                                3,700      30,138        1,200         3,780          --            --
          Retained earnings                                   (885)      8,465       (6,691)      (14,581)     (1,818)          (73)
          Cumulative Translation Adjustment                     --          --           --            --          --            --
                                                          --------    --------     --------      --------    --------      --------
Total Stockholder's Equity                                   2,816      38,603       (5,491)      (10,801)     (1,817)          (72)
                                                          --------    --------     --------      --------    --------      --------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                    $  2,648    $ 41,371     $  4,094      $  8,338    $  3,303      $     (1)
                                                          ========    ========     ========      ========    ========      ========

PSEG USA
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

LIABILITIES AND                                     Americas      International    PSEG          PSEG          PSEG         PSEG
STOCKHOLDER'S EQUITY                               Development        Inc.          New         Hawaiian      Hawaiian     Kalaeloa
                                                    Co. L.L.C.          CONSOL.      Hampshire       Mgt.       Investment      Inc.
                                                   -----------    -------------   ----------   ----------    ----------   ----------
CURRENT LIABILITIES
          Accounts payable:
             Trade                                 $       --      $    2,684     $       --   $       --    $       --   $       --
             Taxes                                         --          (3,999)            --            2            40           --
             Other                                         --             (33)             1           --            --           --
             Interest                                      --           7,526             --           --            --           --
             Associated companies                          --         323,258             62           --            --           --
          Notes payable:
             PSEG Capital Corporation                      --              --             --           --            --           --
             Enterprise Capital Funding Corp.              --              --             --           --            --           --
             Enterprise Group Development Corp.            --              --             --           --            --           --
             Enterprise Diversified Holdings Inc.          --              --             --           --            --           --
             Other Associated companies                    --              --             --           --            --           --
             U.S.Energy Incorporated                       --              --             --           --            --           --
          Current portion of long-term debt                --          96,919             --           --            --           --
                                                   ----------      ----------     ----------   ----------    ----------   ----------
Total Current Liabilities                                  --         426,355             63            2            40           --
                                                   ----------      ----------     ----------   ----------    ----------   ----------

TOTAL LONG-TERM DEBT                                       --         230,040             --           --            --           --
                                                   ----------      ----------     ----------   ----------    ----------   ----------

DEFERRED CREDITS
Deferred income taxes                                      --         (24,600)           810           25         3,988           --
Deferred investment
  and energy tax credits                                   --              --            579           --            --           --
Other                                                      --             458             --           --            --           --
                                                   ----------      ----------     ----------   ----------    ----------   ----------
Total Deferred Credits                                     --         (24,142)         1,389           25         3,988           --
                                                   ----------      ----------     ----------   ----------    ----------   ----------

MINORITY INTEREST                                          --           1,428             --           --            --           --
                                                   ----------      ----------     ----------   ----------    ----------   ----------

STOCKHOLDER'S EQUITY
          Capital stock                                    --               1              5            1            --            1
          Stock Subs Payable                               --              --             --           --            --           --
          Contributed capital                              30       1,122,394             --          510        24,577           --
          Retained earnings                                --          (1,992)        14,723          (53)        3,547           --
          Cumulative Translation Adjustment                --        (197,450)            --           --            --           --
                                                   ----------      ----------     ----------   ----------    ----------   ----------
Total Stockholder's Equity                                 30         922,953         14,728          458        28,124            1
                                                   ----------      ----------     ----------   ----------    ----------   ----------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                             $       30      $1,556,634     $   16,180   $      485    $   32,152   $        1
                                                   ==========      ==========     ==========   ==========    ==========   ==========

PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                       PSEG                                                      PSEG
                                                  International        INTERCOMPANY            PSEG            Americas
                                                       Inc.            ELIMINATIONS        International         Inc.
                                                     CONSOL.            & RECLASS.             Inc.            CONSOL.
                                                  ---------------    ------------------    --------------   ---------------
REVENUES:
       Income from partnerships                    $      49,054      $             --      $         --     $      49,757
       Income from capital lease agreements                   --                    --                --                --
       Interest and dividend income                          251                    --                --               251
       Other                                               2,844                    --                --             2,389
       Equity in subsidiary earnings                          --                (1,354)            1,354                --
                                                  ---------------    ------------------    --------------   ---------------
TOTAL REVENUES                                            52,149                (1,354)            1,354            52,397
                                                  ---------------    ------------------    --------------   ---------------

OPERATING EXPENSES:
       Operation and maintenance                              --                    --                --                --
       Depreciation and amortization                         410                    --                --                69
       Administrative and general                         16,968                    --            (1,721)            4,157
                                                  ---------------    ------------------    --------------   ---------------
TOTAL OPERATING EXPENSES                                  17,378                    --            (1,721)            4,226
                                                  ---------------    ------------------    --------------   ---------------

OPERATING INCOME                                          34,771                (1,354)            3,075            48,171
                                                  ---------------    ------------------    --------------   ---------------

OTHER INCOME:
       Unrealized gains (losses) on investments           (5,044)                   --                --                --
       Realized gains (losses) on investments             (7,721)                   --                --               113
       Foreign currency Translation Gain/Loss              2,624                    --                --             2,624
                                                  ---------------    ------------------    --------------   ---------------
TOTAL OTHER INCOME                                       (10,141)                   --                --             2,737
                                                  ---------------    ------------------    --------------   ---------------

INTEREST EXPENSE:
       PSEG Capital Corporation                               --                    --                --                --
       Enterprise Capital Funding Corp.                       --                    --                --                --
       Other Associated Companies                            225                    --                --               225
       Other                                              32,597                    --                --            32,459
       Capitalized interest                                 (155)                   --                --                --
                                                  ---------------    ------------------    --------------   ---------------
NET INTEREST EXPENSE                                      32,667                    --                --            32,684
                                                  ---------------    ------------------    --------------   ---------------

INCOME BEFORE INCOME TAXES                                (8,037)               (1,354)            3,075            18,224
                                                  ---------------    ------------------    --------------   ---------------

INCOME TAXES:
       Current                                            (8,342)                   --               602            (4,333)
       Deferred                                           (1,252)                   --                --             4,437
       Investment and energy tax credits-- net                --                    --                --                --
                                                  ---------------    ------------------    --------------   ---------------
TOTAL INCOME TAXES                                        (9,594)                   --               602               104
                                                  ---------------    ------------------    --------------   ---------------

MINORITY INTERESTS                                          (916)                   --                --              (916)
                                                  ---------------    ------------------    --------------   ---------------

INCOME FROM CONTINUING OPERATIONS                          2,473                (1,354)            2,473            19,036
                                                  ---------------    ------------------    --------------   ---------------

NET INCOME                                         $       2,473      $         (1,354)     $      2,473     $      19,036
                                                  ===============    ==================    ==============   ===============

                                                                                          PSEG
                                                       PSEG              PSEG            Bermuda
                                                     Americas           Barka            Holdings
                                                     Services            Inc.            II Inc.
                                                       Inc.            CONSOL.           CONSOL.
                                                  ---------------   ---------------    -------------
REVENUES:
       Income from partnerships                    $          --     $          --      $        --
       Income from capital lease agreements                   --                --               --
       Interest and dividend income                           --                --               --
       Other                                                  --                --               --
       Equity in subsidiary earnings                          --                --               --
                                                  ---------------   ---------------    -------------
TOTAL REVENUES                                                --                --               --
                                                  ---------------   ---------------    -------------

OPERATING EXPENSES:
       Operation and maintenance                              --                --               --
       Depreciation and amortization                          16                --               67
       Administrative and general                          1,123                --            4,707
                                                  ---------------   ---------------    -------------
TOTAL OPERATING EXPENSES                                   1,139                --            4,774
                                                  ---------------   ---------------    -------------

OPERATING INCOME                                          (1,139)               --           (4,774)
                                                  ---------------   ---------------    -------------

OTHER INCOME:
       Unrealized gains (losses) on investments               --                --               --
       Realized gains (losses) on investments                 --                --               --
       Foreign currency Translation Gain/Loss                 --                --               --
                                                  ---------------   ---------------    -------------
TOTAL OTHER INCOME                                            --                --               --
                                                  ---------------   ---------------    -------------

INTEREST EXPENSE:
       PSEG Capital Corporation                               --                --               --
       Enterprise Capital Funding Corp.                       --                --               --
       Other Associated Companies                             --                --               --
       Other                                                  --                --               --
       Capitalized interest                                   --                --               --
                                                  ---------------   ---------------    -------------
NET INTEREST EXPENSE                                          --                --               --
                                                  ---------------   ---------------    -------------

INCOME BEFORE INCOME TAXES                                (1,139)               --           (4,774)
                                                  ---------------   ---------------    -------------

INCOME TAXES:
       Current                                              (388)               --               --
       Deferred                                               (9)               --           (1,475)
       Investment and energy tax credits-- net                --                --               --
                                                  ---------------   ---------------    -------------
TOTAL INCOME TAXES                                          (397)               --           (1,475)
                                                  ---------------   ---------------    -------------

MINORITY INTERESTS                                            --                --               --
                                                  ---------------   ---------------    -------------

INCOME FROM CONTINUING OPERATIONS                           (742)               --           (3,299)
                                                  ---------------   ---------------    -------------

NET INCOME                                         $        (742)    $          --      $    (3,299)
                                                  ===============   ===============    =============

PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                         PSEG
                                                       PSEG          International                               PSEG
                                                      China             Holding             PSEG               Salalah
                                                       Inc.               Co.               Elcho                Inc.
                                                     CONSOL.            CONSOL.            CONSOL.             CONSOL.
                                                  ---------------    --------------    ----------------     ---------------
REVENUES:
       Income from partnerships                    $        (703)     $         --      $           --       $          --
       Income from capital lease agreements                   --                --                  --                  --
       Interest and dividend income                           --                --                  --                  --
       Other                                                  --               455                  --                  --
       Equity in subsidiary earnings                          --                --                  --                  --
                                                  ---------------    --------------    ----------------     ---------------
TOTAL REVENUES                                              (703)              455                  --                  --
                                                  ---------------    --------------    ----------------     ---------------

OPERATING EXPENSES:
       Operation and maintenance                              --                --                  --                  --
       Depreciation and amortization                          25                --                  --                  --
       Administrative and general                             43               461              (2,301)                 46
                                                  ---------------    --------------    ----------------     ---------------
TOTAL OPERATING EXPENSES                                      68               461              (2,301)                 46
                                                  ---------------    --------------    ----------------     ---------------

OPERATING INCOME                                            (771)               (6)              2,301                 (46)
                                                  ---------------    --------------    ----------------     ---------------

OTHER INCOME:
       Unrealized gains (losses) on investments           (5,044)               --                  --                  --
       Realized gains (losses) on investments             (7,834)               --                  --                  --
       Foreign currency Translation Gain/Loss                 --                --                  --                  --
                                                  ---------------    --------------    ----------------     ---------------
TOTAL OTHER INCOME                                       (12,878)               --                  --                  --
                                                  ---------------    --------------    ----------------     ---------------

INTEREST EXPENSE:
       PSEG Capital Corporation                               --                --                  --                  --
       Enterprise Capital Funding Corp.                       --                --                  --                  --
       Other Associated Companies                             --                --                  --                  --
       Other                                                  --                26                  43                  --
       Capitalized interest                                 (155)               --                  --                  --
                                                  ---------------    --------------    ----------------     ---------------
NET INTEREST EXPENSE                                        (155)               26                  43                  --
                                                  ---------------    --------------    ----------------     ---------------

INCOME BEFORE INCOME TAXES                               (13,494)              (32)              2,258                 (46)
                                                  ---------------    --------------    ----------------     ---------------

INCOME TAXES:
       Current                                            (4,217)               --                  (6)                 --
       Deferred                                           (1,090)               (3)                227                  (5)
       Investment and energy tax credits-- net                --                --                  --                  --
                                                  ---------------    --------------    ----------------     ---------------
TOTAL INCOME TAXES                                        (5,307)               (3)                221                  (5)
                                                  ---------------    --------------    ----------------     ---------------

MINORITY INTERESTS                                            --                --                  --                  --
                                                  ---------------    --------------    ----------------     ---------------

INCOME FROM CONTINUING OPERATIONS                         (8,187)              (29)              2,037                 (41)
                                                  ---------------    --------------    ----------------     ---------------

NET INCOME                                         $      (8,187)     $        (29)     $        2,037       $         (41)
                                                  ===============    ==============    ================     ===============

                                                                                         PSEG
                                                       ECI                              Punjab
                                                  International         PSEG            Energy
                                                   Development          Ltd.           Co. Ltd.
                                                  --------------    --------------   -------------
REVENUES:
       Income from partnerships                    $         --      $         --     $        --
       Income from capital lease agreements                  --                --              --
       Interest and dividend income                          --                --              --
       Other                                                 --                --              --
       Equity in subsidiary earnings                         --                --              --
                                                  --------------    --------------   -------------
TOTAL REVENUES                                               --                --              --
                                                  --------------    --------------   -------------

OPERATING EXPENSES:
       Operation and maintenance                             --                --              --
       Depreciation and amortization                         --               233              --
       Administrative and general                            --            10,450               3
                                                  --------------    --------------   -------------
TOTAL OPERATING EXPENSES                                     --            10,683               3
                                                  --------------    --------------   -------------

OPERATING INCOME                                             --           (10,683)             (3)
                                                  --------------    --------------   -------------

OTHER INCOME:
       Unrealized gains (losses) on investments              --                --              --
       Realized gains (losses) on investments                --                --              --
       Foreign currency Translation Gain/Loss                --                --              --
                                                  --------------    --------------   -------------
TOTAL OTHER INCOME                                           --                --              --
                                                  --------------    --------------   -------------

INTEREST EXPENSE:
       PSEG Capital Corporation                              --                --              --
       Enterprise Capital Funding Corp.                      --                --              --
       Other Associated Companies                            --                --              --
       Other                                                 --                69              --
       Capitalized interest                                  --                --              --
                                                  --------------    --------------   -------------
NET INTEREST EXPENSE                                         --                69              --
                                                  --------------    --------------   -------------

INCOME BEFORE INCOME TAXES                                   --           (10,752)             (3)
                                                  --------------    --------------   -------------

INCOME TAXES:
       Current                                               --                --              --
       Deferred                                              --            (3,333)             (1)
       Investment and energy tax credits-- net               --                --              --
                                                  --------------    --------------   -------------
TOTAL INCOME TAXES                                           --            (3,333)             (1)
                                                  --------------    --------------   -------------

MINORITY INTERESTS                                           --                --              --
                                                  --------------    --------------   -------------

INCOME FROM CONTINUING OPERATIONS                            --            (7,419)             (2)
                                                  --------------    --------------   -------------

NET INCOME                                         $         --      $     (7,419)    $        (2)
                                                  ==============    ==============   =============

PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                 PSEG                                                      PSEG               PSEG
                            International        INTERCOMPANY            PSEG            Americas           Americas
                                 Inc.            ELIMINATIONS        International         Inc.             Services
                               CONSOL.            & RECLASS.             Inc.            CONSOL.              Inc.
                            ---------------    ------------------    --------------   ---------------    ---------------
BALANCE JANUARY 1, 1999      $      (4,465)     $          4,444      $     (4,465)    $       7,580      $        (894)

NET INCOME                           2,473                (1,354)            2,473            19,036               (742)

                            ---------------    ------------------    --------------   ---------------    ---------------
           TOTAL                    (1,992)                3,090            (1,992)           26,616             (1,636)
                            ---------------    ------------------    --------------   ---------------    ---------------

DIVIDENDS DECLARED                      --                    --                --                --                 --
                            ---------------    ------------------    --------------   ---------------    ---------------

BALANCE DECEMBER 31, 1999    $      (1,992)     $          3,090      $     (1,992)    $      26,616      $      (1,636)
                            ===============    ==================    ==============   ===============    ===============

                                                 Bermuda
                                 PSEG            Holdings
                                Barka               II
                                 Inc.            CONSOL.
                            ---------------    -------------
BALANCE JANUARY 1, 1999      $          (3)     $    (2,406)

NET INCOME                              --           (3,299)

                            ---------------    -------------
           TOTAL                        (3)          (5,705)
                            ---------------    -------------

DIVIDENDS DECLARED                      --               --
                            ---------------    -------------

BALANCE DECEMBER 31, 1999    $          (3)     $    (5,705)
                            ===============    =============

PSEG INTERNATIONAL INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                   PSEG
                                 PSEG          International
                                China             Holding             PSEG                 PSEG                ECI
                                 Inc.               Co.               Elcho              Salalah          International
                               CONSOL.            CONSOL.            CONSOL.               Inc.            Development
                            ---------------    --------------    ----------------     ---------------     --------------
BALANCE JANUARY 1, 1999      $      (1,797)     $        (11)     $       (1,240)      $         (10)      $         --

NET INCOME                          (8,187)              (29)              2,037                 (41)                --

                            ---------------    --------------    ----------------     ---------------     --------------
           TOTAL                    (9,984)              (40)                797                 (51)                --
                            ---------------    --------------    ----------------     ---------------     --------------

DIVIDENDS DECLARED                      --                --                  --                  --                 --
                            ---------------    --------------    ----------------     ---------------     --------------

BALANCE DECEMBER 31, 1999    $      (9,984)     $        (40)     $          797       $         (51)      $         --
                            ===============    ==============    ================     ===============     ==============

                                                 PSEG
                                                Punjab
                                PSEG            Energy
                                Ltd.           Co. Ltd.
                            --------------    ------------
BALANCE JANUARY 1, 1999      $     (4,044)     $   (1,619)

NET INCOME                         (7,419)             (2)

                            --------------    ------------
           TOTAL                  (11,463)         (1,621)
                            --------------    ------------

DIVIDENDS DECLARED                     --              --
                            --------------    ------------

BALANCE DECEMBER 31, 1999    $    (11,463)     $   (1,621)
                            ==============    ============

PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                  PSEG                                                      PSEG
                                             International        INTERCOMPANY            PSEG            Americas
                                                  Inc.            ELIMINATIONS        International         Inc.
                                                CONSOL.            & RECLASS.             Inc.             CONSOL.
                                             ---------------    ------------------    --------------   ---------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $       8,997      $             --      $         --     $       6,869
       Accounts  and Notes receivable:
         Trade                                        5,702                   (11)                1             3,221
         Other                                            8                    --                --                 6
         PSE&G                                          381                    --                --               381
         PSEG                                            --                    --                --                --
         PSEG Energy Holdings                           466                    --                --               466
         Other associated companies                 101,763                    --               214            90,842
       Notes receivable:
         Associated companies                            --                    --                --                --
          Other                                          --                    --                --                --
       Interest receivable                                7                    --                --                 7
       Prepayments                                      337                    --                --                --
                                             ---------------    ------------------    --------------   ---------------
 Total Current Assets                               117,661                   (11)              215           101,792
                                             ---------------    ------------------    --------------   ---------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                       --                    --                --                --
       Other                                          2,300                    --                --               225
       Accum. depr. and amortization                   (524)                   --                --               (58)
       Valuation allowances                              --                    --                --                --
                                             ---------------    ------------------    --------------   ---------------
 Property, Plant and Equipment-net                    1,776                    --                --               167
                                             ---------------    ------------------    --------------   ---------------

INVESTMENTS
       Subsidiaries                                      --              (928,676)          928,674                 2
       Capital lease agreements                          --                    --                --                --
       Partnership interests                         30,876                    --                --            30,876
       Corporate joint ventures                   1,386,338                    --                --         1,227,018
       Securities                                        --                    --                --                --
       Valuation allowances                              --                    --                --                --
                                             ---------------    ------------------    --------------   ---------------
 Total Investments                                1,417,214              (928,676)          928,674         1,257,896
                                             ---------------    ------------------    --------------   ---------------

OTHER ASSETS
       Other                                         19,983                    --                --             6,517
                                             ---------------    ------------------    --------------   ---------------
 Total Other Assets                                  19,983                    --                --             6,517
                                             ---------------    ------------------    --------------   ---------------

 TOTAL ASSETS                                 $   1,556,634      $       (928,687)     $    928,889     $   1,366,372
                                             ===============    ==================    ==============   ===============

                                                                                      PSEG
                                                  PSEG                              Bermuda
                                                Americas            PSEG            Holdings
                                                Services           Barka            II Inc.
                                                  Inc.              Inc.            CONSOL.
                                             ---------------   ---------------    -------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $         117     $          --      $       (75)
       Accounts  and Notes receivable:
         Trade                                           21                --               --
         Other                                           --                --               (5)
         PSE&G                                           --                --               --
         PSEG                                            --                --               --
         PSEG Energy Holdings                            --                --               --
         Other associated companies                      32                --               31
       Notes receivable:
         Associated companies                            --                --               --
          Other                                          --                --               --
       Interest receivable                               --                --               --
       Prepayments                                       --                --               --
                                             ---------------   ---------------    -------------
 Total Current Assets                                   170                --              (49)
                                             ---------------   ---------------    -------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                       --                --               --
       Other                                             37                --              248
       Accum. depr. and amortization                    (21)               --             (116)
       Valuation allowances                              --                --               --
                                             ---------------   ---------------    -------------
 Property, Plant and Equipment-net                       16                --              132
                                             ---------------   ---------------    -------------

INVESTMENTS
       Subsidiaries                                      --                --               --
       Capital lease agreements                          --                --               --
       Partnership interests                             --                --               --
       Corporate joint ventures                          --                --            5,560
       Securities                                        --                --               --
       Valuation allowances                              --                --               --
                                             ---------------   ---------------    -------------
 Total Investments                                       --                --            5,560
                                             ---------------   ---------------    -------------

OTHER ASSETS
       Other                                             24                --            1,747
                                             ---------------   ---------------    -------------
 Total Other Assets                                      24                --            1,747
                                             ---------------   ---------------    -------------

 TOTAL ASSETS                                 $         210     $          --      $     7,390
                                             ===============   ===============    =============

PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                    PSEG
                                                                International          PSEG                 PSEG
                                                 China             Holding             Elcho              Salalah
                                                  Inc.               Co.               Inc.                 Inc.
                                                 CONSOL.            CONSOL.            CONSOL.             CONSOL.
                                             ---------------    --------------    ----------------     ---------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $          --      $         --      $          287       $          --
       Accounts  and Notes receivable:
         Trade                                        1,316             1,109                  45                  --
         Other                                           --                --                  --                  --
         PSE&G                                           --                --                  --                  --
         PSEG                                            --                --                  --                  --
         PSEG Energy Holdings                            --                --                  --                  --
         Other associated companies                   1,458                --               8,084                  48
       Notes receivable:
         Associated companies                            --                --                  --                  --
          Other                                          --                --                  --                  --
       Interest receivable                               --                --                  --                  --
       Prepayments                                       --                --                  --                  --
                                             ---------------    --------------    ----------------     ---------------
 Total Current Assets                                 2,774             1,109               8,416                  48
                                             ---------------    --------------    ----------------     ---------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                       --                --                  --                  --
       Other                                             --                --                  --                  --
       Accum. depr. and amortization                     --                --                  --                  --
       Valuation allowances                              --                --                  --                  --
                                             ---------------    --------------    ----------------     ---------------
 Property, Plant and Equipment-net                       --                --                  --                  --
                                             ---------------    --------------    ----------------     ---------------

INVESTMENTS
       Subsidiaries                                      --                --                  --                  --
       Capital lease agreements                          --                --                  --                  --
       Partnership interests                             --                --                  --                  --
       Corporate joint ventures                      85,836            12,088              55,381                  --
       Securities                                        --                --                  --                  --
       Valuation allowances                              --                --                  --                  --
                                             ---------------    --------------    ----------------     ---------------
 Total Investments                                   85,836            12,088              55,381                  --
                                             ---------------    --------------    ----------------     ---------------

OTHER ASSETS
       Other                                             74                --              10,544                 722
                                             ---------------    --------------    ----------------     ---------------
 Total Other Assets                                      74                --              10,544                 722
                                             ---------------    --------------    ----------------     ---------------

 TOTAL ASSETS                                 $      88,684      $     13,197      $       74,341       $         770
                                             ===============    ==============    ================     ===============

                                                                                    PSEG
                                                  ECI                              Punjab
                                             International         PSEG            Energy
                                              Development          Ltd.           Co. Ltd.
                                             --------------    --------------    ------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $         --      $      1,796      $        3
       Accounts  and Notes receivable:
         Trade                                          --                --              --
         Other                                          --                 7              --
         PSE&G                                          --                --              --
         PSEG                                           --                --              --
         PSEG Energy Holdings                           --                --              --
         Other associated companies                     --             1,035              19
       Notes receivable:
         Associated companies                           --                --              --
          Other                                         --                --              --
       Interest receivable                              --                --              --
       Prepayments                                      --               337              --
                                             --------------    --------------    ------------
 Total Current Assets                                   --             3,175              22
                                             --------------    --------------    ------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                      --                --              --
       Other                                            --             1,790              --
       Accum. depr. and amortization                    --              (329)             --
       Valuation allowances                             --                --              --
                                             --------------    --------------    ------------
 Property, Plant and Equipment-net                      --             1,461              --
                                             --------------    --------------    ------------

INVESTMENTS
       Subsidiaries                                     --                --              --
       Capital lease agreements                         --                --              --
       Partnership interests                            --                --              --
       Corporate joint ventures                         --               455              --
       Securities                                       --                --              --
       Valuation allowances                             --                --              --
                                             --------------    --------------    ------------
 Total Investments                                      --               455              --
                                             --------------    --------------    ------------

OTHER ASSETS
       Other                                            --               355              --
                                             --------------    --------------    ------------
 Total Other Assets                                     --               355              --
                                             --------------    --------------    ------------

 TOTAL ASSETS                                 $         --      $      5,446      $       22
                                             ==============    ==============    ============

PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                       PSEG                                                      PSEG
                                                   International       INTERCOMPANY            PSEG            Americas
LIABILITIES AND                                        Inc.            ELIMINATIONS        International         Inc.
STOCKHOLDER'S EQUITY                                 CONSOL.            & RECLASS.             Inc.             CONSOL.
                                                  ---------------    ------------------    --------------   ---------------
CURRENT LIABILITIES
        Accounts payable:
           Trade                                   $       2,684      $             --      $         --     $         425
           Taxes                                          (3,999)                   --                --               224
           Other                                             (33)                   --                --                --
           Interest                                        7,526                    --                --             7,526
           Associated companies                          323,258                    --             5,923           203,870
        Notes payable:
           PSEG Capital Corporation                           --                    --                --                --
           Enterprise Capital Funding Corp.                   --                    --                --                --
           Enterprise Group Development Corp.                 --                    --                --                --
           Enterprise Diversified Holdings Inc.               --                    --                --                --
           U.S.Energy Incorporated                            --                    --                --                --
        Current portion of long-term debt                 96,919                    --                --            96,919
                                                  ---------------    ------------------    --------------   ---------------
 Total Current Liabilities                               426,355                    --             5,923           308,964
                                                  ---------------    ------------------    --------------   ---------------

TOTAL LONG-TERM DEBT                                     230,040                    --                --           230,040
                                                  ---------------    ------------------    --------------   ---------------

DEFERRED CREDITS
 Deferred income taxes                                   (24,600)                   --                --           (16,354)
 Deferred investment                                          --                    --                --
   and energy tax credits                                     --                    --                --                --
 Other                                                       458                    --                --               213
                                                  ---------------    ------------------    --------------   ---------------
 Total Deferred Credits                                  (24,142)                   --                --           (16,141)
                                                  -------------------------------------    --------------   ---------------

MINORITY INTEREST                                          1,428                    --                --             1,428
                                                  ---------------    ------------------    --------------   ---------------

STOCKHOLDER'S EQUITY
        Capital stock                                          1                   (13)                1                --
        Stock Subs Payable                                    --                   (13)               13                --
        Contributed capital                            1,122,394            (1,129,201)        1,122,394         1,010,366
        Retained earnings                                 (1,992)                3,090            (1,992)           26,616
        Cumulative Translation Adjustment               (197,450)              197,450          (197,450)         (194,901)
                                                  ---------------    ------------------    --------------   ---------------
 Total Stockholder's Equity                              922,953              (928,687)          922,966           842,081
                                                  ---------------    ------------------    --------------   ---------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $   1,556,634      $       (928,687)     $    928,889     $   1,366,372
                                                  ===============    ==================    ==============   ===============

                                                                                         PSEG
                                                      PSEG                              Bermuda
                                                    Americas            PSEG            Holdings
LIABILITIES AND                                     Services           Barka            II Inc.
STOCKHOLDER'S EQUITY                                  Inc.              Inc.            CONSOL.
                                                 ---------------   ---------------    -------------
CURRENT LIABILITIES
        Accounts payable:
           Trade                                  $          --     $          --      $        --
           Taxes                                             --                --               --
           Other                                             --                --               29
           Interest                                          --                --               --
           Associated companies                           1,860                 3            9,934
        Notes payable:
           PSEG Capital Corporation                          --                --               --
           Enterprise Capital Funding Corp.                  --                --               --
           Enterprise Group Development Corp.                --                --               --
           Enterprise Diversified Holdings Inc.              --                --               --
           U.S.Energy Incorporated                           --                --               --
        Current portion of long-term debt                    --                --               --
                                                 ---------------   ---------------    -------------
 Total Current Liabilities                                1,860                 3            9,963
                                                 ---------------   ---------------    -------------

TOTAL LONG-TERM DEBT                                         --                --               --
                                                 ---------------   ---------------    -------------

DEFERRED CREDITS
 Deferred income taxes                                      (14)               --           (2,420)
 Deferred investment                                         --                --               --
   and energy tax credits                                    --                --               --
 Other                                                       --                --               --
                                                 ---------------   ---------------    -------------
 Total Deferred Credits                                     (14)               --           (2,420)
                                                 ---------------   ---------------    -------------

MINORITY INTEREST                                            --                --               --
                                                 ---------------   ---------------    -------------

STOCKHOLDER'S EQUITY
        Capital stock                                        --                --               --
        Stock Subs Payable                                   --                --               --
        Contributed capital                                  --                --            5,552
        Retained earnings                                (1,636)               (3)          (5,705)
        Cumulative Translation Adjustment                    --                --               --
                                                 ---------------   ---------------    -------------
 Total Stockholder's Equity                              (1,636)               (3)            (153)
                                                 ---------------   ---------------    -------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $         210     $          --      $     7,390
                                                 ===============   ===============    =============

PSEG INTERNATIONAL INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)                                                        PSEG
                                                                    International          PSEG                PSEG
                                                      China            Holding            Elcho               Salalah
LIABILITIES AND                                        Inc.              Co.               Inc.                 Inc.
STOCKHOLDER'S EQUITY                                  CONSOL.          CONSOL.            CONSOL.              CONSOL.
                                                 ---------------    --------------    ----------------     ---------------
CURRENT LIABILITIES
        Accounts payable:
           Trade                                  $          --      $         --      $           --       $          --
           Taxes                                         (4,223)               --                  --                  --
           Other                                             --                --                  17                  --
           Interest                                          --                --                  --                  --
           Associated companies                          56,766             6,496              15,187                 826
        Notes payable:
           PSEG Capital Corporation                          --                --                  --                  --
           Enterprise Capital Funding Corp.                  --                --                  --                  --
           Enterprise Group Development Corp.                --                --                  --                  --
           Enterprise Diversified Holdings Inc.              --                --                  --                  --
           U.S.Energy Incorporated                           --                --                  --                  --
        Current portion of long-term debt                    --                --                  --                  --
                                                 ---------------    --------------    ----------------     ---------------
 Total Current Liabilities                               52,543             6,496              15,204                 826
                                                 ---------------    --------------    ----------------     ---------------

TOTAL LONG-TERM DEBT                                         --                --                  --                  --
                                                 ---------------    --------------    ----------------     ---------------

DEFERRED CREDITS
 Deferred income taxes                                      293                (4)                (75)                 (5)
 Deferred investment
   and energy tax credits                                    --                --                  --                  --
 Other                                                       --               245                  --                  --
                                                 ---------------    --------------    ----------------     ---------------
 Total Deferred Credits                                     293               241                 (75)                 (5)
                                                 ---------------    --------------    ----------------     ---------------

MINORITY INTEREST                                            --                --                  --                  --
                                                 ---------------    --------------    ----------------     ---------------

STOCKHOLDER'S EQUITY
        Capital stock                                         1                12                  --                  --
        Stock Subs Payable                                   --                --                  --                  --
        Contributed capital                              48,380             6,488              58,415                  --
        Retained earnings                                (9,984)              (40)                797                 (51)
        Cumulative Translation Adjustment                (2,549)               --                  --                  --
                                                 ---------------    --------------    ----------------     ---------------
 Total Stockholder's Equity                              35,848             6,460              59,212                 (51)
                                                 ---------------    --------------    ----------------     ---------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $      88,684      $     13,197      $       74,341       $         770
                                                 ===============    ==============    ================     ===============

                                                                                        PSEG
                                                      ECI                              Punjab
LIABILITIES AND                                  International         PSEG            Energy
STOCKHOLDER'S EQUITY                              Development          Ltd.           Co. Ltd.
                                                 --------------    --------------    ------------
CURRENT LIABILITIES
        Accounts payable:
           Trade                                  $         --      $      2,259      $       --
           Taxes                                            --                --              --
           Other                                            --               (79)             --
           Interest                                         --                --              --
           Associated companies                             --            19,878           2,515
        Notes payable:
           PSEG Capital Corporation                         --                --              --
           Enterprise Capital Funding Corp.                 --                --              --
           Enterprise Group Development Corp.               --                --              --
           Enterprise Diversified Holdings Inc.             --                --              --
           U.S.Energy Incorporated                          --                --              --
        Current portion of long-term debt                   --                --              --
                                                 --------------    --------------    ------------
 Total Current Liabilities                                  --            22,058           2,515
                                                 --------------    --------------    ------------

TOTAL LONG-TERM DEBT                                        --                --              --
                                                 --------------    --------------    ------------

DEFERRED CREDITS
 Deferred income taxes                                      --            (5,149)           (872)
 Deferred investment
   and energy tax credits                                   --                --              --
 Other                                                      --                --              --
                                                 --------------    --------------    ------------
 Total Deferred Credits                                     --            (5,149)           (872)
                                                 --------------    --------------    ------------

MINORITY INTEREST                                           --                --              --
                                                 --------------    --------------    ------------

STOCKHOLDER'S EQUITY
        Capital stock                                       --                --              --
        Stock Subs Payable                                  --                --              --
        Contributed capital                                 --                --              --
        Retained earnings                                   --           (11,463)         (1,621)
        Cumulative Translation Adjustment                   --                --              --
                                                 --------------    --------------    ------------
 Total Stockholder's Equity                                 --           (11,463)         (1,621)
                                                 --------------    --------------    ------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $         --      $      5,446      $       22
                                                 ==============    ==============    ============

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                       PSEG
                                                     Americas           INTERCOMPANY            PSEG            Mendoza
                                                       Inc.             ELIMINATIONS          Americas          Energia
                                                      CONSOL.            & RECLASS.             Inc.              Inc.
                                                  ----------------    ------------------    -------------     -------------
REVENUES:
       Income from partnerships                    $       49,757      $             --      $        --       $        --
       Income from capital lease agreements                    --                    --               --                --
       Interest and dividend income                           251                    --               --                --
       Other                                                2,389                    --               --                --
       Equity in subsidiary earnings                           --               (19,110)          19,110                --
                                                  ----------------    ------------------    -------------     -------------
TOTAL REVENUES                                             52,397               (19,110)          19,110                --
                                                  ----------------    ------------------    -------------     -------------

OPERATING EXPENSES:
       Operation and maintenance                               --                    --               --                --
       Depreciation and amortization                           69                    --               --                --
       Administrative and General                           4,157                    --               99                --
                                                  ----------------    ------------------    -------------     -------------
TOTAL OPERATING EXPENSES                                    4,226                    --               99                --
                                                  ----------------    ------------------    -------------     -------------

OPERATING INCOME                                           48,171               (19,110)          19,011                --
                                                  ----------------    ------------------    -------------     -------------

OTHER INCOME
       Unrealized gains (losses) on investments                --                    --               --                --
       Realized gains (losses) on investments                 113                    --               --                --
       Foreign currency Translation Gain/Loss               2,624                    --               --                --
                                                  ----------------    ------------------    -------------     -------------
TOTAL OTHER INCOME                                          2,737                    --               --                --
                                                  ----------------    ------------------    -------------     -------------

INTEREST EXPENSE:
       PSEG Capital Corporation                                --                    --               --                --
       Enterprise Capital Funding Corp.                        --                    --               --                --
       Other Associated Companies                             225                    --               --                --
       Other                                               32,459                    --               --                --
       Capitalized interest                                    --                    --               --                --
                                                  ----------------    ------------------    -------------     -------------
NET INTEREST EXPENSE                                       32,684                    --               --                --
                                                  ----------------    ------------------    -------------     -------------

INCOME BEFORE INCOME TAXES                                 18,224               (19,110)          19,011                --
                                                  ----------------    ------------------    -------------     -------------

INCOME TAXES:
       Current                                             (4,333)                   --           (1,830)               --
       Deferred                                             4,437                    --            1,805                --
       Investment and energy tax credits-- net                 --                    --               --                --
                                                  ----------------    ------------------    -------------     -------------
TOTAL INCOME TAXES                                            104                    --              (25)               --
                                                  ----------------    ------------------    -------------     -------------

MINORITY INTERESTS                                           (916)                   --               --                --
                                                  ----------------    ------------------    -------------     -------------

NET INCOME                                         $       19,036      $        (19,110)     $    19,036       $        --
                                                  ================    ==================    =============     =============

                                                                      Andina
                                                     Cuyana         Electrica
                                                      Inc.             Inc.
                                                  -------------    -------------
REVENUES:
       Income from partnerships                    $        --      $        --
       Income from capital lease agreements                 --               --
       Interest and dividend income                         --               --
       Other                                                --               --
       Equity in subsidiary earnings                        --               --
                                                  -------------    -------------
TOTAL REVENUES                                              --               --
                                                  -------------    -------------

OPERATING EXPENSES:
       Operation and maintenance                            --               --
       Depreciation and amortization                        --               --
       Administrative and general                           --               --
                                                  -------------    -------------
TOTAL OPERATING EXPENSES                                    --               --
                                                  -------------    -------------

OPERATING INCOME                                            --               --
                                                  -------------    -------------

OTHER INCOME
       Unrealized gains (losses) on investments             --               --
       Realized gains (losses) on investments               --               --
       Foreign currency Translation Gain/Loss               --               --
                                                  -------------    -------------
TOTAL OTHER INCOME                                          --               --
                                                  -------------    -------------

INTEREST EXPENSE:
       PSEG Capital Corporation                             --               --
       Enterprise Capital Funding Corp.                     --               --
       Other Associated Companies                           --               --
       Other                                                --               --
       Capitalized interest                                 --               --
                                                  -------------    -------------
NET INTEREST EXPENSE                                        --               --
                                                  -------------    -------------

INCOME BEFORE INCOME TAXES                                  --               --
                                                  -------------    -------------

INCOME TAXES:
       Current                                              --               --
       Deferred                                             --               --
       Investment and energy tax credits-- net              --               --
                                                  -------------    -------------
TOTAL INCOME TAXES                                          --               --
                                                  -------------    -------------

MINORITY INTERESTS                                          --               --
                                                  -------------    -------------

NET INCOME                                         $        --      $        --
                                                  =============    =============

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                       PSEG
                                                      PSEG            Global             PSEG             PSEG             PSEG
                                                      Peru          Funding II L.L.C.   La Plata II       La Plata I    Americas II
                                                      Inc.            CONSOL             (US)             (US)             Ltd.
                                                  -------------     ------------     -------------    -------------    -------------
REVENUES:
       Income from partnerships                    $        --       $    7,278       $        --      $        --      $        --
       Income from capital lease agreements                 --               --                --               --               --
       Interest and dividend income                         --               48                --               --               --
       Other                                                --               --                --               --               --
       Equity in subsidiary earnings                        --               --                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------
TOTAL REVENUES                                              --            7,326                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------

OPERATING EXPENSES:
       Operation and maintenance                            --               --                --               --               --
       Depreciation and amortization                        --               --                --               --               --
       Administrative and general                           --               --                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------
TOTAL OPERATING EXPENSES                                    --               --                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------

OPERATING INCOME                                            --            7,326                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------

OTHER INCOME
       Unrealized gains (losses) on investments             --               --                --               --               --
       Realized gains (losses) on investments               --               --                --               --               --
       Foreign currency Translation Gain/Loss               --               --                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------
TOTAL OTHER INCOME                                          --               --                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------

INTEREST EXPENSE:
       PSEG Capital Corporation                             --               --                --               --               --
       Enterprise Capital Funding Corp.                     --               --                --               --               --
       Other Associated Companies                           --               --                --               --               --
       Other                                                --            8,103                --               --               --
       Capitalized interest                                 --               --                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------
NET INTEREST EXPENSE                                        --            8,103                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------

INCOME BEFORE INCOME TAXES                                  --             (777)               --               --               --
                                                  -------------     ------------     -------------    -------------    -------------

INCOME TAXES:
       Current                                              --           (3,284)               --               --               --
       Deferred                                             --              861                --               --               --
       Investment and energy tax credits-- net              --               --                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------
TOTAL INCOME TAXES                                          --           (2,423)               --               --               --
                                                  -------------     ------------     -------------    -------------    -------------

MINORITY INTERESTS                                          --               --                --               --               --
                                                  -------------     ------------     -------------    -------------    -------------

NET INCOME                                         $        --       $    1,646       $        --      $        --      $        --
                                                  =============     ============     =============    =============    =============

                                                       PSEG
                                                     Americas
                                                       Ltd.
                                                     CONSOL.
                                                  ---------------
REVENUES:
       Income from partnerships                    $      42,479
       Income from capital lease agreements                   --
       Interest and dividend income                          203
       Other                                               2,389
       Equity in subsidiary earnings                          --
                                                  ---------------
Total revenues                                            45,071
                                                  ---------------

OPERATING EXPENSES:
       Operation and maintenance                              --
       Depreciation and amortization                          69
       Administrative and general                          4,058
                                                  ---------------
TOTAL OPERATING EXPENSES                                   4,127
                                                  ---------------

OPERATING INCOME                                          40,944
                                                  ---------------

OTHER INCOME
       Unrealized gains (losses) on investments               --
       Realized gains (losses) on investments                113
       Foreign currency Translation Gain/Loss              2,624
                                                  ---------------
TOTAL OTHER INCOME                                         2,737
                                                  ---------------

INTEREST EXPENSE:
       PSEG Capital Corporation                               --
       Enterprise Capital Funding Corp.                       --
       Other Associated Companies                            225
       Other                                              24,356
       Capitalized interest                                   --
                                                  ---------------
NET INTEREST EXPENSE                                      24,581
                                                  ---------------

INCOME BEFORE INCOME TAXES                                19,100
                                                  ---------------

INCOME TAXES:
       Current                                               781
       Deferred                                            1,771
       Investment and energy tax credits-- net                --
                                                  ---------------
TOTAL INCOME TAXES                                         2,552
                                                  ---------------

MINORITY INTERESTS                                          (916)
                                                  ---------------

NET INCOME                                         $      17,464
                                                  ===============

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                 PSEG
                               Americas           INTERCOMPANY            PSEG            Mendoza
                                 Inc.             ELIMINATIONS          Americas          Energia
                                CONSOL.            & RECLASS.             Inc.              Inc.
                            ----------------    ------------------    -------------     -------------
BALANCE JANUARY 1, 1999      $        7,580      $         (9,210)     $     7,580       $        --

NET INCOME                           19,036               (19,110)          19,036                --

                            ----------------    ------------------    -------------     -------------
           TOTAL                     26,616               (28,320)          26,616                --
                            ----------------    ------------------    -------------     -------------

DIVIDENDS DECLARED                       --                    --               --                --
                            ----------------    ------------------    -------------     -------------

                            ----------------    ------------------    -------------     -------------
BALANCE DECEMBER 31, 1999    $       26,616      $        (28,320)     $    26,616       $        --
                            ================    ==================    =============     =============

                                               Andina
                              Cuyana         Electrica
                               Inc.             Inc.
                           -------------    -------------
BALANCE JANUARY 1, 1999     $        --      $        --

NET INCOME                           --               --

                           -------------    -------------
           TOTAL                     --               --
                           -------------    -------------

DIVIDENDS DECLARED                   --               --
                           -------------    -------------

                           -------------    -------------
BALANCE DECEMBER 31, 1999   $        --      $        --
                           =============    =============

PSEG AMERICAS INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                 PSEG                                                                  PSEG
                                PSEG            Global             PSEG             PSEG             PSEG            Americas
                                Peru          Funding II L.L.C.   La Plata II       La Plata I      Americas II         Ltd.
                                Inc.            CONSOL.             (US)             (US)             Ltd.            CONSOL.
                            -------------     ------------     -------------    -------------    -------------    ---------------
BALANCE JANUARY 1, 1999      $        --       $       --       $        --      $        --      $        --      $       9,210

NET INCOME                            --            1,646                --               --               --             17,464

                            -------------     ------------     -------------    -------------    -------------    ---------------
           TOTAL                      --            1,646                --               --               --             26,674
                            -------------     ------------     -------------    -------------    -------------    ---------------

DIVIDENDS DECLARED                    --               --                --               --               --                 --
                            -------------     ------------     -------------    -------------    -------------    ---------------

                            -------------     ------------     -------------    -------------    -------------    ---------------
BALANCE DECEMBER 31, 1999    $        --       $    1,646       $        --      $        --      $        --      $      26,674
                            =============     ============     =============    =============    =============    ===============

PSEG AMERICAS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                  PSEG
                                                Americas           INTERCOMPANY            PSEG            Mendoza
                                                  Inc.             ELIMINATIONS          Americas          Energia
                                                 CONSOL.            & RECLASS.             Inc.              Inc.
                                             ----------------    ------------------    -------------     -------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $        6,869      $             --      $        --       $        --
       Accounts and Notes receivable:
         Trade                                         3,221                    --              (32)               --
         Other                                             6                    --               --                --
         PSE&G                                           381                    --               --                --
         PSEG                                             --                    --               --                --
         PSEG Energy Holdings                            466                    --               --                --
         Other associated companies                   90,842                  (172)          54,079                --
       Notes receivable:
         Associated companies                             --                    --               --                --
          Other                                           --                    --               --                --
       Interest receivable                                 7                    --               --                --
       Prepayments                                        --                    --               --                --
                                             ----------------    ------------------    -------------     -------------
 Total Current Assets                                101,792                  (172)          54,047                --
                                             ----------------    ------------------    -------------     -------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                        --                    --               --                --
       Other                                             225                    --               --                --
       Accum. depr. and amortization                     (58)                   --               --                --
       Valuation allowances                               --                    --               --                --
                                             ----------------    ------------------    -------------     -------------
 Property, Plant and Equipment-net                       167                    --               --                --
                                             ----------------    ------------------    -------------     -------------

INVESTMENTS
       Subsidiaries                                        2              (789,820)         789,820                --
       Capital lease agreements                           --                    --               --                --
       Partnership interests                          30,876                    --               --                --
       Corporate joint ventures                    1,227,018                    --            1,982                --
       Securities                                         --                    --               --                --
       Valuation allowances                               --                    --               --                --
                                             ----------------    ------------------    -------------     -------------
 Total Investments                                 1,257,896              (789,820)         791,802                --
                                             ----------------    ------------------    -------------     -------------

OTHER ASSETS
       Other                                           6,517                    --              812                --
                                             ----------------    ------------------    -------------     -------------
 Total Other Assets                                    6,517                    --              812                --
                                             ----------------    ------------------    -------------     -------------

 TOTAL ASSETS                                 $    1,366,372      $       (789,992)     $   846,661       $        --
                                             ================    ==================    =============     =============

                                                                 Andina
                                                Cuyana         Electrica
                                                 Inc.             Inc.
                                             -------------    -------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $        --      $        --
       Accounts and Notes receivable:
         Trade                                         --               --
         Other                                         --               --
         PSE&G                                         --               --
         PSEG                                          --               --
         PSEG Energy Holdings                          --               --
         Other associated companies                    --               --
       Notes receivable:
         Associated companies                          --               --
          Other                                        --               --
       Interest receivable                             --               --
       Prepayments                                     --               --
                                             -------------    -------------
 Total Current Assets                                  --               --
                                             -------------    -------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                     --               --
       Other                                           --               --
       Accum. depr. and amortization                   --               --
       Valuation allowances                            --               --
                                             -------------    -------------
 Property, Plant and Equipment-net                     --               --
                                             -------------    -------------

INVESTMENTS
       Subsidiaries                                    --               --
       Capital lease agreements                        --               --
       Partnership interests                           --               --
       Corporate joint ventures                        --               --
       Securities                                      --               --
       Valuation allowances                            --               --
                                             -------------    -------------
 Total Investments                                     --               --
                                             -------------    -------------

OTHER ASSETS
       Other                                           --               --
                                             -------------    -------------
 Total Other Assets                                    --               --
                                             -------------    -------------

 TOTAL ASSETS                                 $        --      $        --
                                             =============    =============

PSEG AMERICAS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                  PSEG
                                                 PSEG            Global             PSEG             PSEG
                                                 Peru          Funding II L.L.C.   La Plata II       La Plata I
                                                 Inc.            CONSOL.            (US)             (US)
                                             -------------     ------------     -------------    -------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments    $        --       $    6,563       $        --      $        --
       Accounts and Notes receivable:
         Trade                                         --            2,044                --               --
         Other                                         --               --                --               --
         PSE&G                                         --               --                --               --
         PSEG                                          --               --                --               --
         PSEG Energy Holdings                          --               --                --               --
         Other associated companies                    --            3,282                --               --
       Notes receivable:
         Associated companies                          --               --                --               --
          Other                                        --               --                --               --
       Interest receivable                             --               --                --               --
       Prepayments                                     --               --                --               --
                                             -------------     ------------     -------------    -------------
 Total Current Assets                                  --           11,889                --               --
                                             -------------     ------------     -------------    -------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                     --               --                --               --
       Other                                           --               --                --               --
       Accum. depr. and amortization                   --               --                --               --
       Valuation allowances                            --               --                --               --
                                             -------------     ------------     -------------    -------------
 Property, Plant and Equipment-net                     --               --                --               --
                                             -------------     ------------     -------------    -------------

INVESTMENTS
       Subsidiaries                                    --               --                --               --
       Capital lease agreements                        --               --                --               --
       Partnership interests                           --               --                --               --
       Corporate joint ventures                        --          155,315                51           39,270
       Securities                                      --               --                --               --
       Valuation allowances                            --               --                --               --
                                             -------------     ------------     -------------    -------------
 Total Investments                                     --          155,315                51           39,270
                                             -------------     ------------     -------------    -------------

OTHER ASSETS
       Other                                           --               --                --               --
                                             -------------     ------------     -------------    -------------
 Total Other Assets                                    --               --                --               --
                                             -------------     ------------     -------------    -------------

 TOTAL ASSETS                                 $        --       $  167,204       $        51      $    39,270
                                             =============     ============     =============    =============

                                                                    PSEG
                                                  PSEG            Americas
                                              Americas II           Ltd.
                                                  Ltd.           CONSOL.
                                             --------------    ---------------
ASSETS

CURRENT ASSETS
       Cash and temporary cash investments     $        --      $         306
       Accounts and Notes receivable:
         Trade                                          --              1,209
         Other                                          --                  6
         PSE&G                                          --                381
         PSEG                                           --                 --
         PSEG Energy Holdings                           --                466
         Other associated companies                     10             33,643
       Notes receivable:
         Associated companies                           --                 --
          Other                                         --                 --
       Interest receivable                              --                  7
       Prepayments                                      --                 --
                                             --------------    ---------------
 Total Current Assets                                   10             36,018
                                             --------------    ---------------

PROPERTY, PLANT AND EQUIPMENT
       Real estate                                      --                 --
       Other                                            --                225
       Accum. depr. and amortization                    --                (58)
       Valuation allowances                             --                 --
                                             --------------    ---------------
 Property, Plant and Equipment-net                      --                167
                                             --------------    ---------------

INVESTMENTS
       Subsidiaries                                      2                 --
       Capital lease agreements                         --                 --
       Partnership interests                            --             30,876
       Corporate joint ventures                         --          1,030,400
       Securities                                       --                 --
       Valuation allowances                             --                 --
                                             --------------    ---------------
 Total Investments                                       2          1,061,276
                                             --------------    ---------------

OTHER ASSETS
       Other                                            --              5,705
                                             --------------    ---------------
 Total Other Assets                                     --              5,705
                                             --------------    ---------------

 TOTAL ASSETS                                  $        12      $   1,103,166
                                             ==============    ===============

PSEG AMERICAS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999                                      PSEG
($ IN THOUSANDS)                                     Americas           INTERCOMPANY            PSEG            Mendoza
                                                       Inc.             ELIMINATIONS          Americas          Energia
LIABILITIES AND                                       CONSOL.            & RECLASS.             Inc.              Inc.
STOCKHOLDER'S EQUITY                              ----------------    ------------------    -------------     -------------
CURRENT LIABILITIES
        Accounts payable:
           Trade                                   $          425      $             --      $        --       $        --
           Taxes                                              224                    --               --                --
           Other                                               --                    --               --                --
           Interest                                         7,526                    --               --                --
           Associated companies                           203,870                  (172)           2,947                --
        Notes payable:
           PSEG Capital Corporation                            --                    --               --                --
           Enterprise Capital Funding Corp.                    --                    --               --                --
           Enterprise Group Development Corp.                  --                    --               --                --
           Enterprise Diversified Holdings Inc.                --                    --               --                --
           U.S.Energy Incorporated                             --                    --               --                --
        Current portion of long-term debt                  96,919                    --               --                --
                                                  ----------------    ------------------    -------------     -------------
 Total Current Liabilities                                308,964                  (172)           2,947                --
                                                  ----------------    ------------------    -------------     -------------

TOTAL LONG-TERM DEBT                                      230,040                    --               --                --
                                                  ----------------    ------------------    -------------     -------------

DEFERRED CREDITS
 Deferred income taxes                                    (16,354)                   --            1,633                --
 Deferred investment
   and energy tax credits                                      --                    --               --                --
 Other                                                        213                    --               --                --
                                                  ----------------    ------------------    -------------     -------------
 Total Deferred Credits                                   (16,141)                   --            1,633                --
                                                  ----------------    ------------------    -------------     -------------

MINORITY INTEREST                                           1,428                   (20)              --                --
                                                  ----------------    ------------------    -------------     -------------

STOCKHOLDER'S EQUITY
        Capital stock                                          --                    --               --                --
        Stock Subs Payable                                     --                    --               --                --
        Contributed capital                             1,010,366              (956,381)       1,010,366                --
        Retained earnings                                  26,616               (28,320)          26,616                --
        Cumulative Translation Adjustment                (194,901)              194,901         (194,901)               --
                                                  ----------------    ------------------    -------------     -------------
 Total Stockholder's Equity                               842,081              (789,800)         842,081                --
                                                  ----------------    ------------------    -------------     -------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $    1,366,372      $       (789,992)     $   846,661       $        --
                                                  ================    ==================    =============     =============

                                                                      Andina
                                                     Cuyana         Electrica
LIABILITIES AND                                       Inc.             Inc.
STOCKHOLDER'S EQUITY                              -------------    -------------
CURRENT LIABILITIES
        Accounts payable:
           Trade                                   $        --      $        --
           Taxes                                            --               --
           Other                                            --               --
           Interest                                         --               --
           Associated companies                             --               --
        Notes payable:
           PSEG Capital Corporation                         --               --
           Enterprise Capital Funding Corp.                 --               --
           Enterprise Group Development Corp.               --               --
           Enterprise Diversified Holdings Inc.             --               --
           U.S.Energy Incorporated                          --               --
        Current portion of long-term debt                   --               --
                                                  -------------    -------------
 Total Current Liabilities                                  --               --
                                                  -------------    -------------

TOTAL LONG-TERM DEBT                                        --               --
                                                  -------------    -------------

DEFERRED CREDITS
 Deferred income taxes                                      --               --
 Deferred investment
   and energy tax credits                                   --               --
 Other                                                      --               --
                                                  -------------    -------------
 Total Deferred Credits                                     --               --
                                                  -------------    -------------

MINORITY INTEREST                                           --               --
                                                  -------------    -------------

STOCKHOLDER'S EQUITY
        Capital stock                                       --               --
        Stock Subs Payable                                  --               --
        Contributed capital                                 --               --
        Retained earnings                                   --               --
        Cumulative Translation Adjustment                   --               --
                                                  -------------    -------------
 Total Stockholder's Equity                                 --               --
                                                  -------------    -------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $        --      $        --
                                                  =============    =============

PSEG AMERICAS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1999                                                     PSEG
($ IN THOUSANDS)                                     PSEG            Global             PSEG             PSEG
                                                     Peru          Funding II L.L.C.   La Plata II       La Plata I
LIABILITIES AND                                      Inc.            CONSOL.             (US)             (US)
STOCKHOLDER'S EQUITY                             -------------     ------------     -------------    -------------
CURRENT LIABILITIES
        Accounts payable:
           Trade                                  $        --       $       --       $        --      $        --
           Taxes                                           --               --                --               --
           Other                                           --               --                --               --
           Interest                                        --            1,941                --               --
           Associated companies                            --               --                --               --
        Notes payable:
           PSEG Capital Corporation                        --               --                --               --
           Enterprise Capital Funding Corp.                --               --                --               --
           Enterprise Group Development Corp.              --               --                --               --
           Enterprise Diversified Holdings Inc.            --               --                --               --
           U.S.Energy Incorporated                         --               --                --               --
        Current portion of long-term debt                  --               --                --               --
                                                 -------------     ------------     -------------    -------------
 Total Current Liabilities                                 --            1,941                --               --
                                                 -------------     ------------     -------------    -------------

TOTAL LONG-TERM DEBT                                       --          160,000                --               --
                                                 -------------     ------------     -------------    -------------

DEFERRED CREDITS
 Deferred income taxes                                     --              (91)               --               --
 Deferred investment
   and energy tax credits                                  --               --                --               --
 Other                                                     --               --                --               --
                                                 -------------     ------------     -------------    -------------
 Total Deferred Credits                                    --              (91)               --               --
                                                 -------------     ------------     -------------    -------------

MINORITY INTEREST                                          --               --                --               --
                                                 -------------     ------------     -------------    -------------

STOCKHOLDER'S EQUITY
        Capital stock                                      --               --                --               --
        Stock Subs Payable                                 --               --                --               --
        Contributed capital                                --           12,274                51           39,270
        Retained earnings                                  --            1,646                --               --
        Cumulative Translation Adjustment                  --           (8,566)               --               --
                                                 -------------     ------------     -------------    -------------
 Total Stockholder's Equity                                --            5,354                51           39,270
                                                 -------------     ------------     -------------    -------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $        --       $  167,204       $        51      $    39,270
                                                 =============     ============     =============    =============

                                                                       PSEG
                                                     PSEG            Americas
                                                  Americas II          Ltd.
LIABILITIES AND                                      Ltd.            CONSOL.
STOCKHOLDER'S EQUITY                             -------------    ---------------
CURRENT LIABILITIES
        Accounts payable:
           Trade                                  $        --      $         425
           Taxes                                           --                224
           Other                                           --                 --
           Interest                                        --              5,585
           Associated companies                            12            201,083
        Notes payable:
           PSEG Capital Corporation                        --                 --
           Enterprise Capital Funding Corp.                --                 --
           Enterprise Group Development Corp.              --                 --
           Enterprise Diversified Holdings Inc.            --                 --
           U.S.Energy Incorporated                         --                 --
        Current portion of long-term debt                  --             96,919
                                                 -------------    ---------------
 Total Current Liabilities                                 12            304,236
                                                 -------------    ---------------

TOTAL LONG-TERM DEBT                                       --             70,040
                                                 -------------    ---------------

DEFERRED CREDITS
 Deferred income taxes                                     --            (17,896)
 Deferred investment
   and energy tax credits                                  --                 --
 Other                                                     --                213
                                                 -------------    ---------------
 Total Deferred Credits                                    --            (17,683)
                                                 -------------    ---------------

MINORITY INTEREST                                          --              1,448
                                                 -------------    ---------------

STOCKHOLDER'S EQUITY
        Capital stock                                      --                 --
        Stock Subs Payable                                 --                 --
        Contributed capital                                --            904,786
        Retained earnings                                  --             26,674
        Cumulative Translation Adjustment                  --           (186,335)
                                                 -------------    ---------------
 Total Stockholder's Equity                                --            745,125
                                                 -------------    ---------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $        12      $   1,103,166
                                                 =============    ===============

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                                               PSEG
                                                  PSEG                                           PSEG         Texgen
                                                Americas   INTERCOMPANY    PSEG       PSEG      Americas      Holdings      PSEG
                                                  Ltd.     ELIMINATIONS  Americas     Peru    Holdings Inc.     Inc.     Peru S.R.L.
                                                CONSOL.     & RECLASS.     Ltd.       L.L.C.       (Cayman)      CONSOL.      (Peru)
                                                --------   ------------  --------   --------  -------------   --------   -----------
REVENUES:
      Income from partnerships                  $ 42,479     $     --    $  3,315   $     --    $     --      $     --    $     --
      Income from capital lease agreements            --           --          --         --          --            --          --
      Interest and dividend income                   203           --          --         --          --            --          --
      Other                                        2,389       (8,253)      2,198         --          --            --          --
      Equity in subsidiary earnings                   --       (2,368)      2,368         --          --            --          --
                                                --------     --------    --------   --------    --------      --------    --------
TOTAL REVENUES                                    45,071      (10,621)      7,881         --          --            --          --
                                                --------     --------    --------   --------    --------      --------    --------

OPERATING EXPENSES:
      Operation and maintenance                       --           --          --         --          --            --          --
      Depreciation and amortization                   69           --          --         --          --            --          --
      Administrative and general                   4,058       (8,253)      2,985         --          --        (1,378)         93
                                                --------     --------    --------   --------    --------      --------    --------
TOTAL OPERATING EXPENSES                           4,127       (8,253)      2,985         --          --        (1,378)         93
                                                --------     --------    --------   --------    --------      --------    --------

OPERATING INCOME                                  40,944       (2,368)      4,896         --          --         1,378         (93)
                                                --------     --------    --------   --------    --------      --------    --------

OTHER INCOME
      Unrealized gains (losses) on investments        --           --          --         --          --            --          --
      Realized gains (losses) on investments         113           --          --         --          --            --          --
      Foreign currency Translation Gain/Loss       2,624           --          --         --          --            --          --
                                                --------     --------    --------   --------    --------      --------    --------
TOTAL OTHER INCOME                                 2,737           --          --         --          --            --          --
                                                --------     --------    --------   --------    --------      --------    --------

INTEREST EXPENSE:
      PSEG Capital Corporation                        --           --          --         --          --            --          --
      Enterprise Capital Funding Corp.                --           --          --         --          --            --          --
      Other Associated Companies                     225           --          --         --          --            --          --
      Other                                       24,356           --     (12,568)        --          --             4          --
      Capitalized interest                            --           --          --         --          --            --          --
                                                --------     --------    --------   --------    --------      --------    --------
NET INTEREST EXPENSE                              24,581           --     (12,568)        --          --             4          --
                                                --------     --------    --------   --------    --------      --------    --------

INCOME BEFORE INCOME TAXES                        19,100       (2,368)     17,464         --          --         1,374         (93)
                                                --------     --------    --------   --------    --------      --------    --------

INCOME TAXES:
      Current                                        781           --          --         --          --           481          --
      Deferred                                     1,771           --          --         --          --            --          (9)
      Investment and energy tax credits - net         --           --          --         --          --            --          --
                                                --------     --------    --------   --------    --------      --------    --------
TOTAL INCOME TAXES                                 2,552           --          --         --          --           481          (9)
                                                --------     --------    --------   --------    --------      --------    --------

MINORITY INTERESTS                                  (916)        (917)         --         --          --            --          --
                                                --------     --------    --------   --------    --------      --------    --------

NET INCOME                                      $ 17,464     $ (1,451)   $ 17,464   $     --    $     --      $    893    $    (84)
                                                ========     ========    ========   ========    ========      ========    ========


PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                       Andina       PSEG         Venergy                   Rayo-Andino  Rayo-Andino
                                                      Mendoza I     Brazil     Distribuidora  Terra Roxa I   Gestora     Inversora
                                                       Company   Operating Co      Dos            Ltda.      Company      Company
                                                       (Cayman)    (Cayman)      (Cayman)       (Cayman)     (Cayman)     (Cayman)
                                                      ---------  ------------  -------------  ------------ -----------  -----------
REVENUES:
      Income from partnerships                         $     --    $     --      $     --       $     --     $     --     $     --
      Income from capital lease agreements                   --          --            --             --           --           --
      Interest and dividend income                           --          --            --             --           --           --
      Other                                                  --          --            --             --           --           --
      Equity in subsidiary earnings                          --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------
TOTAL REVENUES                                               --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------

OPERATING EXPENSES:
      Operation and maintenance                              --          --            --             --           --           --
      Depreciation and amortization                          --          --            --             --           --           --
      Administrative and general                             --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------
TOTAL OPERATING EXPENSES                                     --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------

OPERATING INCOME                                             --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------

OTHER INCOME
      Unrealized gains (losses) on investments               --          --            --             --           --           --
      Realized gains (losses) on investments                 --          --            --             --           --           --
      Foreign currency Translation Gain/Loss                 --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------
TOTAL OTHER INCOME                                           --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------

INTEREST EXPENSE:
      PSEG Capital Corporation                               --          --            --             --           --           --
      Enterprise Capital Funding Corp.                       --          --            --             --           --           --
      Other Associated Companies                             --          --            --             --           --           --
      Other                                                  --          --            --             --           --           --
      Capitalized interest                                   --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------
NET INTEREST EXPENSE                                         --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------

INCOME BEFORE INCOME TAXES                                   --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------

INCOME TAXES:
      Current                                                --          --            --             --           --           --
      Deferred                                               --          --            --             --           --           --
      Investment and energy tax credits - net                --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------
TOTAL INCOME TAXES                                           --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------

MINORITY INTERESTS                                           --          --            --             --           --           --
                                                       --------    --------      --------       --------     --------     --------

NET INCOME                                             $     --    $     --      $     --       $     --     $     --     $     --
                                                       ========    ========      ========       ========     ========     ========

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                PSEG
                                                Transamerica                   Cayman          PSEG         Venergy
                                                   Energy         PSEG         Americas      Peru Power     Holdings        PSEG
                                                  Company        Brazil        Company          Ltd.        Company       Electrica
                                                  (Cayman)        Ltda.         CONSOL.       (Cayman)      (Cayman)       (Cayman)
                                                ------------    --------       --------      ----------     --------      ---------
REVENUES:
      Income from partnerships                    $     --      $     --       $     --       $     --      $     --       $     --
      Income from capital lease agreements              --            --             --             --            --             --
      Interest and dividend income                      --            --             --             --            --             --
      Other                                             --            --             --             --            --             --
      Equity in subsidiary earnings                     --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------
TOTAL REVENUES                                          --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------

OPERATING EXPENSES:
      Operation and maintenance                         --            --             --             --            --             --
      Depreciation and amortization                     --            69             --             --            --             --
      Administrative and general                        --         1,616           (230)            --           570             --
                                                  --------      --------       --------       --------      --------       --------
TOTAL OPERATING EXPENSES                                --         1,685           (230)            --           570             --
                                                  --------      --------       --------       --------      --------       --------

OPERATING INCOME                                        --        (1,685)           230             --          (570)            --
                                                  --------      --------       --------       --------      --------       --------

OTHER INCOME
      Unrealized gains (losses) on investments          --            --             --             --            --             --
      Realized gains (losses) on investments            --            --             --             --            --             --
      Foreign currency Translation Gain/Loss            --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------
TOTAL OTHER INCOME                                      --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------

INTEREST EXPENSE:
      PSEG Capital Corporation                          --            --             --             --            --             --
      Enterprise Capital Funding Corp.                  --            --             --             --            --             --
      Other Associated Companies                        --            --             --             --            --             --
      Other                                             --            --             --             --            --             --
      Capitalized interest                              --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------
NET INTEREST EXPENSE                                    --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------

INCOME BEFORE INCOME TAXES                              --        (1,685)           230             --          (570)            --
                                                  --------      --------       --------       --------      --------       --------

INCOME TAXES:
      Current                                           --            --             --             --            --             --
      Deferred                                          --          (168)           608             --           (57)            --
      Investment and energy tax credits - net           --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------
TOTAL INCOME TAXES                                      --          (168)           608             --           (57)            --
                                                  --------      --------       --------       --------      --------       --------

MINORITY INTERESTS                                      --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------

NET INCOME                                        $     --      $ (1,517)      $   (378)      $     --      $   (513)      $     --
                                                  ========      ========       ========       ========      ========       ========

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                  PSEG
                                                 Americas                                        PSEG          PSEG         PSEG
                                                Operating     PSEG       PSEG        PSEG        Global       Chilean       Brazil
                                                 Company    Brazil II  Brazil III  Wildwood I  Funding II  Equity II Ltd. Investment
                                                  CONSOL.    Company    Company       Ltd.        Corp.        CONSOL.      CONSOL.
                                                ---------   ---------  ----------  ----------  ----------  -------------- ----------
REVENUES:
      Income from partnerships                   $ 12,072   $     --    $     --    $    (24)   $     --      $  7,453     $ 19,663
      Income from capital lease agreements             --         --          --          --          --            --           --
      Interest and dividend income                    199         --          --          --          --            --            4
      Other                                         8,444         --          --          --          --            --           --
      Equity in subsidiary earnings                    --         --          --          --          --            --           --
                                                 --------   --------    --------    --------    --------      --------     --------
TOTAL REVENUES                                     20,715         --          --         (24)         --         7,453       19,667
                                                 --------   --------    --------    --------    --------      --------     --------

OPERATING EXPENSES:
      Operation and maintenance                        --         --          --          --          --            --           --
      Depreciation and amortization                    --         --          --          --          --            --           --
      Administrative and general                    8,301         --          --         116          --          (990)       1,228
                                                 --------   --------    --------    --------    --------      --------     --------
TOTAL OPERATING EXPENSES                            8,301         --          --         116          --          (990)       1,228
                                                 --------   --------    --------    --------    --------      --------     --------

OPERATING INCOME                                   12,414         --          --        (140)         --         8,443       18,439
                                                 --------   --------    --------    --------    --------      --------     --------

OTHER INCOME
      Unrealized gains (losses) on investments         --         --          --          --          --            --           --
      Realized gains (losses) on investments           --         --          --          --          --            --          113
      Foreign currency Translation Gain/Loss           --         --          --          --          --            --        2,624
                                                 --------   --------    --------    --------    --------      --------     --------
TOTAL OTHER INCOME                                     --         --          --          --          --            --        2,737
                                                 --------   --------    --------    --------    --------      --------     --------

INTEREST EXPENSE:
      PSEG Capital Corporation                         --         --          --          --          --            --           --
      Enterprise Capital Funding Corp.                 --         --          --          --          --            --           --
      Other Associated Companies                       --         --          --          --          --            --          225
      Other                                        21,595         --          --          --          --            90       15,235
      Capitalized interest                             --         --          --          --          --            --           --
                                                 --------   --------    --------    --------    --------      --------     --------
NET INTEREST EXPENSE                               21,595         --          --          --          --            90       15,460
                                                 --------   --------    --------    --------    --------      --------     --------

INCOME BEFORE INCOME TAXES                         (9,181)        --          --        (140)         --         8,353        5,716
                                                 --------   --------    --------    --------    --------      --------     --------

INCOME TAXES:
      Current                                          --         --          --          --          --            --          300
      Deferred                                         --         --          --         (10)         --           835          572
      Investment and energy tax credits - net          --         --          --          --          --            --           --
                                                 --------   --------    --------    --------    --------      --------     --------
TOTAL INCOME TAXES                                     --         --          --         (10)         --           835          872
                                                 --------   --------    --------    --------    --------      --------     --------

MINORITY INTERESTS                                      1         --          --          --          --            --           --
                                                 --------   --------    --------    --------    --------      --------     --------

NET INCOME                                       $ (9,182)  $     --    $     --    $   (130)   $     --      $  7,518     $  4,844
                                                 ========   ========    ========    ========    ========      ========     ========

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                                        PSEG
                                PSEG                                                      PSEG         Cayman
                              Americas     INTERCOMPANY       PSEG          PSEG        Americas      Americas       PSEG
                                Ltd.       ELIMINATIONS     Americas        Peru      Holdings Inc.    Company     Peru S.R.L.
                               CONSOL.      & RECLASS.        Ltd.          L.L.C.         (Cayman)       CONSOL.       (Peru)
                              ---------    ------------     --------      --------    -------------   --------     -----------
BALANCE JANUARY 1, 1999        $  9,210      $ 11,013       $  9,210      $     --      $     --      $     --      $     --

NET INCOME                       17,464        (1,451)        17,464            --            --           893           (84)

                               --------      --------       --------      --------      --------      --------      --------
      TOTAL                      26,674         9,562         26,674            --            --           893           (84)
                               --------      --------       --------      --------      --------      --------      --------

DIVIDENDS DECLARED                   --            --             --            --            --            --            --
                               --------      --------       --------      --------      --------      --------      --------

                               --------      --------       --------      --------      --------      --------      --------
BALANCE DECEMBER 31, 1999      $ 26,674      $  9,562       $ 26,674      $     --      $     --      $    893      $    (84)
                               ========      ========       ========      ========      ========      ========      ========

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                Andina        PSEG           Venergy                       Rayo-Andino   Rayo-Andino
                               Mendoza I      Brazil       Distribuidora   Terra Roxa I      Gestora      Inversora
                               Company      Operating Co       Dos             Ltda.         Company       Company
                               (Cayman)      (Cayman)        (Cayman)        (Cayman)        (Cayman)      (Cayman)
                               ---------    ------------   -------------   ------------    -----------   -----------

BALANCE JANUARY 1, 1999        $     --      $     --        $     --        $     --        $     --      $     --

NET INCOME                           --            --              --              --              --            --

                               --------      --------        --------        --------        --------      --------
      TOTAL                          --            --              --              --              --            --
                               --------      --------        --------        --------        --------      --------

DIVIDENDS DECLARED                   --            --              --              --              --            --
                               --------      --------        --------        --------        --------      --------


                               --------      --------        --------        --------        --------      --------
BALANCE DECEMBER 31, 1999      $     --      $     --        $     --        $     --        $     --      $     --
                               ========      ========        ========        ========        ========      ========

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                              PSEG
                             Transamerica                    Cayman        PSEG          Venergy
                                Energy          PSEG        Americas     Peru Power      Holdings       PSEG
                               Company         Brazil        Company        Ltd.         Company      Electrica
                               (Cayman)         Ltda.        CONSOL.      (Cayman)       (Cayman)      (Cayman)
                             ------------     ---------     ---------    ----------      ---------    ----------
BALANCE JANUARY 1, 1999        $      --      $  (1,250)    $      --     $      --      $      --     $      --

NET INCOME                            --         (1,517)         (378)           --           (513)           --

                               ---------      ---------     ---------     ---------      ---------     ---------
      TOTAL                           --         (2,767)         (378)           --           (513)           --
                               ---------      ---------     ---------     ---------      ---------     ---------

DIVIDENDS DECLARED                    --             --            --            --             --            --
                               ---------      ---------     ---------     ---------      ---------     ---------

                               ---------      ---------     ---------     ---------      ---------     ---------
BALANCE DECEMBER 31, 1999      $      --      $  (2,767)    $    (378)    $      --      $    (513)    $      --
                               =========      =========     =========     =========      =========     =========

PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                               Americas                                                   PSEG          PSEG           PSEG
                              Operating        PSEG          PSEG           PSEG          Global       Chilean         Brazil
                               Company       Brazil II     Brazil III    Wildwood I     Funding II  Equity II Ltd.   Investment
                               CONSOL.        Company       Company         Ltd.           Corp.        CONSOL.        CONSOL.
                              ---------      ---------     ----------    ----------     ----------  --------------   ----------

BALANCE JANUARY 1, 1999        $(20,054)      $     --      $     --      $     --       $     --      $     --       $ 10,291

NET INCOME                       (9,182)            --            --          (130)            --         7,518          4,844

                               --------       --------      --------      --------       --------      --------       --------
      TOTAL                     (29,236)            --            --          (130)            --         7,518         15,135
                               --------       --------      --------      --------       --------      --------       --------

DIVIDENDS DECLARED                   --             --            --            --             --            --             --
                               --------       --------      --------      --------       --------      --------       --------

                               --------       --------      --------      --------       --------      --------       --------
BALANCE DECEMBER 31, 1999      $(29,236)      $     --      $     --      $   (130)      $     --      $  7,518       $ 15,135
                               ========       ========      ========      ========       ========      ========       ========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                                              PSEG
                                                PSEG                                            PSEG         Cayman
                                              Americas   INTERCOMPANY     PSEG         PSEG    Americas      Americas     PSEG
                                                Ltd.     ELIMINATIONS    Americas      Peru  Holdings Inc.   Company    Peru S.R.L.
                                               CONSOL.    & RECLASS.       Ltd.        L.L.C.     (Cayman)       CONSOL.     (Peru)
                                            -----------  ------------   -----------   ------ ------------- -----------  -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments   $       306  $        --    $        11   $   --    $   --     $        --  $        25
      Accounts and Notes receivable:
        Trade                                     1,209           (1)           557       --        --              --           --
        Other                                         6           --             --       --        --              --           --
        PSE&G                                       381           --             --       --        --              --           --
        PSEG                                         --           --             --       --        --              --           --
        PSEG Energy Holdings                        466
        Other associated companies               33,643     (101,675)       135,572       --        --            (430)          --
      Notes receivable:
        Associated companies                         --           --             --       --        --              --           --
        Other                                        --           --             --       --        --              --           --
      Interest receivable                             7           --             --       --        --              --           --
      Prepayments                                    --           --             --       --        --              --           --
                                            -----------  -----------    -----------   ------    ------     -----------  -----------
Total Current Assets                             36,018     (101,676)       136,140       --        --            (430)          25
                                            -----------  -----------    -----------   ------    ------     -----------  -----------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                    --           --             --       --        --              --           --
      Other                                         225           --             --       --        --              --           --
      Accum. depr. and amortization                 (58)          --             --       --        --              --           --
      Valuation allowances                           --           --             --       --        --              --           --
                                            -----------  -----------    -----------   ------    ------     -----------  -----------
Property, Plant and Equipment-net                   167           --             --       --        --              --           --
                                            -----------  -----------    -----------   ------    ------     -----------  -----------

INVESTMENTS
      Subsidiaries                                   --     (618,562)       618,562       --        --              --           --
      Capital lease agreements                       --           --             --       --        --              --           --
      Partnership interests                      30,876           --             --       --        --          30,876           --
      Corporate joint ventures                1,030,400           --        108,079       --        --             659           --
      Securities                                     --           --             --       --        --              --           --
      Valuation allowances                           --           --             --       --        --              --           --
                                            -----------  -----------    -----------   ------    ------     -----------  -----------
Total Investments                             1,061,276     (618,562)       726,641       --        --          31,535           --
                                            -----------  -----------    -----------   ------    ------     -----------  -----------

OTHER ASSETS
      Other                                       5,705           --           (120)      --        --             878           --
                                            -----------  -----------    -----------   ------    ------     -----------  -----------
Total Other Assets                                5,705           --           (120)      --        --             878           --
                                            -----------  -----------    -----------   ------    ------     -----------  -----------

TOTAL ASSETS                                $ 1,103,166  $  (720,238)   $   862,661   $   --    $   --     $    31,983  $        25
                                            ===========  ===========    ===========   ======    ======     ===========  ===========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                Andina        PSEG           Venergy                     Rayo-Andino   Rayo-Andino
                                              Mendoza I      Brazil       Distribuidora  Terra Roxa I      Gestora      Inversora
                                               Company     Operating Co        Dos           Ltda.         Company       Company
                                               (Cayman)      (Cayman)        (Cayman)      (Cayman)        (Cayman)      (Cayman)
                                              ---------    ------------   -------------  ------------    -----------   -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments      $     --      $     --        $     --      $     --        $     --      $     --
      Accounts and Notes receivable:
        Trade                                        --            --              --            --              --            --
        Other                                        --            --              --            --              --            --
        PSE&G                                        --            --              --            --              --            --
        PSEG                                         --            --              --            --              --            --
        PSEG Energy Holdings
        Other associated companies                   --            --              --            --              --            --
      Notes receivable:
        Associated companies                         --            --              --            --              --            --
        Other                                        --            --              --            --              --            --
      Interest receivable                            --            --              --            --              --            --
      Prepayments                                    --            --              --            --              --            --
                                               --------      --------        --------      --------        --------      --------
Total Current Assets                                 --            --              --            --              --            --
                                               --------      --------        --------      --------        --------      --------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                    --            --              --            --              --            --
      Other                                          --            --              --            --              --            --
      Accum. depr. and amortization                  --            --              --            --              --            --
      Valuation allowances                           --            --              --            --              --            --
                                               --------      --------        --------      --------        --------      --------
Property, Plant and Equipment-net                    --            --              --            --              --            --
                                               --------      --------        --------      --------        --------      --------

INVESTMENTS
      Subsidiaries                                   --            --              --            --              --            --
      Capital lease agreements                       --            --              --            --              --            --
      Partnership interests                          --            --              --            --              --            --
      Corporate joint ventures                       --            --              --            --              --            --
      Securities                                     --            --              --            --              --            --
      Valuation allowances                           --            --              --            --              --            --
                                               --------      --------        --------      --------        --------      --------
Total Investments                                    --            --              --            --              --            --
                                               --------      --------        --------      --------        --------      --------

OTHER ASSETS
      Other                                          --            --              --            --              --            --
                                               --------      --------        --------      --------        --------      --------
Total Other Assets                                   --            --              --            --              --            --
                                               --------      --------        --------      --------        --------      --------

TOTAL ASSETS                                   $     --      $     --        $     --      $     --        $     --      $     --
                                               ========      ========        ========      ========        ========      ========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                              PSEG
                                             Transamerica                     Cayman        PSEG         Venergy
                                                Energy          PSEG         Americas     Peru Power     Holdings       PSEG
                                                Company        Brazil         Company        Ltd.        Company       Electrica
                                               (Cayman)         Ltda.         CONSOL.      (Cayman)      (Cayman)      (Cayman)
                                             ------------     ---------      ---------    ----------     ---------     ---------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments      $      --      $     151      $      --     $      --     $      --     $      --
      Accounts  and Notes receivable:
        Trade                                         --             --             --            --            13            --
        Other                                         --              6             --            --            --            --
        PSE&G                                         --             --             --            --            --            --
        PSEG                                          --             --             --            --            --            --
        PSEG Energy Holdings
        Other associated companies                    --            121             --            --            --            --
      Notes receivable:
        Associated companies                          --             --             --            --            --            --
          Other                                       --             --             --            --            --            --
      Interest receivable                             --             --             --            --            --            --
      Prepayments                                     --             --             --            --            --            --
                                               ---------      ---------      ---------     ---------     ---------     ---------
Total Current Assets                                  --            278             --            --            13            --
                                               ---------      ---------      ---------     ---------     ---------     ---------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                     --             --             --            --            --            --
      Other                                           --            225             --            --            --            --
      Accum. depr. and amortization                   --            (58)            --            --            --            --
      Valuation allowances                            --             --             --            --            --            --
                                               ---------      ---------      ---------     ---------     ---------     ---------
Property, Plant and Equipment-net                     --            167             --            --            --            --
                                               ---------      ---------      ---------     ---------     ---------     ---------

INVESTMENTS
      Subsidiaries                                    --             --             --            --            --            --
      Capital lease agreements                        --             --             --            --            --            --
      Partnership interests                           --             --             --            --            --            --
      Corporate joint ventures                        --             --         25,868            --        40,116            --
      Securities                                      --             --             --            --            --            --
      Valuation allowances                            --             --             --            --            --            --
                                               ---------      ---------      ---------     ---------     ---------     ---------
Total Investments                                     --             --         25,868            --        40,116            --
                                               ---------      ---------      ---------     ---------     ---------     ---------

OTHER ASSETS
      Other                                           --             21             --            --            --            --
                                               ---------      ---------      ---------     ---------     ---------     ---------
Total Other Assets                                    --             21             --            --            --            --
                                               ---------      ---------      ---------     ---------     ---------     ---------

TOTAL ASSETS                                   $      --      $     466      $  25,868     $      --     $  40,129     $      --
                                               =========      =========      =========     =========     =========     =========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                             PSEG
                                           Americas                                            PSEG         PSEG            PSEG
                                           Operating     PSEG        PSEG        PSEG         Global      Chilean          Brazil
                                            Company    Brazil II   Brazil III  Wildwood I   Funding II  Equity II Ltd.   Investment
                                            CONSOL.     Company     Company      Ltd.          Corp.       CONSOL.         CONSOL.
                                           --------    --------    --------    --------      --------     --------        --------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments  $     13    $     --    $     --    $     --      $     --     $     --        $    106
      Accounts and Notes receivable:
        Trade                                   638          --          --          --             1            1              --
        Other                                    --          --          --          --            --           --              --
        PSE&G                                    --          --          --          --            --           --             381
        PSEG                                     --          --          --          --            --           --              --
        PSEG Energy Holdings                                                                                                   466
        Other associated companies               --          --          --          --            --           --              55
      Notes receivable:
        Associated companies                     --          --          --          --            --           --              --
        Other                                    --          --          --          --            --           --              --
      Interest receivable                         7          --          --          --            --           --              --
      Prepayments                                --          --          --          --            --           --              --
                                           --------    --------    --------    --------      --------     --------        --------
Total Current Assets                            658          --          --          --             1            1           1,008
                                           --------    --------    --------    --------      --------     --------        --------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                --          --          --          --            --           --              --
      Other                                      --          --          --          --            --           --              --
      Accum. depr. and amortization              --          --          --          --            --           --              --
      Valuation allowances                       --          --          --          --            --           --              --
                                           --------    --------    --------    --------      --------     --------        --------
Property, Plant and Equipment-net                --          --          --          --            --           --              --
                                           --------    --------    --------    --------      --------     --------        --------

INVESTMENTS
      Subsidiaries                               --          --          --          --            --           --              --
      Capital lease agreements                   --          --          --          --            --           --              --
      Partnership interests                      --          --          --          --            --           --              --
      Corporate joint ventures              218,894          --          --      50,625            --      256,042         330,117
      Securities                                 --          --          --          --            --           --              --
      Valuation allowances                       --          --          --          --            --           --              --
                                           --------    --------    --------    --------      --------     --------        --------
Total Investments                           218,894          --          --      50,625            --      256,042         330,117
                                           --------    --------    --------    --------      --------     --------        --------

OTHER ASSETS
      Other                                   4,910          --          --          --            --            3              13
                                           --------    --------    --------    --------      --------     --------        --------
Total Other Assets                            4,910          --          --          --            --            3              13
                                           --------    --------    --------    --------      --------     --------        --------

TOTAL ASSETS                               $224,462    $     --    $     --    $ 50,625      $      1     $256,046        $331,138
                                           ========    ========    ========    ========      ========     ========        ========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                                             PSEG
                                                PSEG                                            PSEG        Cayman
                                              Americas   INTERCOMPANY     PSEG      PSEG      Americas      Americas       PSEG
                                                Ltd.     ELIMINATIONS   Americas    Peru    Holdings Inc.   Company     Peru S.R.L.
                                               CONSOL.    & RECLASS.      Ltd.      L.L.C.       (Cayman)      CONSOL.       (Peru)
                                             ----------  ------------  ---------   ------   ------------- -----------  -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
        Trade                                $      425   $       --   $      --   $   --      $   --     $        --  $        --
        Taxes                                       224           --          --       --          --              --           --
        Other                                        --           --          --       --          --              --           --
        Interest                                  5,585           --          --       --          --              --           --
        Associated companies                    201,083     (101,675)    117,715       --          --             309          118
      Notes payable:
        PSEG Capital Corporation                     --           --          --       --          --              --           --
        Enterprise Capital Funding Corp.             --           --          --       --          --              --           --
        Enterprise Group Development Corp.           --           --          --       --          --              --           --
        Enterprise Diversified Holdings Inc.         --           --          --       --          --              --           --
        U.S.Energy Incorporated                      --           --          --       --          --              --           --
      Current portion of long-term debt          96,919           --          --       --          --              --           --
                                             ----------   ----------   ---------   ------      ------     -----------  -----------
Total Current Liabilities                       304,236     (101,675)    117,715       --          --             309          118
                                             ----------   ----------   ---------   ------      ------     -----------  -----------

TOTAL LONG-TERM DEBT                             70,040           --          --       --          --              --           --
                                             ----------   ----------   ---------   ------      ------     -----------  -----------

DEFERRED CREDITS
Deferred income taxes                           (17,896)          --        (306)      --          --              --           (9)
Deferred investment
  and energy tax credits                             --           --          --       --          --              --           --
Other                                               213           --         126       --          --              --           --
                                             ----------   ----------   ---------   ------      ------     -----------  -----------
Total Deferred Credits                          (17,683)          --        (180)      --          --              --           (9)
                                             ----------   ----------   ---------   ------      ------     -----------  -----------

MINORITY INTEREST                                 1,448        1,428          --       --          --              --           --
                                             ----------   ----------   ---------   ------      ------     -----------  -----------

STOCKHOLDER'S EQUITY
      Capital stock                                  --           (2)         --       --          --              --           --
      Stock Subs Payable                             --           (1)          1       --          --              --           --
      Contributed capital                       904,786     (813,127)    904,786       --          --          30,781           --
      Retained earnings                          26,674        9,562      26,674       --          --             893          (84)
      Cumulative Translation Adjustment        (186,335)     183,577    (186,335)      --          --              --           --
                                             ----------   ----------   ---------   ------      ------     -----------  -----------
Total Stockholder's Equity                      745,125     (619,991)    745,126       --          --          31,674          (84)
                                             ----------   ----------   ---------   ------      ------     -----------  -----------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                       $1,103,166   $ (720,238)  $ 862,661   $   --      $   --     $    31,983  $        25
                                             ==========   ==========   =========   ======      ======     ===========  ===========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                               Andina       PSEG          Venergy                       Rayo-Andino    Rayo-Andino
                                              Mendoza I    Brazil      Distribuidora    Terra Roxa I      Gestora       Inversora
                                               Company  Operating Co        Dos             Ltda.         Company       Company
                                              (Cayman)    (Cayman)        (Cayman)        (Cayman)        (Cayman)      (Cayman)
                                              --------- ------------   -------------    ------------    -----------    -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
        Trade                                 $     --    $     --        $     --        $     --        $     --      $     --
        Taxes                                       --          --              --              --              --            --
        Other                                       --          --              --              --              --            --
        Interest                                    --          --              --              --              --            --
        Associated companies                        --          --              --              --              --            --
      Notes payable:
        PSEG Capital Corporation                    --          --              --              --              --            --
        Enterprise Capital Funding Corp.            --          --              --              --              --            --
        Enterprise Group Development Corp.          --          --              --              --              --            --
        Enterprise Diversified Holdings Inc.        --          --              --              --              --            --
        U.S.Energy Incorporated                     --          --              --              --              --            --
      Current portion of long-term debt             --          --              --              --              --            --
                                              --------    --------        --------        --------        --------      --------
Total Current Liabilities                           --          --              --              --              --            --
                                              --------    --------        --------        --------        --------      --------

TOTAL LONG-TERM DEBT                                --          --              --              --              --            --
                                              --------    --------        --------        --------        --------      --------

DEFERRED CREDITS
Deferred income taxes                               --          --              --              --              --            --
Deferred investment
  and energy tax credits                            --          --              --              --              --            --
Other                                               --          --              --              --              --            --
                                              --------    --------        --------        --------        --------      --------
Total Deferred Credits                              --          --              --              --              --            --
                                              --------    --------        --------        --------        --------      --------

MINORITY INTEREST                                   --          --              --              --              --            --
                                              --------    --------        --------        --------        --------      --------

STOCKHOLDER'S EQUITY
      Capital stock                                 --          --              --              --              --            --
      Stock Subs Payable                            --          --              --              --              --            --
      Contributed capital                           --          --              --              --              --            --
      Retained earnings                             --          --              --              --              --            --
      Cumulative Translation Adjustment             --          --              --              --              --            --
                                              --------    --------        --------        --------        --------      --------
Total Stockholder's Equity                          --          --              --              --              --            --
                                              --------    --------        --------        --------        --------      --------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                        $     --    $     --        $     --        $     --        $     --      $     --
                                              ========    ========        ========        ========        ========      ========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                PSEG
                                                Transamerica                    Cayman          PSEG        Venergy
                                                  Energy          PSEG         Americas      Peru Power     Holdings        PSEG
                                                  Company        Brazil        Company          Ltd.        Company       Electrica
                                                  (Cayman)        Ltda.         CONSOL.       (Cayman)      (Cayman)       (Cayman)
                                                  --------      --------       --------       --------      --------       --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
        Trade                                     $     --      $     --       $     --       $     --      $     --       $     --
        Taxes                                           --            --             --             --            --             --
        Other                                           --            --             --             --            --             --
        Interest                                        --            --             --             --            --             --
        Associated companies                            --         3,194          5,868             --         3,590             --
      Notes payable:
        PSEG Capital Corporation                        --            --             --             --            --             --
        Enterprise Capital Funding Corp.                --            --             --             --            --             --
        Enterprise Group Development Corp.              --            --             --             --            --             --
        Enterprise Diversified Holdings Inc.            --            --             --             --            --             --
        U.S.Energy Incorporated                         --            --             --             --            --             --
      Current portion of long-term debt                 --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------
Total Current Liabilities                               --         3,194          5,868             --         3,590             --
                                                  --------      --------       --------       --------      --------       --------

TOTAL LONG-TERM DEBT                                    --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------

DEFERRED CREDITS
Deferred income taxes                                   --          (276)           608             --           (57)            --
Deferred investment
  and energy tax credits                                --            --             --             --            --             --
Other                                                   --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------
Total Deferred Credits                                  --          (276)           608             --           (57)            --
                                                  --------      --------       --------       --------      --------       --------

MINORITY INTEREST                                       --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------

STOCKHOLDER'S EQUITY
      Capital stock                                     --            --             --             --            --             --
      Stock Subs Payable                                --            --             --             --            --             --
      Contributed capital                               --           315         19,770             --        37,109             --
      Retained earnings                                 --        (2,767)          (378)            --          (513)            --
      Cumulative Translation Adjustment                 --            --             --             --            --             --
                                                  --------      --------       --------       --------      --------       --------
Total Stockholder's Equity                              --        (2,452)        19,392             --        36,596             --
                                                  --------      --------       --------       --------      --------       --------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                            $     --      $    466       $ 25,868       $     --      $ 40,129       $     --
                                                  ========      ========       ========       ========      ========       ========

PSEG AMERICAS LTD.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                PSEG
                                               Americas                                         PSEG          PSEG          PSEG
                                              Operating     PSEG        PSEG        PSEG        Global       Chilean       Brazil
                                               Company    Brazil II   Brazil III  Wildwood I  Funding II  Equity II Ltd.  Investment
                                               CONSOL.     Company     Company       Ltd.        Corp.       CONSOL.       CONSOL.
                                              ---------   ---------   ---------   ---------    ---------    ---------     ---------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      Accounts payable:
        Trade                                 $     425   $      --   $      --   $      --    $      --    $      --     $      --
        Taxes                                        --          --          --          --           --           --           224
        Other                                        --          --          --          --           --           --            --
        Interest                                  4,039          --          --          --           --           --         1,546
        Associated companies                    128,922          --          --         764           --        7,315        34,963
      Notes payable:
        PSEG Capital Corporation                     --          --          --          --           --           --            --
        Enterprise Capital Funding Corp.             --          --          --          --           --           --            --
        Enterprise Group Development Corp.           --          --          --          --           --           --            --
        Enterprise Diversified Holdings Inc.         --          --          --          --           --           --            --
        U.S.Energy Incorporated                      --          --          --          --           --           --            --
      Current portion of long-term debt          66,894          --          --          --           --           --        30,025
                                              ---------   ---------   ---------   ---------    ---------    ---------     ---------
Total Current Liabilities                       200,280          --          --         764           --        7,315        66,758
                                              ---------   ---------   ---------   ---------    ---------    ---------     ---------

TOTAL LONG-TERM DEBT                              9,990          --          --          --           --           --        60,050
                                              ---------   ---------   ---------   ---------    ---------    ---------     ---------

DEFERRED CREDITS
Deferred income taxes                                --          --          --         (10)          --         (681)      (17,165)
Deferred investment
  and energy tax credits                             --          --          --          --           --           --            --
Other                                                --          --          --          --           --           --            87
                                              ---------   ---------   ---------   ---------    ---------    ---------     ---------
Total Deferred Credits                               --          --          --         (10)          --         (681)      (17,078)
                                              ---------   ---------   ---------   ---------    ---------    ---------     ---------

MINORITY INTEREST                                    20          --          --          --           --           --            --
                                              ---------   ---------   ---------   ---------    ---------    ---------     ---------

STOCKHOLDER'S EQUITY
      Capital stock                                  --          --          --          --            1            1            --
      Stock Subs Payable                             --          --          --          --           --           --            --
      Contributed capital                        43,408          --          --      50,001           --      255,545       376,198
      Retained earnings                         (29,236)         --          --        (130)          --        7,518        15,135
      Cumulative Translation Adjustment              --          --          --          --           --      (13,652)     (169,925)
                                              ---------   ---------   ---------   ---------    ---------    ---------     ---------
Total Stockholder's Equity                       14,172          --          --      49,871            1      249,412       221,408
                                              ---------   ---------   ---------   ---------    ---------    ---------     ---------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                        $ 224,462   $      --   $      --   $  50,625    $       1    $ 256,046     $ 331,138
                                              =========   =========   =========   =========    =========    =========     =========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                       PSEG ENERGY     INTERCOMPANY
                                       TECHNOLOGIES    ELIMINATIONS    PSEG ENERGY
                                         CONSOL.        & RECLASS      TECHNOLOGIES       PSCRC          FLUIDICS         ARDEN
                                       ------------    ------------    ------------     ---------       ---------       ---------
REVENUES:
      Electric Sales                    $  14,990       $      --       $  14,990       $      --       $      --       $      --
      Gas Sales                            70,792              --          70,792              --              --              --
      Consulting & Fee Revenue             13,665              --          13,665              --              --              --
      Mechanical Service Contracts        159,355              --              (9)             --          61,085          35,003
      DSM-Revenue                          24,342              --               6          24,336              --              --
                                        ---------       ---------       ---------       ---------       ---------       ---------
TOTAL SALES                               283,144              --          99,444          24,336          61,085          35,003
                                        ---------       ---------       ---------       ---------       ---------       ---------

COST OF SALES:
      Energy Supply                        81,659              --          81,659              --              --              --
                                        ---------       ---------       ---------       ---------       ---------       ---------
TOTAL COST OF SALES                        81,659              --          81,659              --              --              --
                                        ---------       ---------       ---------       ---------       ---------       ---------

GROSS MARGIN                              201,485              --          17,785          24,336          61,085          35,003

      Interest Income                       2,038              --           2,038              --              --              --
      Interest Income-Assoc. Co.              739              --             739              --              --              --
      Investment in subsidiaries               --          (6,077)          6,077              --              --              --
      Joint Ventures                            9              --              --              --              --              --
                                        ---------       ---------       ---------       ---------       ---------       ---------
TOTAL OPERATING REVENUES                  204,271          (6,077)         26,639          24,336          61,085          35,003
                                        ---------       ---------       ---------       ---------       ---------       ---------

OPERATING EXPENSES:
      Operation and maintenance           158,163              --          11,304          10,276          54,558          28,299
      Administrative and general           49,618              --          23,348           1,442           7,196           5,501
      Goodwill Amort.                         806              --             806              --              --              --
      Depreciation & Amort.                 4,082              --           2,833              --             313             215
                                        ---------       ---------       ---------       ---------       ---------       ---------
TOTAL OPERATING EXPENSES                  212,669              --          38,291          11,718          62,067          34,015
                                        ---------       ---------       ---------       ---------       ---------       ---------

OPERATING INCOME                           (8,398)         (6,077)        (11,652)         12,618            (982)            988

INTEREST EXPENSE                              160              --           1,190            (486)           (317)           (104)

TAXES:
      Taxes-Current                        (1,272)             --          (6,671)          5,440             181             449
      Taxes-Deferred                         (748)             --             367             (88)           (618)             --
                                        ---------       ---------       ---------       ---------       ---------       ---------
TOTAL TAXES                                (2,020)             --          (6,304)          5,352            (437)            449
                                        ---------       ---------       ---------       ---------       ---------       ---------

NET INCOME/(LOSS)                       $  (6,538)      $  (6,077)      $  (6,538)      $   7,752       $    (228)      $     643
                                        =========       =========       =========       =========       =========       =========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                     Frank A.
                                       LIBER RICH                                     McBride
                                         & SONS       RICH FIRE        STRUBLE        Company      EAST COAST       BARHAM
                                       ----------     ---------       --------       --------      ----------      --------
REVENUES:
      Electric Sales                    $     --       $     --       $     --       $     --       $     --       $     --
      Gas Sales                               --             --             --             --             --             --
      Consulting & Fee Revenue                --             --             --             --             --             --
      Mechanical Service Contracts         8,524          3,467          4,280         46,551            454             --
      DSM-Revenue                             --             --             --             --             --             --
                                        --------       --------       --------       --------       --------       --------
TOTAL SALES                                8,524          3,467          4,280         46,551            454             --
                                        --------       --------       --------       --------       --------       --------

COST OF SALES:
      Energy Supply                           --             --             --             --             --             --
                                        --------       --------       --------       --------       --------       --------
TOTAL COST OF SALES                           --             --             --             --             --             --
                                        --------       --------       --------       --------       --------       --------

GROSS MARGIN                               8,524          3,467          4,280         46,551            454             --

      Interest Income                         --             --             --             --             --             --
      Interest Income-Assoc. Co.              --             --             --             --             --             --
      Investment in subsidiaries              --             --             --             --             --             --
      Joint Ventures                          --             --             --              9             --             --
                                        --------       --------       --------       --------       --------       --------
TOTAL OPERATING REVENUES                   8,524          3,467          4,280         46,560            454             --
                                        --------       --------       --------       --------       --------       --------

OPERATING EXPENSES:
      Operation and maintenance            7,596          2,718          2,486         40,579            347             --
      Administrative and general           1,746          1,529          2,407          6,111            338             --
      Goodwill Amort.                         --             --             --             --             --             --
      Depreciation & Amort.                   96             57             44            516              8             --
                                        --------       --------       --------       --------       --------       --------
TOTAL OPERATING EXPENSES                   9,438          4,304          4,937         47,206            693             --
                                        --------       --------       --------       --------       --------       --------

OPERATING INCOME                            (914)          (837)          (657)          (646)          (239)            --

INTEREST EXPENSE                              21              2             (7)          (150)            11             --

TAXES:
      Taxes-Current                         (327)          (293)          (210)           246            (87)            --
      Taxes-Deferred                          --             --            (18)          (389)            (2)            --
                                        --------       --------       --------       --------       --------       --------
TOTAL TAXES                                 (327)          (293)          (228)          (143)           (89)            --
                                        --------       --------       --------       --------       --------       --------

NET INCOME/(LOSS)                       $   (608)      $   (546)      $   (422)      $   (353)      $   (161)      $     --
                                        ========       ========       ========       ========       ========       ========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                             PSEG ENERGY    INTERCOMPANY
                             TECHNOLOGIES   ELIMINATIONS   PSEG ENERGY
                                CONSOL.      & RECLASS     TECHNOLOGIES      PSCRC         FLUIDICS        ARDEN
                             ------------   ------------   ------------     --------       --------       --------
BALANCE JANUARY 1, 1999        $(42,670)      $  1,908       $(42,670)      $ (2,967)      $    914       $     --

NET INCOME/(LOSS)                (6,538)        (6,077)        (6,538)         7,752           (228)           643

                               --------       --------       --------       --------       --------       --------
      TOTAL                     (49,208)        (4,169)       (49,208)         4,785            686            643
                               --------       --------       --------       --------       --------       --------

DIVIDENDS DECLARED                   --             --             --             --             --             --
                               --------       --------       --------       --------       --------       --------

BALANCE DECEMBER 31, 1999      $(49,208)      $ (4,169)      $(49,208)      $  4,785       $    686       $    643
                               --------       --------       --------       --------       --------       --------

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                             Frank A.
                               LIBER RICH                                    McBride
                                 & SONS       RICH FIRE        STRUBLE       Company       EAST COAST       BARHAM
                               ----------     ---------       --------       --------      ----------      --------
BALANCE  JANUARY 1, 1999        $     --       $     --       $     --       $   (347)      $    492       $     --

NET INCOME/(LOSS)                   (608)          (546)          (422)          (353)          (161)

                                --------       --------       --------       --------       --------       --------
      TOTAL                         (608)          (546)          (422)          (700)           331             --
                                --------       --------       --------       --------       --------       --------

DIVIDENDS DECLARED                    --             --             --             --             --             --
                                --------       --------       --------       --------       --------       --------

BALANCE  DECEMBER 31, 1999      $   (608)      $   (546)      $   (422)      $   (700)      $    331       $     --
                                --------       --------       --------       --------       --------       --------

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                             PSEG ENERGY    INTERCOMPANY
                                             TECHNOLOGIES   ELIMINATIONS    PSEG ENERGY
                                                CONSOL.      & RECLASS      TECHNOLOGIES     PSCRC       FLUIDICS      ARDEN
                                             ------------   ------------    ------------   ---------    ---------    ---------
ASSETS

CURRENT ASSETS
      Cash & Cash Equivalents                  $      --     $      --       $    (938)    $      --    $      92    $    (167)
      Escrow Deposit                                 273            --             832            --           --           --
      Trade Receivable:
      Energy Supply - Gas & Electric              22,999            --          22,999            --           --           --
      Business Solutions                          57,275            --           2,010            --       13,920        7,363
      DSM Receivable                               8,446            --              --         8,446           --           --
      Allow. For Doubtful Accts                   (5,052)           --          (1,408)       (3,582)          --          (10)
      A/R-Assoc. Companies                         1,054       (11,529)         11,318            --           --           --
      A/R-Other Receivables                        3,271            --           2,833            --           --           --
      Notes Receivable                            11,845            --          11,845            --           --           --
      N/R-Assoc. Companies                            (0)      (30,911)          4,336        19,055           --        7,520
        Deferred Hedge Loss                          550            --             550            --           --           --
      Inventory                                    2,051            --           1,481            --           --           --
      Cost & Earnings in Excess of Billings       10,515            --           1,254            --        4,104          305
      Prepayments                                  2,946            --           1,204            --          (39)         219
      Interest Receivable                            115            --             115            --           --           --
                                               ---------     ---------       ---------     ---------    ---------    ---------
Total Current Assets                             116,288       (42,440)         58,431        23,919       18,077       15,230
                                               ---------     ---------       ---------     ---------    ---------    ---------

PROPERTY, PLANT AND EQUIPMENT
      Office Furniture                            21,949            --           2,045            --        5,415        1,826
      Office Equipment                             1,439            --           1,260            --           --           --
      Computers - Desktop                          3,918            --           3,918            --           --           --
      Software - Bus Sol                              52            --              52            --           --           --
      Intangible Assets                            5,297            --           5,297            --           --           --
      Automobiles                                    958            --              95            --           --           --
      Misc. Equipment - Bus Sol                    1,118            --           1,118            --           --           --
      Construction in Progress                        --            --              --            --           --           --
      Franchise Fees                               1,000            --           1,000            --           --           --
      Leasehold Improvements                         211            --             152            --           --           --
      Accum. Depr. & Amort                       (19,392)           --          (5,779)           --       (3,435)      (1,245)
                                               ---------     ---------       ---------     ---------    ---------    ---------
Property, Plant and Equipment-net                 16,550            --           9,158            --        1,980          581
                                               ---------     ---------       ---------     ---------    ---------    ---------

INVESTMENTS
      Marketable Securities                          677            --             677            --           --           --
      Investment in subsidiaries                      (0)     (118,066)        118,066            --           --           --
      Joint Ventures                               6,483            --            (282)           --           --        1,687
      DSM Investments-Energy Tech                  5,579            --           5,579            --           --           --
      DSM Investments                             59,749            --            (359)       60,108           --           --
                                               ---------     ---------       ---------     ---------    ---------    ---------
Total Investments                                 72,488      (118,066)        123,681        60,108           --        1,687
                                               ---------     ---------       ---------     ---------    ---------    ---------

OTHER ASSETS
      Accum Def Inc Tax                            6,994            --             820         6,174           --           --
      Other                                        3,531            --             760            --        1,142          238
      Special Fund - Pension                       1,332            --           1,332            --           --           --
      Goodwill                                    32,002            --          32,002            --           --           --
                                               ---------     ---------       ---------     ---------    ---------    ---------
Total Other Assets                                43,859            --          34,914         6,174        1,142          238
                                               ---------     ---------       ---------     ---------    ---------    ---------

TOTAL ASSETS                                   $ 249,185     $(160,506)      $ 226,184     $  90,201    $  21,199    $  17,736
                                               =========     =========       =========     =========    =========    =========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                           Frank A.
                                             LIBER RICH                                    McBride
                                              & SONS        RICH FIRE        STRUBLE       Company       EAST COAST       BARHAM
                                             ----------     ---------       --------       --------      ----------      --------
ASSETS

CURRENT ASSETS
      Cash & Cash Equivalents                 $     47       $    118       $     37       $    243       $     --       $    568
      Escrow Deposit                                --             --             --           (616)            57             --
      Trade Receivable:
      Energy Supply - Gas & Electric                --             --             --             --             --             --
      Business Solutions                         2,661          1,264          1,937         20,620            861          6,639
      DSM Receivable                                --             --             --             --             --             --
      Allow. For Doubtful Accts                     --             --            (52)            --             --             --
      A/R-Assoc. Companies                          --             --             --          1,265             --             --
      A/R-Other Receivables                        227             --             --            211             --             --
      Notes Receivable                              --             --             --             --             --             --
      N/R-Assoc. Companies                          --             --             --             --             --             --
        Deferred Hedge Loss                         --             --             --             --             --             --
      Inventory                                     50              4             --            501             --             15
      Cost & Earnings in Excess of Billings         71            147            110          3,876             66            582
      Prepayments                                  131             94             44          1,235             46             12
      Interest Receivable                           --             --             --             --             --             --
                                              --------       --------       --------       --------       --------       --------
Total Current Assets                             3,187          1,627          2,076         27,335          1,030          7,816
                                              --------       --------       --------       --------       --------       --------

PROPERTY, PLANT AND EQUIPMENT
      Office Furniture                             474            965          1,036          8,251            648          1,289
      Office Equipment                             179             --             --             --             --             --
      Computers - Desktop                           --             --             --             --             --             --
      Software - Bus Sol                            --             --             --             --             --             --
      Intangible Assets                             --             --             --             --             --             --
      Automobiles                                  863             --             --             --             --             --
      Misc. Equipment - Bus Sol                     --             --             --             --             --             --
      Construction in Progress                      --             --             --             --             --             --
      Franchise Fees                                --             --             --             --             --             --
      Leasehold Improvements                        59             --             --             --             --             --
      Accum. Depr. & Amort                      (1,252)          (800)          (614)        (5,258)          (421)          (588)
                                              --------       --------       --------       --------       --------       --------
Property, Plant and Equipment-net                  323            165            422          2,993            227            701
                                              --------       --------       --------       --------       --------       --------

INVESTMENTS
      Marketable Securities                         --             --             --             --             --             --
      Investment in subsidiaries                    --             --             --             --             --             --
      Joint Ventures                                --             --             --          5,078             --             --
      DSM Investments-Energy Tech                   --             --             --             --             --             --
      DSM Investments                               --             --             --             --             --             --
                                              --------       --------       --------       --------       --------       --------
Total Investments                                   --             --             --          5,078             --             --
                                              --------       --------       --------       --------       --------       --------

OTHER ASSETS
      Accum Def Inc Tax                             --             --             --             --             --             --
      Other                                         --             --             16            534             17            824
      Special Fund - Pension                        --             --             --             --             --             --
      Goodwill                                      --             --             --             --             --             --
                                              --------       --------       --------       --------       --------       --------
Total Other Assets                                  --             --             16            534             17            824
                                              --------       --------       --------       --------       --------       --------

TOTAL ASSETS                                  $  3,510       $  1,792       $  2,514       $ 35,940       $  1,274       $  9,341
                                              ========       ========       ========       ========       ========       ========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                               PSEG ENERGY   INTERCOMPANY
                                              TECHNOLOGIES   ELIMINATIONS   PSEG ENERGY
                                                 CONSOL.      & RECLASS     TECHNOLOGIES      PSCRC       FLUIDICS       ARDEN
                                              ------------   ------------   ------------    ---------    ---------     ---------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      A/P-Accrued                               $  16,486     $      --       $  10,513     $     513    $     857     $   1,081
      A/P-Trade                                    32,929            --          12,569           273        5,115         4,012
      Billings in Excess of Costs & Earnings       11,871            --             566            --        2,075         3,538
      Taxes Payable                                   373            --             298            --           --            --
      Other  A/P - Margin                            (123)           --            (123)           --           --            --
      Deferred Hedge Gains                            414            --             414            --           --            --
      A/P-Associated Companies                      2,576       (11,528)           (779)        3,826        3,156         3,091
      N/P-Associated Companies                     16,218       (30,910)         42,792            --        5,398            --
      Current Portion of L/T Debt                      30            --              --            --           --            --
                                                ---------     ---------       ---------     ---------    ---------     ---------
Total Current Liabilities                          80,774       (42,438)         66,250         4,612       16,601        11,722
                                                ---------     ---------       ---------     ---------    ---------     ---------

DEFERRED LIABILITIES
      Other Deferred Balance                          706            --           1,306            --         (609)           --
      Long Term Payables                              494            --             (43)           --           --            --
      Long Term Lease Obligations                     151            --              43            --           --            --
      Deferred Revenue                                 --            --              --            --           --            --
      Deferred Revenue - DSM                        8,710            --             106         8,604           --            --
      Non-Qualified Pension Accrual                   401            --             401            --           --            --
                                                ---------     ---------       ---------     ---------    ---------     ---------
Total Deferred liabilities                         10,462            --           1,813         8,604         (609)           --
                                                ---------     ---------       ---------     ---------    ---------     ---------

STOCKHOLDER'S EQUITY
      Capital Stock                                    10           (10)             10            10           --            --
      Contributed Capital                         207,319      (113,889)        207,319        72,190        4,521         5,371
      Net Unrealized Gain/(Loss) on Mkt. Sec         (172)           --              --            --           --            --
      Retained Earnings                           (49,208)       (4,169)        (49,208)        4,785          686           643
                                                ---------     ---------       ---------     ---------    ---------     ---------
Total Stockholder's Equity                        157,949      (118,068)        158,121        76,985        5,207         6,014
                                                ---------     ---------       ---------     ---------    ---------     ---------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                          $ 249,185     $(160,506)      $ 226,184     $  90,201    $  21,199     $  17,736
                                                =========     =========       =========     =========    =========     =========

PSEG ENERGY TECHNOLOGIES INC.
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 1999
($ IN THOUSANDS)

                                                                                             Frank A.
                                               LIBER RICH                                    McBride
                                                 & SONS       RICH FIRE        STRUBLE       Company       EAST COAST     BARHAM
                                               ----------     ---------       --------       --------      ----------    --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
      A/P-Accrued                               $     32       $     18       $    184       $  1,962       $    140     $  1,186
      A/P-Trade                                    1,107            176            388          4,996            267        4,026
      Billings in Excess of Costs & Earnings         192             85             65          4,667             --          683
      Taxes Payable                                   --             75             --             --             --           --
      Other  A/P - Margin                             --             --             --             --             --           --
      Deferred Hedge Gains                            --             --             --             --             --           --
      A/P-Associated Companies                       541            505          1,596          2,088             80           --
      N/P-Associated Companies                       720            200             --         (2,132)           150           --
      Current Portion of L/T Debt                     --             --             --                            --           30
                                                --------       --------       --------       --------       --------     --------
Total Current Liabilities                          2,592          1,059          2,233         11,581            637        5,925
                                                --------       --------       --------       --------       --------     --------

DEFERRED LIABILITIES
      Other Deferred Balance                          --             --            (18)            29             (2)          --
      Long Term Payables                             242             77            158             44             --           16
      Long Term Lease Obligations                     --             --             --            108             --           --
      Deferred Revenue                                --             --             --             --             --           --
      Deferred Revenue - DSM                          --             --             --             --             --           --
      Non-Qualified Pension Accrual                   --             --             --             --             --           --
                                                --------       --------       --------       --------       --------     --------
Total Deferred liabilities                           242             77            140            181             (2)          16
                                                --------       --------       --------       --------       --------     --------

STOCKHOLDER'S EQUITY
      Capital Stock                                   --             --             --             --             --           --
      Contributed Capital                          1,284          1,202            563         25,050            308        3,400
      Net Unrealized Gain/(Loss) on Mkt. Sec          --             --             --           (172)            --           --
      Retained Earnings                             (608)          (546)          (422)          (700)           331           --
                                                --------       --------       --------       --------       --------     --------
Total Stockholder's Equity                           676            656            141         24,178            639        3,400
                                                --------       --------       --------       --------       --------     --------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                          $  3,510       $  1,792       $  2,514       $ 35,940       $  1,274     $  9,341
                                                ========       ========       ========       ========       ========     ========

                                                                       EXHIBIT B

                             Financial Data Schedule

                  Public Service Enterprise Group Incorporated
                                December 31, 1999
                              (Millions of Dollars)

Consolidated Total Assets                                              $ 19,015

Consolidated Total Operating Revenues                                  $  6,497

Consolidated Net Income (Loss)                                         $    (81)

Income Before Extraordinary Item                                       $    723

                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (i)

                                 BHILAI


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                    PSEG (Bermuda) Holdings II, Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG India Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                     PSEG Bhilai Energy Company Ltd.
        ---------------------------------------------------------------
                                   |  45%
                                   |
        ---------------------------------------------------------------
                   Bhilai Power Supply Company Limited
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (ii)

                         PSEG Meiya Power, Ltd.
                                  (PMP)


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG China, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                  PMP
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (iii)

                                 PPHL.L.C.


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG China, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                 PPHL.L.C.
        ---------------------------------------------------------------
                                   |  27.8%
                                   |
        ---------------------------------------------------------------
                  Magellan Capital Holdings Corporation
        ---------------------------------------------------------------
                                   |  56%
                                   |
        ---------------------------------------------------------------
                       Magellan Cogeneration Inc.
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (iv)

                                  CTSN



        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                  CEMAS
        ---------------------------------------------------------------
         4.95%  |                                |
                |                                |
        ------------------                       |
              ASNI                               |     18.63%
        ------------------                       |
                |                                |
                |  62.74%                  --------------
                ---------------------------     ISN
                                           --------------
                                                 |
                                                 |  88%
                                           --------------
                                                CTSN
                                           --------------

                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (v)

                                  CUPPI


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG China, Inc.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                       Meiya Power Company Limited
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                 CUPPI
        ---------------------------------------------------------------
                                   |  30%
                                   |
        ---------------------------------------------------------------
                                Jingyuan
        ---------------------------------------------------------------

                                                                       Exhibit C

                 Organizational Chart - Response 4 (b) (vi)

                                   ZHL


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG China, Inc.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                       Meiya Power Company Limited
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                  ZHL
        ---------------------------------------------------------------
                                   |  60%
                                   |
        ---------------------------------------------------------------
                                 GZMHCL
        ---------------------------------------------------------------

                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (vii)

                                  TMC


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG China, Inc.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                       Meiya Power Company Limited
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                 TMC
        ---------------------------------------------------------------
                                   |  80%
                                   |
        ---------------------------------------------------------------
                                 TMCC
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (viii)

                                   RGE


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                     PSEG Brazil Investment Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           Pampa Energia Ltda.
        ---------------------------------------------------------------
                                    |
           100%                     |                          100%
        ---------------------------------------------------------------
          |                                                         |
          |                                                         |
-----------------------                                -------------------------
  PSEG Brazil Company   ---------------+                 PSEG Brazil I Company
-----------------------                |               -------------------------
     |                              50%|
0.1% |                   -----------------------------
     |                      |                      |
     |           50%        |                      |        50%
     |          -----------------------    ----------------------
     |            IPE Energia S.A.           CEA Rio Grande S.A.
     |          -----------------------    ----------------------
     |                      |
     |                      |
     |          ----------------------
     |          |                     |
     |    99.9% |                     |     31.41%
--------------------------   ------------------------
CEA Brasil Operacoes Ltda.   Rio Grande Energia, S.A.
--------------------------   ------------------------

                                                                       Exhibit C

           Organizational Chart - Response 4 (b) (ix), (x)

                               EDEN, EDES



        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |  90%
                                   |
        ---------------------------------------------------------------
                    PSEG Americas Operating Company
        ---------------------------------------------------------------
                                   |  99.99%
                                   |
        ---------------------------------------------------------------
                     PSEG Operating Argentina S.A.
        ---------------------------------------------------------------
                                    |
                                    |
                           -------------------
                           |                 |
                    33.34% |                 | 33.34%
                    --------------    ---------------
                         EDEN              EDES
                    --------------    ---------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xi)

                                   TGM


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                          PSEG Americas II, Ltd.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                                   TGV
        ---------------------------------------------------------------
                                   |  17.13%
                                   |
        ---------------------------------------------------------------
                                   TGM
        ---------------------------------------------------------------

                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (xii)

                                 EDELAP


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Inc.
        ---------------------------------------------------------------
                                   |
                                   |
           --------------------------------------------------------
           |                       |                              |
  100%     |                  100% |                              |  33.33%
-----------------------    -----------------------    -----------------------
   PSEG Americas Ltd.            La Plata I                La Plata II
-----------------------    -----------------------    -----------------------
           |                       |                              |
  100%     |                       |   33.33%                     | 1%
-----------------------    -----------------------                |
    Wildwood I Ltd.          La Plata Partners LP     ------------+
----------------------     -----------------------
           |                       |
           |                       |  100%
           |               -----------------------
           |                La Plata Holdings Inc.
           |               -----------------------
    33.33% |                       |
           +-----------------------+
                                   |  100%
                           -----------------------
                             7.058% Camille Ltd.
                           -----------------------
                                   |
                                   |
                           -----------------------
                           |                      |
                 100%      |                      |         40%
                ----------------------      ----------------------
                  Luz de la Plata S.A.          COINELEC    51%
                ----------------------     /----------------------
                           |              /         |
                   31.942% |             /          |       51%
                ----------------------  /   ----------------------
                  31.962% EDELAP       / 51%     Central Dique
                ----------------------/     ----------------------


                                                                                                      Exhibit C

                            Organizational Chart - Response 4 (b) (xiii),(xiv),(xv)

                                            CAGUA, MARACAY, VALENCIA

                        ---------------------------------------------------------------
                                                      PSEG
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                                Energy Holdings
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                                  PSEG Global
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                                PSEG Global USA
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                            PSEG International, Inc.
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                              PSEG Americas, Inc.
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                              PSEG Americas, Ltd.
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                            Venergy Holdings Company
                        ---------------------------------------------------------------
                                                       | 50%
                                                       |
                        ---------------------------------------------------------------
                                                Turboven Company
                        ---------------------------------------------------------------
                                                       |
                                                       |
         --------------------------------------------------------------------------------------
         |                           |                            |                           |
  100%   |                     100%  |                     100%   |                           |   100%
----------------------    ------------------------    -------------------------    ----------------------------
Turboven Cagua Company    Turboven Maracay Company    Turboven Valencia Company    Turboven La Victoria Company
----------------------    ------------------------    -------------------------    ----------------------------


                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (xvi), (xvii)

                           PPN Energy, PPN Operations



        ---------------------------------------------------------------
                                 PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG India Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG EAMS Ltd.
        ---------------------------------------------------------------
                                   |
                                   |
                  +--------------------------------------+
                  |                                      |
           100%   |                                      |   100%
   ---------------------------------   ---------------------------------------
          PSEG Operations Ltd.               PSEG PPN Energy Company Ltd.
   ---------------------------------   ---------------------------------------
                  |                                      |
           99.99% |                                      |   20%
   ---------------------------------   ---------------------------------------
    PSEG PPN Operations Private Ltd.    PPN Power Generating Company Limited
   ---------------------------------   ---------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xviii)

                                CARTHAGE


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                   PSEG International Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                  PSEG International Holding II Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International Ltd.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                       Carthage Utilities Company
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xix)

                               TRI-SAKTHI


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                     PSEG (Bermuda) Holding II Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG India Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
+-------                 PSEG North Chennai Ltd.
|       ---------------------------------------------------------------
|                                  |  26%
|                                  |
|       ---------------------------------------------------------------
50%                  Tri-Sakthi Investments Limited
|       ---------------------------------------------------------------
|                                  |  50%
|                                  |
|       ---------------------------------------------------------------
+-------            Tri-Sakthi Energy Private Limited
        ---------------------------------------------------------------

                                                                       Exhibit C

                      Organizational Chart - Response 4 (b)
                               (xx), (xxi), (xxii)

                            Guadalupe, Archer, Odessa



        ---------------------------------------------------------------
                                 PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Texgen Inc.
        ---------------------------------------------------------------
                                   |
                                   |
                  +--------------------------------------+
                  |                                      |
           100%   |                                      |   100%
    -----------------------------       ----------------------------------
          PSEG Texgen I Inc.                    PSEG Texgen II Inc.
    -----------------------------       ----------------------------------
              .5% |                                      | 49.5%
                  |                                      |
                  +--------------------------------------+
                                   |
                                   |
        ---------------------------------------------------------------
                           Texas Independent Energy L.P.
        ------------------------------------------------------------------------------------------------
                                   |                                                                    |
                                   |                                                                    |
                  +--------------------------------------+                                              |
                  |                                      |                                              |
            100%  |                                      |  100%                                        |  100%
   ------------------------------        ----------------------------------         ----------------------------------
    Archer Power Partners L.P.            Odessa-Ector Power Partners L.P.            Guadalupe Power Partners L.P.
   ------------------------------        ----------------------------------         ----------------------------------



                                                                       Exhibit C

          Organizational Chart - Response 4 (b) (xxiii), (xxiv)

                         Chilquinta, Luz del Sur

                            -----------------------------
                                       PSEG
                            -----------------------------
                                            100%

                            -----------------------------
                                   Energy Holdings
                            -----------------------------
                                         |  100%
                                         |
                            -----------------------------
                                     PSEG Global
                            -----------------------------
                                         |  100%
                                         |
                            -----------------------------
                                   PSEG Global USA
                            -----------------------------
                                         |  100%
                                         |
                            -----------------------------
                               PSEG International Inc.
                            -----------------------------
                                         |  100%
                                         |
                            -----------------------------
                                 PSEG Americas Inc.
                            -----------------------------
                                         |  100%
                                         |
                        -------------------------------------
                                 PSEG Americas Ltd.          +---------------------------------------------+
                        -------------------------------------                                              |
                          |                                                                             50%|
                          |                                                              50%               |
             ------------------------------                                     ---------------      ------+---------
              PSEG Cayman Equity I Company        +-----| |--------------------+     Sempra    +----+    Pervian
                       (Cayman)                  /          50%                 ---------------       Opportunity Co.
             ------------------------------     /                                                   +      S.A.
                          |                    /                                                   / -------+--------
                          | 100%              /                                                   /         |
      99%    ------------------------------  /                                                   /          |
     +------+   Sempra/PSEG Inversiones     /                                                   /           |
     |                 (Chile)             +                                       +-----------+            |
     |       ------------------------------                                       /                         |
-----+------              | 100%                                                 /                          |
  Tecnored                |                                                     /                           |
-----+------              |                                                    /                            |
     |       ------------------------------                                   /                             |
     |           Chilquinta Energia                                   41.97% /                              |
     |       ------------------------------                                 /                               |
     |                    | 100%                                           /                                |
     |                    |                                               /     ---------------------       |
  1% |       ------------------------------                              /       Peru Privaitization        |
     +------+Chilquinta International A.V.V.--------+                   /                &                  |
             ------------------------------         |                  /       /   Development Fund         |
                          | 100%                    |                 /       /         (PPF)               |
                          |                         |55.29%          /       /  ---------------------       |
             ------------------------------         |               /       /                               |
     +------+       Energy Business                 |              /       /2.74%                     22.4% |
     |       ------------------------------         |             /       /            +--------------------+
     |                                              |            /       /            /
     |                                           ---+-----------+-------+------      /
     |                                                  Ontario Quinta              /
     |                                           ------------------------------    /
     |                                                         |                  /
     |                                                         |                 /               -----------------------------------
     |                                                +-+      |60%             /       +-------+ Shareholders Trading on the Bolsa
     |                                          1.9% /  |      |               /       /         -----------------------------------
     |                                              /   |      |              /       / 11.95%
     |                                   3.7%    --+----+--------------------+-      /
     +------------------------------------------+         Lutz del Sur         +----+
                                                 ------------------------------


                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xxv)

                               AES Parana



        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Cayman Americas Co.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Cayman Americas V Co.
        ---------------------------------------------------------------
                                   |
                                   |
         +-------------------------+-----------------------------+
         |                         |                             |
  33.33% |                  33.33% |                      33.33% |
---------------------   -----------------------   ------------------------------
   Shazia S.R.L.           AES Parana S.C.A.       AES Parana Operations S.R.L.
---------------------   -----------------------   ------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xxvi)

                               PSEG Fossil L.L.C.



        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Power L.L.C.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Fossil L.L.C.
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xxvii)

                               PSEG Nuclear L.L.C.



        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Power L.L.C.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Nuclear L.L.C.
        ---------------------------------------------------------------